    As filed with the Securities and Exchange Commission on December 11, 2000
                                           Registration No.  333-50536
                                                             ----------------
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               -------------------
                         PRE-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------


                           UNION PLANTERS CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

           TENNESSEE                                     6712                                62-0859007
(State or Other Jurisdiction of                (Primary Standard Industrial     (I.R.S. Employer Identification No.)
 Incorporation or Organization)                Classification Code Number)

                           7130 GOODLETT FARMS PARKWAY
                            MEMPHIS, TENNESSEE 38018
                                 (901) 580-6000

                   (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                               E. JAMES HOUSE, JR.
                  SECRETARY AND MANAGER OF THE LEGAL DEPARTMENT
                           UNION PLANTERS CORPORATION
                           7130 GOODLETT FARMS PARKWAY
                            MEMPHIS, TENNESSEE 38018
                                 (901) 580-6584

(Name,address, including zip code, and telephone number, including area code, of agent for service)

                                WITH COPIES TO:

     FRANK M. CONNER III                           DAVID V. MCCAY                                        JOHN K. PRUELLAGE
      ALSTON & BIRD LLP                 CHAIRMAN AND CHIEF EXECUTIVE OFFICER                        LEWIS, RICE & FINGERSH, L.C.
601 PENNSYLVANIA AVENUE, N.W.             JEFFERSON SAVINGS BANCORP, INC.                                    SUITE 2000
  NORTH BUILDING, 11TH FLOOR                     15435 CLAYTON ROAD                                      500 NORTH BROADWAY
    WASHINGTON, D.C. 20004                    BALLWIN, MISSOURI 63011                              ST. LOUIS, MISSOURI 63102-2147
        (202) 756-3303                             (636) 227-3000                                          (314) 444-7600

                          -----------------------------

 APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE PUBLIC:

        As soon as practicable after the merger described in this Registration Statement becomes effective.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]




      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE TIME UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

================================================================================

        PROXY STATEMENT
    FOR THE SPECIAL MEETING                                   PROSPECTUS
      OF STOCKHOLDERS OF                              UNION PLANTERS CORPORATION
JEFFERSON SAVINGS BANCORP, INC.


                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

        The boards of directors of Jefferson Savings Bancorp, Inc., a unitary savings and loan holding company headquartered in Ballwin, Missouri, and Union Planters Corporation, a bank holding company headquartered in Memphis, Tennessee, have agreed to a transaction which will result in the merger of Jefferson Savings with and into Union Planters Holding Corporation, a wholly-owned subsidiary of Union Planters.

        If the merger is completed, you will receive .433 of a share of Union Planters common stock and the related preferred stock purchase rights for each share of Jefferson Savings common stock you own, subject to possible adjustment. The .433 multiple, as it may be adjusted, is referred to as the "exchange ratio." The approximate number of shares to be issued by Union Planters pursuant to the agreement and plan of reorganization is 4,526,195.


        Union Planters common stock is traded on the New York Stock Exchange under the symbol "UPC." Based on the closing price of Union Planters common stock on December 8, 2000 of $35.50 and the .433 exchange ratio, you will receive approximately $15.3715 worth of Union Planters common stock for each share of Jefferson Savings common stock you own. The .433 exchange ratio is subject to possible adjustment in limited circumstances as described in this proxy statement-prospectus. The actual value of the Union Planters common stock received by Jefferson Savings stockholders in the merger will depend on the market value of Union Planters common stock at the time of closing.



        A special meeting of Jefferson Savings stockholders will be held on January 31, 2001 at 9:00 a.m., local time, at the Ritz-Carlton St. Louis, located at 100 Carondelet Plaza, Clayton, Missouri. At the special meeting, you will be asked to approve the agreement and plan of reorganization, the related plan of merger and the transactions contemplated thereby, including the merger. The merger cannot be completed unless the holders of a majority of the shares of Jefferson Savings common stock outstanding and entitled to vote, approve it.



        YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 16 OF THIS PROXY STATEMENT-PROSPECTUS.



--------------------------------------------------------------------------------
            NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SHARES OF UNION PLANTERS COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS PROXY STATEMENT-PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------


            The date of this proxy statement-prospectus is December 14, 2000. It is first being mailed on December 18, 2000.

                                   PLEASE NOTE

        No one has been authorized to give any information or make any representation about the merger or Jefferson Savings or Union Planters that differs from, or adds to, the information in this proxy statement-prospectus, the documents that are referred to herein or in Union Planters' or Jefferson Savings' documents filed with the Securities and Exchange Commission. Therefore, if anyone does give you different or additional information, you should not rely on it.


        This proxy statement-prospectus has been prepared as of December 14, 2000. There may be changes in the affairs of Union Planters or Jefferson Savings since that date which are not reflected in this document.


        Information in this proxy statement-prospectus about Union Planters Corporation has been supplied by Union Planters and information about Jefferson Savings Bancorp, Inc. has been supplied by Jefferson Savings.

        As used in this proxy statement-prospectus, the terms "Jefferson Savings" and "Union Planters" refer to Jefferson Savings Bancorp, Inc. and Union Planters Corporation, respectively, and, where the context requires, to Jefferson Savings and Union Planters and their respective subsidiaries.

                         JEFFERSON SAVINGS BANCORP, INC.
                               15435 CLAYTON ROAD
                             BALLWIN, MISSOURI 63011



NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON JANUARY 31, 2001.



        Jefferson Savings Bancorp, Inc. will hold a special meeting of stockholders at the Ritz-Carlton St. Louis, at 100 Carondelet Plaza, Clayton, Missouri, at 9:00 a.m. local time on January 31, 2001, to vote on:


        (1) Merger. The agreement and plan of reorganization, dated as of September 20, 2000, between Jefferson Savings Bancorp, Inc. and Union Planters Corporation, the related plan of merger and the transactions contemplated thereby, including the merger. These transactions include the merger of Jefferson Savings Bancorp, Inc. with and into Union Planters Holding Corporation, a wholly-owned subsidiary of Union Planters Corporation.

        (2) Other Business. Any other matters that properly come before the special meeting, or any adjournments or postponements of the special meeting.


        Record holders of Jefferson Savings Bancorp, Inc. common stock at the close of business on December 11, 2000, will receive notice of and may vote at the special meeting, including any adjournments or postponements. The agreement and plan of reorganization and the related plan of merger require approval by the holders of a majority of the shares of Jefferson Savings Bancorp, Inc. common stock outstanding and entitled to vote.


        YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be voted in favor of the merger. If you do not return your card, or if you do not attend and vote in favor of the merger at the special meeting, the effect will be a vote against the merger. You may revoke your proxy by filing with the Secretary of Jefferson Savings Bancorp, Inc. a notice of revocation prior to the special meeting, or a duly executed proxy bearing a later date, or by revoking your proxy in person at the special meeting.

        This proxy statement-prospectus provides you with detailed information about the proposed merger. You can also get information about Union Planters Corporation and Jefferson Savings Bancorp, Inc. from documents filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully. Your board of directors supports this merger of Jefferson Savings Bancorp, Inc. with and into Union Planters Corporation and unanimously recommends that you vote in favor of the merger.

                                 BY ORDER OF THE BOARD OF DIRECTORS


                                 /s/ Paul J. Milano
                                 --------------------
                                 Paul J. Milano
                                    Secretary



December 14, 2000

                     QUESTIONS AND ANSWERS ABOUT THE MERGER



Q:      WHAT AM I BEING ASKED TO VOTE ON?

A:      You are being asked to approve the agreement and plan of reorganization, the related plan of merger and the transactions contemplated thereby, including the merger of Jefferson Savings with and into Union Planters Holding Corporation, a wholly-owned subsidiary of Union Planters. As a result of the merger you will become a stockholder of Union Planters and Union Planters will continue Jefferson Savings' business.

Q:      WHAT SHOULD I DO NOW?

A:      After reviewing this document, indicate on your proxy card how you want to vote, and sign, date, and mail it in the enclosed envelope as soon as possible, to ensure that your shares will be represented at the special meeting.

        If you sign, date, and send in your proxy and do not indicate how you want to vote, your proxy will be voted in favor of the proposal to approve and adopt the agreement and plan of reorganization and the related plan of merger. If you do not sign and send in your proxy, or if you do not attend and cast your vote at the special meeting, it will have the effect of a vote against the merger.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A:      Your broker will vote your shares of Jefferson Savings common stock only if you provide instructions on how to vote. You should instruct your broker how to vote your shares, following the directions your broker provides. If you do not provide instructions to your broker, your shares will not be voted and this will have the effect of voting against the merger.

Q:      SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A:      No. After the merger is completed, we will send you written instructions for exchanging Jefferson Savings common stock certificates for Union Planters common stock certificates.

Q:      CAN I REVOKE MY PROXY AND CHANGE MY MIND?


A:      You may take back your proxy up to the time it is voted at the special meeting by following the directions on page 18. Then you can either sign and deliver a new proxy or attend the special meeting and vote in person.


Q:      CAN I VOTE MY SHARES IN PERSON?

A:      You may attend the special meeting and vote your shares in person rather than signing and mailing your proxy card.

Q:      WHEN AND WHERE WILL THE SPECIAL MEETING TAKE PLACE?


A:      The special meeting will be held at the Ritz-Carlton St. Louis, located at 100 Carondelet Plaza, Clayton, Missouri, at 9:00 a.m., local time, on January 31, 2001.


Q:      WHAT WILL I RECEIVE FOR MY JEFFERSON SAVINGS SHARES?


A:      You will receive .433 of a share of Union Planters common stock for each share of Jefferson Savings common stock that you own (subject to possible adjustment) as soon as practicable following the date the merger is completed. Based on the closing price of Union Planters common stock on December 8, 2000 of $35.50, the value of .433 of a share of Union Planters common stock was $15.3715. The exchange ratio is subject to change in limited circumstances as described in this proxy statement-prospectus. Also, the market price of Union Planters common stock may fluctuate between the date of this proxy statement-prospectus and the date that the merger is completed, which would alter the value of the shares of Union Planters common stock that you would receive in exchange for your shares of Jefferson Savings common stock.

Q:      WILL FRACTIONAL SHARES BE ISSUED?

A: Union Planters will not issue any fractional shares of common stock in the merger. Instead, Union Planters will pay cash (without interest) for any fractional share interest in Union Planters common stock you would otherwise receive in the merger. The cash payment will be in an amount equal to the fraction multiplied by the closing price of one share of Union Planters common stock on the New York Stock Exchange on the last trading day before the merger is completed.


                       WHO CAN HELP ANSWER YOUR QUESTIONS

        If you want additional copies of this document, or if you want to ask any questions about the merger, you should contact:

            Paul J. Milano
            Chief Financial Officer, Treasurer
                and Secretary
            JEFFERSON SAVINGS BANCORP, INC.
            15435 Clayton Road
            Ballwin, Missouri 63011
            (636) 227-3000

                                TABLE OF CONTENTS

                                                                                                                           Page

SUMMARY .....................................................................................................................1
            The Companies....................................................................................................1
            The Merger.......................................................................................................1
            What You Will Receive in the Merger..............................................................................2
            Effect of the Merger on Jefferson Savings Options................................................................2
            No Dissenters' Rights in the Merger..............................................................................2
            Your Expected Tax Treatment as a Result of the Merger............................................................2
            Comparative Market Prices of Common Stock........................................................................4
            Our Reasons for the Merger.......................................................................................5
            Fairness Opinion of Jefferson Savings' Financial Advisor.........................................................5
            Special Meeting of Stockholders..................................................................................5
            Stockholder Vote Required........................................................................................5
            Voting Rights at the Special Meeting.............................................................................5
            Voting Procedures for the Special Meeting........................................................................5
            Recommendation to Stockholders...................................................................................6
            Share Ownership of Management and Certain Stockholders...........................................................6
            Interests of Certain Persons in the Merger That May Be Different from Yours......................................6
            Effective Time...................................................................................................6
            Exchange of Stock Certificates...................................................................................7
            Regulatory Approval and Other Conditions.........................................................................7
            Waiver, Amendment, and Termination...............................................................................7
            Accounting Treatment.............................................................................................8
            Certain Differences in Stockholders' Rights......................................................................8
            Stock Option Agreement...........................................................................................8
            Historical and Pro Forma Comparative Per Share Data..............................................................9
            Selected Consolidated Financial Data............................................................................11
A WARNING ABOUT FORWARD LOOKING STATEMENTS..................................................................................16
RISK FACTORS................................................................................................................16
            General ........................................................................................................16
            Risks Relating to the Merger....................................................................................16

SPECIAL MEETING OF JEFFERSON SAVINGS STOCKHOLDERS...........................................................................17
            Purpose ........................................................................................................17
            Record Date, Voting Rights, Required Vote, and Revocability of Proxies..........................................18
            Solicitation of Proxies.........................................................................................20
            No Dissenters' Rights...........................................................................................20
            Recommendation..................................................................................................20

DESCRIPTION OF TRANSACTION..................................................................................................21
            General ........................................................................................................21
            What You Will Receive in the Merger.............................................................................21

            Effect of the Merger on Jefferson Savings Options...............................................................24
            Certain Federal Income Tax Consequences.........................................................................25
            Background of and Reasons for the Merger........................................................................27
            Opinion of Jefferson Savings' Financial Advisor.................................................................33
            Effective Time of the Merger....................................................................................42
            Distribution of Union Planters Stock Certificates...............................................................43
            Conditions to Consummation of the Merger........................................................................44
            Regulatory Approval.............................................................................................45
            Waiver, Amendment, and Termination..............................................................................47
            Conduct of Business Pending the Merger..........................................................................49
            Management and Operations After the Merger......................................................................49
            Interests of Certain Persons in the Merger......................................................................50
            Accounting Treatment............................................................................................54
            Expenses and Fees...............................................................................................54
            Resales of Union Planters Common Stock..........................................................................54
            Stock Option Agreement..........................................................................................55
            Repurchase of Shares............................................................................................55

EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS..............................................................................56
            Anti-Takeover Provisions Generally..............................................................................56
            Authorized Capital Stock........................................................................................57
            Preemptive Rights...............................................................................................59
            Amendment of Charter and Bylaws.................................................................................59
            Classified Board of Directors and Absence of Cumulative Voting..................................................60
            Director Removal and Vacancies..................................................................................61
            Limitations on Director Liability...............................................................................61
            Indemnification.................................................................................................62
            Special Meetings of Stockholders................................................................................64
            Stockholder Nominations and Proposals...........................................................................64
            Business Combinations...........................................................................................64
            Dissenters' Rights of Appraisal.................................................................................68
            Stockholders' Rights to Examine Books and Records...............................................................69
            Dividends.......................................................................................................69

COMPARATIVE MARKET PRICES AND DIVIDENDS.....................................................................................70

BUSINESS OF JEFFERSON SAVINGS...............................................................................................72

BUSINESS OF UNION PLANTERS..................................................................................................72

CERTAIN REGULATORY CONSIDERATIONS...........................................................................................74
            Payment of Dividends............................................................................................76
            Capital Adequacy................................................................................................77
            Support of Subsidiary Institutions..............................................................................78
            Prompt Corrective Action........................................................................................79

DESCRIPTION OF UNION PLANTERS CAPITAL STOCK.................................................................................81
            Union Planters Common Stock.....................................................................................82
            Union Planters Preferred Stock..................................................................................83

OTHER MATTERS...............................................................................................................84

STOCKHOLDER PROPOSALS.......................................................................................................84

EXPERTS ....................................................................................................................85

OPINIONS ...................................................................................................................85

WHERE YOU CAN FIND MORE INFORMATION.........................................................................................85



APPENDICES:

Appendix A -- Agreement and Plan of Reorganization, dated as of September 20,
              2000, by and between Jefferson Savings Bancorp, Inc. and Union Planters Corporation

Appendix B -- Form of Plan of Merger, dated as of ____________, 2000, by and between Jefferson Savings Bancorp, Inc. and Union Planters Holding Corporation

Appendix C -- Form of Opinion of Sandler O'Neill & Partners, L.P.

                                     SUMMARY


        This summary highlights selected information from this proxy statement-prospectus and may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer to in this document in order to understand fully the merger and to obtain a more complete description of the legal terms of the merger. This will give you a more complete description of the transaction we are proposing. For more information about Union Planters and Jefferson Savings, see "WHERE YOU CAN FIND MORE INFORMATION" on page 85. We have included page references in this summary to direct you to other places in this proxy statement-prospectus where you can find a more complete description of the topics we have summarized.



THE COMPANIES
(SEE PAGE 72 FOR JEFFERSON SAVINGS, PAGE 72 FOR UNION PLANTERS)


JEFFERSON SAVINGS BANCORP, INC.
15435 CLAYTON ROAD
BALLWIN, MISSOURI 63011
(636) 227-3000

        Jefferson Savings is a unitary savings and loan holding company headquartered in Ballwin, Missouri. Jefferson Savings operates primarily through its subsidiary bank, Jefferson Heritage Bank. Jefferson Heritage Bank has nine branches in Missouri and 17 branches in Texas. Jefferson Heritage Bank also operates through four subsidiaries, Jefferson Heritage Mortgage Company, Jefferson Financial, Inc., Jefferson Financial Corporation and First Service Corporation, Inc.

        On September 30, 2000, Jefferson Savings had, on a consolidated basis, assets of approximately $1.7 billion, loans of approximately $1.4 billion, deposits of approximately $917.5 million, and stockholders' equity of approximately $135.2 million.

UNION PLANTERS CORPORATION
7130 GOODLETT FARMS PARKWAY
MEMPHIS, TENNESSEE 38018
(901) 580-6000

        Union Planters is a registered bank holding company headquartered in Memphis, Tennessee. Through Union Planters Bank, National Association and various other banking-related subsidiaries, Union Planters provides a diversified range of financial services in the communities in which it operates throughout Alabama, Arkansas, Florida, Illinois, Indiana, Iowa, Kentucky, Louisiana, Mississippi, Missouri, Tennessee and Texas. It operates 863 banking offices and more than 1,056 automated teller machines.

        On September 30, 2000, Union Planters had, on a consolidated basis, total assets of approximately $34.3 billion, loans of approximately $23.4 billion, deposits of approximately $23.1 billion, and stockholders' equity of approximately $2.8 billion.


THE MERGER (SEE PAGE 21)


        Pursuant to the agreement and plan of reorganization between Union Planters and Jefferson Savings, Union Planters will acquire Jefferson Savings by means of the merger of Jefferson Savings with and into Union Planters Holding Corporation, a wholly-owned subsidiary of Union Planters.

WHAT YOU WILL RECEIVE IN THE MERGER  (SEE PAGE 21)


        If we complete the merger, you will have the right to receive .433 of a share of Union Planters common stock for each share of Jefferson Savings common stock that you own on the date the merger is completed. The .433 exchange ratio is subject to change in limited circumstances as described in this proxy statement-prospectus.


        Based on the closing price of Union Planters common stock on December 8, 2000 of $35.50 and the .433 exchange ratio, you would have received approximately $15.3715 of Union Planters common stock for each share of Jefferson Savings common stock you own had the merger closed on December 8, 2000. The market price of Union Planters common stock is certain to fluctuate between the date of this proxy statement-prospectus and the date that the merger is completed, which would alter the value of the shares of Union Planters common stock that you receive in the merger. For more information about what the Jefferson Savings stockholders will receive if the merger is completed, see "DESCRIPTION OF TRANSACTION - What You Will Receive in the Merger" on page 21 of this proxy statement-prospectus.


        Union Planters will not issue any fractions of shares of common stock. Rather, Union Planters will pay cash (without interest) for any fractional share interest any Jefferson Savings stockholder would otherwise receive in the merger. The cash payment will be in an amount equal to the fraction multiplied by the closing price of one share of Union Planters common stock on the New York Stock Exchange on the last trading day before the merger is completed.


EFFECT OF THE MERGER ON JEFFERSON SAVINGS OPTIONS  (SEE PAGE 24)


        Jefferson Savings has granted certain options to acquire Jefferson Savings common stock under existing Jefferson Savings stock plans. If the merger is completed, each option granted under Jefferson Savings' stock plans that is outstanding, whether or not exercisable, will either, at the election of the option holder, be canceled in exchange for a cash payment, or be assumed by Union Planters. Each option that is assumed by Union Planters will become an option to purchase Union Planters common stock, and Union Planters will agree to deliver Union Planters common stock or cash, as applicable, upon the exercise of each option. The number of Union Planters shares that may be purchased, under the exercise price of each option, will be adjusted based on the exchange ratio which determines the number of shares of Union Planters common stock that Jefferson Savings stockholders receive in the merger in exchange for each share of Jefferson Savings common stock.


NO DISSENTERS' RIGHTS IN THE MERGER (SEE PAGE 20)


        As a Jefferson Savings stockholder, you will not have any statutory dissenters' rights in connection with the merger.


YOUR EXPECTED TAX TREATMENT AS A RESULT OF THE MERGER (SEE PAGE 25)



        We expect that, for federal income tax purposes, you will not recognize any gain or loss upon the exchange of all of your shares of Jefferson Savings common stock for shares of Union Planters common stock. You may, however, recognize taxable gain or loss related to any cash you receive in lieu of a fractional share of Union Planters common stock. See the discussion above under "-- What You Will Receive in the Merger" on page 24 of this proxy statement-prospectus. Before the merger can be completed, Union Planters and Jefferson Savings must receive opinions of Alston & Bird LLP and Lewis, Rice & Fingersh, L.C., respectively, with respect to material federal income tax consequences of the merger. If these opinions are not received and the material federal income tax consequences of the merger were substantially different from those described in this proxy statement-prospectus,

Jefferson Savings would resolicit the approval of its stockholders prior to completing the merger.

        Tax matters are very complicated and the tax consequences of the merger to you will depend on the facts of your specific situation. You should consult your own tax advisor to determine the effect of the merger under federal, state, local, and foreign tax laws.

COMPARATIVE MARKET PRICES OF COMMON STOCK (SEE PAGE 70)



        Shares of Jefferson Savings common stock are traded on the Nasdaq National Market under the symbol "JSBA." Shares of Union Planters common stock are traded on the New York Stock Exchange under the symbol "UPC." The table shows you the closing sales prices for Jefferson Savings and Union Planters common stock on September 19, 2000, the last trading day before we announced the execution of the agreement and plan of reorganization, and on December 8, 2000, the latest practicable date before the mailing of this proxy statement-prospectus. The table also shows you the "equivalent price per Jefferson Savings share" or the value Jefferson Savings stockholders will receive in the merger for each share of Jefferson Savings common stock such stockholder owns based on the .433 exchange ratio.



                                      Jefferson Savings             Union Planters                Equivalent Price
                                        Common Stock                 Common Stock          Per Jefferson Savings Share(1)
                                      -----------------             --------------         ------------------------------
September 19, 2000                       $11.3125                    $33.0625                           $14.3160
December 8, 2000                         $14.8125                    $35.5000                           $15.3715


------------------------------


        (1) The equivalent price per share of Jefferson Savings common stock at each specified date represents the closing sale price of a share of Union Planters common stock on such date multiplied by an exchange ratio of .433. See "COMPARATIVE MARKET PRICES AND DIVIDENDS" on page 70.


        Jefferson Savings stockholders should obtain current stock price quotations for Union Planters common stock and Jefferson Savings common stock. As described elsewhere in this proxy statement-prospectus, the number of shares of Union Planters common stock to be issued in connection with the merger is subject to adjustment under limited circumstances.

OUR REASONS FOR THE MERGER (SEE PAGE 27)


        Jefferson Savings and Union Planters believe that the merger will result in a company with expanded opportunities for profitable growth. In addition, we anticipate that the combined resources and capital of Jefferson Savings and Union Planters will improve our ability to compete in the evolving and competitive financial services industry.


FAIRNESS OPINION OF JEFFERSON SAVINGS' FINANCIAL ADVISOR (SEE PAGE 33)


        In deciding to approve the merger, the Jefferson Savings board of directors considered an opinion from its financial advisor, Sandler O'Neill & Partners, L.P., that the exchange ratio is fair to Jefferson Savings' stockholders from a financial point of view. An updated opinion, dated as of the date of this proxy statement-prospectus, is attached to this proxy statement-prospectus as Appendix C. We encourage you to read this opinion.


SPECIAL MEETING OF STOCKHOLDERS (SEE PAGE 17)



        The special meeting will be held at the Ritz-Carlton St. Louis, located at 100 Carondelet Plaza, Clayton, Missouri, at 9:00 a.m., local time, on January 31, 2001. At the special meeting, Jefferson Savings stockholders will be asked:


        (1) to approve the agreement and plan of reorganization, the related plan of merger and the transactions contemplated thereby, including the merger of Jefferson Savings with and into Union Planters Holding Corporation; and

        (2) to act on any other matters that may be put to a vote at the special meeting.


        As of the date of this proxy statement-prospectus, the Jefferson Savings' board of directors does not know of any other matters that will be presented at the special meeting.



STOCKHOLDER VOTE REQUIRED (SEE PAGE 18)


        In order for the special meeting to be held, a quorum must be present. A quorum is established when a majority of the shares of Jefferson Savings common stock outstanding and entitled to vote on a matter are represented at the special meeting either in person or by proxy.

        The agreement and plan of reorganization, the related plan of merger and the merger must be approved by stockholders who own a majority of the shares of Jefferson Savings common stock outstanding and entitled to vote.


VOTING RIGHTS AT THE SPECIAL MEETING (SEE PAGE 18)



        If you owned shares of Jefferson Savings common stock as of the close of business on December 11, 2000, the record date, you are entitled to vote at the special meeting. On the record date, 10,083,019 shares of Jefferson Savings common stock were outstanding and entitled to vote at the special meeting. You will be entitled to one vote for each share of Jefferson Savings common stock that was validly issued and outstanding and that you owned on the record date. You may vote either by attending the special meeting and voting your shares or by completing the enclosed proxy card and mailing it to us in the enclosed envelope.



VOTING PROCEDURES FOR THE SPECIAL MEETING (SEE PAGE 20)


        We are seeking your proxy to use at the special meeting. We have prepared this proxy statement-prospectus to assist you in deciding how to vote and whether or not to grant your proxy to us. Please indicate on your proxy card how you want to vote. Then sign, date and mail it to us as soon as possible so that your shares will be represented at the special meeting. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote for the agreement and plan of reorganization, the related plan of merger and the transactions contemplated thereby, including the merger. If you fail to return your proxy card and fail to vote at the special meeting, the effect will be a vote against the agreement and plan of reorganization, the related plan of merger and the transactions contemplated thereby, including the merger. If you sign a proxy, you may revoke it at any time before it is exercised at the special meeting by
(1) giving written notice of revocation to the Secretary of Jefferson Savings,
(2) properly submitting to Jefferson Savings a duly executed proxy bearing a later date, or (3) attending the special meeting and voting in person. You cannot vote shares of Jefferson Savings common stock held in "street name"; only your broker can. If you do not provide your broker with instructions on how to vote your shares, your broker will not be permitted to vote them, and your shares will be treated as votes against the agreement and plan of reorganization, the related plan of merger and the transactions contemplated thereby, including the merger.


RECOMMENDATION TO STOCKHOLDERS (SEE PAGE 20)


        Jefferson Savings' board of directors has approved the agreement and plan of reorganization, the related plan of merger and the transactions contemplated thereby, including the merger. The Jefferson Savings board of directors believes that the proposed merger is fair to Jefferson Savings stockholders and in the best interests of Jefferson Savings stockholders. The Jefferson Savings board of directors recommends that you vote FOR approval of the agreement and plan of reorganization, the related plan of merger and the transactions contemplated thereby, including the merger.


SHARE OWNERSHIP OF MANAGEMENT AND CERTAIN STOCKHOLDERS (SEE PAGES 20 AND 50)



        On the record date, Jefferson Savings' directors and executive officers, their immediate family members and entities they control owned 1,050,135 shares, or approximately 10.4% of the outstanding shares of Jefferson Savings common stock. This number does not include stock that the Jefferson Savings directors and executive officers may acquire through exercising stock options.


        On the record date, none of the directors or executive officers of Union Planters, nor their immediate family members or entities they control, owned any shares of Jefferson Savings common stock and Union Planters held no shares of Jefferson Savings common stock other than in a fiduciary capacity for others, or as a result of debts previously contracted.


INTERESTS OF CERTAIN PERSONS IN THE MERGER THAT MAY BE DIFFERENT FROM YOURS (SEE PAGE 50)


        Jefferson Savings' directors have stock options, and certain officers have employment, change in control or retirement agreements, rights under stock options and other benefit plans and other arrangements that may provide them with interests in and benefits from the merger that are different from yours. The Jefferson Savings board of directors was aware of these interests and considered them in approving and recommending the agreement and plan of reorganization, the related plan of merger and the transactions contemplated thereby, including the merger.


EFFECTIVE TIME (SEE PAGE 42)


        The merger will become final at the time specified in the Certificate of Merger reflecting the merger to be filed with the Secretary of State of the state of Delaware and the Articles of Merger reflecting the merger to be filed with the Secretary of State of the state of Tennessee. If Jefferson Savings stockholders approve the merger at the special meeting, and Union Planters obtains all required regulatory approvals, we currently anticipate that the merger will be completed during the first quarter of 2001. Jefferson Savings and Union Planters cannot assure you that we can obtain the necessary stockholder and regulatory approvals or that the other conditions to consummation of the merger can or will be satisfied.


EXCHANGE OF STOCK CERTIFICATES (SEE PAGE 43)


        Promptly after the merger is completed, you will receive a letter and instructions on how to surrender your Jefferson Savings stock certificates in exchange for Union Planters stock certificates. You will need to carefully review and complete these materials and return them as instructed along with your stock certificates for Jefferson Savings common stock. You should not send Jefferson Savings, Union Planters, or Union Planters' transfer agent any stock certificates until you receive these instructions. If you do not have stock certificates but hold shares of Jefferson Savings common stock in the form of a book entry with Jefferson Savings' transfer agent, the transfer agent will automatically exchange your shares of Jefferson Savings common stock and your shares of Union Planters common stock will also be held in book entry form.

        YOU SHOULD NOT SEND IN YOUR STOCK CERTIFICATES UNTIL YOU RECEIVE A LETTER AND INSTRUCTIONS ON HOW TO SURRENDER THEM.


REGULATORY APPROVAL AND OTHER CONDITIONS (SEE PAGES 44 AND 45)


        Union Planters is required to notify and obtain approvals from certain government regulatory agencies before the merger may be completed, including the Federal Reserve and other federal and state banking regulators. We expect that Union Planters will obtain all required regulatory approvals, but we cannot assure you that these regulatory approvals will be obtained.

        In addition to the required regulatory approvals, the merger will be completed only if certain conditions, including, but not limited to the following, are met or, if waivable, waived:

        (1) Jefferson Savings stockholders approve the agreement and plan of reorganization, the related plan of merger and the merger at the special meeting;

        (2) Jefferson Savings and Union Planters each receive an opinion of counsel that the merger will qualify as a tax-free reorganization; and

        (3) neither Union Planters nor Jefferson Savings has breached in any material respect any of its representations or obligations under the agreement and plan of reorganization.

        In addition to these conditions, the agreement and plan of reorganization, attached to this proxy statement-prospectus as Appendix A, describes other conditions that must be met before the merger may be completed.

        Jefferson Savings and Union Planters cannot assure you that the conditions to consummation of the merger can or will be satisfied.


WAIVER, AMENDMENT, AND TERMINATION (SEE PAGE 47)


        Union Planters and Jefferson Savings may agree to terminate the agreement and plan of reorganization and elect not to complete the merger at any time before the merger is completed.

        Each of the parties also can terminate the agreement and plan of reorganization in certain other circumstances, including if the merger is not completed by June 30, 2001. However, a party may not terminate the agreement and plan of reorganization for this reason if (a) it willfully breached the agreement and plan of reorganization and (b) its breach is the reason the merger has not been completed.

        In addition, the parties may also terminate the agreement and plan of reorganization if other circumstances occur which are described in the agreement and plan of reorganization, attached to this proxy statement-prospectus as Appendix A.

        The agreement and plan of reorganization may be amended by the written agreement of Jefferson Savings and Union Planters. The parties may amend the agreement and plan of reorganization without stockholder approval, even if Jefferson Savings stockholders have already approved the merger. However, Jefferson Savings stockholders must approve any amendments that would modify, in a material respect, the type or amount of consideration that they will receive in the merger.


ACCOUNTING TREATMENT (SEE PAGE 54)


        Union Planters intends to account for the merger as a purchase transaction for accounting and financial reporting purposes.

        The purchase method of accounting involves adding Jefferson Savings' assets and liabilities, estimated at their fair value at the effective time of the merger to those of Union Planters. Therefore, the financial statements of Union Planters issued after the merger will reflect these values from Jefferson Savings and will not be restated retroactively to reflect the historical financial position or results of operations of Jefferson Savings.


CERTAIN DIFFERENCES IN STOCKHOLDERS' RIGHTS (SEE PAGE 56)


        When the merger is completed you will automatically become a Union Planters stockholder. The rights of Union Planters stockholders differ from the rights of Jefferson Savings stockholders in certain significant ways. Many of these differences have to do with provisions in Union Planters' amended and restated charter, bylaws, and Tennessee law. Certain of these provisions are intended to make a takeover of Union Planters more difficult if the Union Planters board of directors does not approve it.


STOCK OPTION AGREEMENT (SEE PAGE 55)


        Jefferson Savings and Union Planters entered into a stock option agreement under which Jefferson Savings granted Union Planters an option to purchase up to 1,983,274 shares of Jefferson Savings common stock under certain circumstances if the merger is not consummated and a third party attempts to take control of Jefferson Savings.

HISTORICAL AND PRO FORMA COMPARATIVE PER SHARE DATA

        The following table shows certain comparative per share data relating to net income, cash dividends, and book value. The equivalent pro forma information is based on an exchange ratio of .433. The acquisition of Jefferson Savings is expected to be accounted for using the purchase method of accounting.

        We present the pro forma and equivalent pro forma data for your information only. It does not necessarily indicate the results of operations or combined financial position that would have resulted had Union Planters completed the merger at the times indicated, and it does not necessarily indicate what future results of operations or combined financial position will be.


        You should read the information shown below in conjunction with the historical consolidated financial statements of Union Planters and Jefferson Savings and the notes provided with them and related financial information appearing elsewhere in this proxy statement - prospectus. See "-- Selected Consolidated Financial Data," "BUSINESS OF UNION PLANTERS" on page 72 and "WHERE YOU CAN FIND MORE INFORMATION" on page 85.


                                                                                                       NINE MONTHS ENDED
                                                                        YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                                                                                 1999                        2000
                                                                        -----------------------       -------------------
NET INCOME
      Union Planters - Historical
           Basic .......................................................       $  2.88                        $  2.25
           Diluted .....................................................          2.85                           2.24

      Jefferson Savings - Historical
           Basic .......................................................          1.07                            .91
           Diluted .....................................................          1.05                            .90

      Pro forma (Union Planters and Jefferson Savings)
           Basic .......................................................          2.87                           2.25
           Diluted .....................................................          2.84                           2.23

      Jefferson Savings equivalent pro forma (1)
           Basic .......................................................          1.24                            .97
           Diluted .....................................................          1.23                            .97

CASH DIVIDENDS PER SHARE (2)
      Union Planters ...................................................       $  2.00                        $  1.50
      Jefferson Savings ................................................           .28                            .21
      Jefferson Savings equivalent pro forma (1) .......................           .87                            .65



                                                                         December 31, 1999             September 30, 2000
                                                                         -----------------             ------------------
BOOK VALUE
      Union Planters - Historical ......................................        $19.90                         $20.61
      Jefferson Savings - Historical ...................................         13.28                          14.07
      Pro forma (Union Planters and Jefferson Savings)..................         20.21                          20.97
      Jefferson Savings equivalent pro forma (1) .......................          8.75                           9.08

      -----------------------------
      (1) The equivalent pro forma per share data for Jefferson Savings is computed by multiplying pro forma information by the exchange ratio of .433.

      (2) Union Planters has assumed that on a pro forma combined basis its pro forma cash dividends per share would be equivalent to Union Planters' historical cash dividends per share.

SELECTED CONSOLIDATED FINANCIAL DATA


        The following tables present for Union Planters and for Jefferson Savings, selected consolidated financial data for the nine-month periods ended September 30, 1999 and 2000, and for the five-year period ended December 31, 1999. The information is based on the consolidated financial statements contained in reports Union Planters and Jefferson Savings have filed with the SEC, including their September 30, 2000 Quarterly Reports on Form 10-Q. All of these documents are incorporated by reference in this proxy statement-prospectus. See "WHERE YOU CAN FIND MORE INFORMATION" on page 85.


        You should read the following tables in conjunction with the consolidated financial statements of Union Planters and Jefferson Savings described above and with the notes to them.

        Historical results are not necessarily indicative of results to be expected for any future period. In the opinion of the respective managements of Union Planters and Jefferson Savings, all adjustments (which include only normal recurring adjustments) necessary to arrive at a fair statement of interim results of operations of Union Planters and Jefferson Savings, respectively, have been included. With respect to Union Planters and Jefferson Savings, results for the nine-month period ended September 30, 2000 are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole.

                                                                              Years Ended December 31,
                                                      -----------------------------------------------------------------------------
                                                           1995           1996             1997           1998           1999
                                                      -------------   -------------   -------------   -------------   -------------
                                                                       (Dollars in thousands, except per share data)
INCOME STATEMENT DATA:
    Net interest income ............................  $  1,010,501    $  1,114,989    $  1,199,899    $  1,207,233    $  1,256,531
    Provision for loan losses ......................       (50,696)        (86,381)       (153,100)       (204,056)        (74,045)
    Investment securities gains (losses) ...........         2,288           4,934           4,888          (9,074)          2,128
    Other noninterest income .......................       369,047         391,054         449,573         475,195         490,559
    Noninterest expense ............................      (849,268)       (865,409)       (932,569)       (991,619)     (1,082,434)
    Merger-related and other nonoperating items(1)..       (10,335)       (113,430)        (52,842)       (105,757)         26,093
                                                      -------------   -------------   -------------   -------------   -------------
    Income before income taxes .....................       471,537         445,757         515,849         371,922         618,832
    Income taxes ...................................       156,718         153,055         176,014         146,316         208,834
                                                      -------------   -------------   -------------   -------------   -------------

    Net income .....................................  $    314,819    $    292,702    $    339,835    $    225,606    $    409,998
                                                      =============   =============   =============   =============   =============

    Cash operating earnings(2) .....................  $    336,503    $    381,233    $    392,476    $    351,866    $    440,337
                                                      =============   =============   =============   =============   =============

PER COMMON SHARE DATA:
    Net earnings
        Basic ......................................  $       2.55    $       2.28    $       2.53    $       1.61    $       2.88
        Diluted ....................................          2.47            2.21            2.47            1.58            2.85
    Cash operating earnings(2)
        Basic ......................................          2.73            2.98            2.93            2.52            3.09
        Diluted ....................................          2.64            2.87            2.85            2.47            3.06
    Cash dividends .................................           .98            1.08           1.495            2.00            2.00
    Book value .....................................         18.93           20.13           20.96           20.86           19.90

BALANCE SHEET DATA (AT PERIOD END):
    Total assets ...................................  $ 26,131,594    $ 28,108,528    $ 29,974,463    $ 31,691,953    $ 33,280,353
    Loans, net of unearned income ..................    16,614,031      16,614,031      18,811,441      20,302,969      19,576,826
    Allowance for loan losses ......................       255,103         270,439         324,474         321,476         342,300
    Investment securities ..........................     6,425,174       6,185,699       6,414,197       8,301,703       7,472,455
    Total deposits .................................    20,322,078      21,330,304      22,875,879      24,896,455      23,372,116
    Short-term borrowings(3) .......................     1,086,369       1,758,027       1,824,513       1,648,039       5,422,504
    Long-term debt(4)
    Parent company .................................       214,758         373,459         373,746         378,249         379,656
    Subsidiary banks ...............................     1,219,744       1,451,712       1,365,753       1,060,483         738,114
    Total stockholders' equity .....................     2,312,892       2,557,117       2,874,473       2,984,078       2,776,109
    Average assets .................................    24,812,394      27,610,263      29,188,805      30,744,326      32,902,370
    Average stockholders' equity ...................     2,125,796       2,417,913       2,755,209       2,931,703       2,980,664
Average shares outstanding (in thousands)
        Basic ......................................       119,995         125,449         132,451         139,034         141,854
        Diluted ....................................       127,416         133,452         138,220         142,693         143,983
                                                              Nine Months Ended
                                                                 September 30,
                                                       --------------------------------
                                                            1999              2000
                                                       --------------    --------------

INCOME STATEMENT DATA:
    Net interest income ............................   $    935,515    $    930,110
    Provision for loan losses ......................        (54,384)        (56,941)
    Investment securities gains (losses) ...........          1,968              77
    Other noninterest income .......................        372,041         403,118
    Noninterest expense ............................       (798,726)       (815,204)
    Merger-related and other nonoperating items(1)..         15,522          (1,237)

    Income before income taxes .....................        471,936         459,923
    Income taxes ...................................        159,288         154,120
                                                       ------------    -------------

    Net income .....................................   $    312,648    $    305,803
                                                       ============    =============

    Cash operating earnings(2) .....................   $    336,459    $    344,917
                                                       ============    =============
PER COMMON SHARE DATA:
    Net earnings
        Basic ......................................   $       2.19    $       2.25
        Diluted ....................................           2.16            2.24
    Cash operating earnings(2)
        Basic ......................................           2.35            2.54
        Diluted ....................................           2.33            2.52
    Cash dividends .................................           1.50            1.50
    Book value .....................................          20.67           20.61

BALANCE SHEET DATA (AT PERIOD END):
    Total assets ...................................   $ 33,154,492    $ 34,262,589
    Loans, net of unearned income ..................     21,446,400      23,449,430
    Allowance for loan losses ......................        358,721         340,453
    Investment securities ..........................      7,845,191       6,920,432
    Total deposits .................................     24,391,453      23,083,674
    Short-term borrowings(3) .......................      4,046,075       5,993,766
    Long-term debt(4)
    Parent company .................................        379,619         379,267
    Subsidiary banks ...............................        753,322       1,075,676
    Total stockholders' equity .....................      2,951,929       2,797,546
    Average assets .................................     32,822,086      33,775,630
    Average stockholders' equity ...................      2,992,902       2,807,628
Average shares outstanding (in thousands)
        Basic ......................................        142,464         135,337
        Diluted ....................................        144,680         136,821


                                                                                             Years Ended December 31,
                                                                                  ----------------------------------------------
                                                                                   1995      1996      1997     1998      1999
                                                                                  ------    ------    ------   ------    -------
                                                                                  (Dollars in thousands, except per share data)
PROFITABILITY AND CAPITAL RATIOS:
  Return on average assets .....................................................   1.27%     1.06%     1.16%      .73%     1.25%
  Return on average common equity ..............................................  15.14     12.26     12.45      7.71     13.80
  Net interest margin ..........................................................   4.53      4.48      4.57      4.40      4.36
  Net interest spread ..........................................................   3.80      3.71      3.79      3.60      3.69
  Loan/deposits (period end) ...................................................  81.75     88.19     88.75     78.63     91.76
  Common and preferred dividend payout ratio ...................................  30.46     40.03     48.84    113.67     69.93
  Stockholders' equity/total assets (period end) ...............................   8.85      9.10      9.59      9.42      8.34
  Average stockholders' equity/average
     total assets...............................................................   8.57      8.76      9.44      9.54      9.06
  Leverage ratio ...............................................................   8.54      9.40      9.62      8.86      6.65
  Tier 1 capital/risk-weighted assets ..........................................  13.46     14.49     14.32     13.34      9.50
  Total capital/risk-weighted assets ...........................................  15.75     16.66     16.39     16.78     12.69

CREDIT QUALITY RATIOS:
  Allowance for losses on loans/period-end loans ...............................   1.63%     1.57%     1.71%     1.71%     1.64%
  Nonperforming loans/total loans ..............................................    .79       .79       .81       .83       .62
  Allowance for losses on loans/nonperforming
     loans .....................................................................    207       199       210       206       264
  Nonperforming assets/loans and fore-
     closed properties .........................................................   1.03      1.03      1.01       .97       .80
  Provision for losses on loans/average loans ..................................    .33       .52       .83      1.04       .36
  Net charge-offs/average loans ................................................    .31       .47       .63       .95       .47



                                                                                    Nine Months Ended
                                                                                      September 30,
                                                                                    -----------------
                                                                                     1999      2000
                                                                                    ------    -------
PROFITABILITY AND CAPITAL RATIOS:
  Return on average assets .....................................................      1.27%     1.21%
  Return on average common equity ..............................................     14.01     14.60
  Net interest margin ..........................................................      4.35      4.17
  Net interest spread ..........................................................      3.67      3.48
  Loan/deposits (period end) ...................................................     87.60    101.58
  Common and preferred dividend payout ratio ...................................     69.00     67.02
  Stockholders' equity/total assets (period end) ...............................      8.90      8.17
  Average stockholders' equity/average
     total assets...............................................................      9.12      8.31
  Leverage ratio ...............................................................      7.03      6.36
  Tier 1 capital/risk-weighted assets ..........................................     10.18      8.57
  Total capital/risk-weighted assets ...........................................     13.46     11.59

CREDIT QUALITY RATIOS:
  Allowance for losses on loans/period-end loans ...............................      1.72%     1.47%
  Nonperforming loans/total loans ..............................................       .72       .58
  Allowance for losses on loans/nonperforming
     loans .....................................................................       240       252
  Nonperforming assets/loans and fore-
     closed properties .........................................................       .88       .76
  Provision for losses on loans/average loans ..................................       .36       .34
  Net charge-offs/average loans ................................................       .40       .34

        --------------------------------------
        (1) Reference is made to page 16 of the September 30, 2000 Quarterly Report on Form 10-Q and Table 1 on page 31 of the 1999 Annual Report to Stockholders for the merger-related and other nonoperating items.

        (2) Cash operating earnings are net earnings before merger-related and other nonoperating items and goodwill and other intangibles amortization, net of income taxes.

        (3) Short-term borrowings include Federal Home Loan Bank (FHLB) advances with original maturities of one year or less, federal funds purchased and securities sold under agreements to repurchase, Short-Term Senior Notes, and other short-term borrowing (See Note 9 to Union Planters' financial statements on page 54 of the 1999 Annual Report to Stockholders).

        (4) Long-term debt includes Medium-Term Senior Notes, FHLB advances with original maturities greater than one year, Trust Preferred Securities, variable rate asset-backed certificates, subordinated notes and debentures, obligations under capital leases, mortgage indebtedness, and notes payable with original maturities greater than one year. (See Note 9 to Union Planters' financial statements on page 54 of the 1999 Annual Report to Stockholders)

            JEFFERSON SAVINGS SELECTED CONSOLIDATED FINANCIAL DATA


                                                                        Years Ended December 31,
                                                ---------------------------------------------------------------------
                                                 1995             1996          1997            1998            1999
                                                ------          -------       -------        --------         -------
                                                                    (Dollars in thousands, except per share data)
INCOME STATEMENT DATA:
    Net interest income ....................... $    22,746   $    29,532   $    37,162   $    34,156    $    41,195
    Provision for losses on loans .............         367           660         1,260        (1,200)           520
    Other noninterest income ..................       2,482         1,118         3,513         4,353          4,852
    Noninterest expense .......................      14,955        25,192        22,814        26,085         28,489
                                                -----------   -----------   -----------    ----------    -----------
    Income before income taxes ................       9,906         4,798        16,601        13,624         17,038
    Income tax expense ........................       3,536         1,982         6,370         6,039          6,888
                                                -----------   -----------   -----------    ----------    -----------
    Net income ................................ $     6,370   $     2,816   $    10,231   $     7,585    $    10,150
                                                ===========   ===========   ===========    ==========    ===========
PER COMMON SHARE DATA:
    Net income
        Basic ................................. $       .84   $       .37   $      1.13   $       .81    $      1.07
        Diluted ...............................         .80           .35          1.08           .78           1.05
    Total book value ..........................       10.75         11.17         12.52         13.13          13.27
    Cash dividends ............................          --           .16           .22           .28            .28

BALANCE SHEET DATA (AT PERIOD END):
    Total assets .............................. $ 1,142,929   $ 1,148,079   $ 1,238,055   $ 1,383,460    $ 1,582,934
    Loans, net of unearned income(1) ..........     793,181       891,934       933,102     1,125,149      1,245,864
    Allowance for losses on loans .............       5,096         6,529         8,182         6,659          6,938
    Investment securities .....................      48,590        85,702       129,997       154,611        103,342
    Mortgage-backed securities ................     232,883        95,203        85,480        32,364        118,447
    Total deposits ............................     870,179       947,069     1,044,881     1,038,177        974,965
    Short-term borrowings(2) ..................     151,183        57,490        38,081        41,828        216,600
    Total stockholders' equity ................      80,251        89,919       116,260       123,839        126,081
    Average assets ............................   1,044,124     1,113,879     1,256,150     1,272,511      1,512,845
    Average stockholders' equity ..............      76,972        82,116       107,825       120,818        125,238
    Average shares outstanding (in thousands)
    Basic .....................................       7,622         7,541         9,035         9,365          9,489
    Diluted ...................................       7,967         7,949         9,480         9,769          9,686

                                                     Nine Months Ended
                                                         September 30,
                                                --------------------------
                                                    1999           2000
                                                ------------   -----------
INCOME STATEMENT DATA:
    Net interest income ....................... $    30,471   $    33,310
    Provision for losses on loans .............          --           885
    Other noninterest income ..................       2,644         5,756
    Noninterest expense .......................      20,637        24,153
                                                ------------  ------------
    Income before income taxes ................      12,478        14,028
    Income tax expense ........................       5,056         5,333
                                                ------------  ------------
    Net income ................................ $     7,422   $     8,695
                                                ============  ============
PER COMMON SHARE DATA:
    Net income
        Basic ................................. $       .78   $       .91
        Diluted ...............................         .76           .90
    Total book value ..........................       13.18         14.07
    Cash dividends ............................         .21           .21

BALANCE SHEET DATA (AT PERIOD END):
    Total assets .............................. $ 1,572,334   $ 1,728,251
    Loans, net of unearned income(1) ..........   1,262,575     1,390,595
    Allowance for losses on loans .............       6,633         7,430
    Investment securities .....................     103,959       104,504
    Mortgage-backed securities ................     121,441       111,568
    Total deposits ............................     977,359       917,454
    Short-term borrowings(2) ..................     163,852       372,764
    Total stockholders' equity ................     124,572       135,163
    Average assets ............................   1,491,568     1,625,550
    Average stockholders' equity ..............     125,130       129,273
    Average shares outstanding (in thousands)
    Basic .....................................       9,495         9,554
    Diluted ...................................       9,703         9,708


         -------------------------------
        (1) Includes loans net of unearned fees and discounts and excludes allowance for losses.

        (2) Includes FHLB borrowings with remaining maturities of one year or less, borrowings under reverse repurchase agreements and, at September 30, 2000, a note from Firstar maturing May 31, 2001.

                                                                                                      Nine Months Ended
                                                                Years Ended December 31,                September 30,
                                                ---------------------------------------------------   -----------------
                                                 1995      1996          1997      1998       1999       1999      2000
                                                 ----      ----          ----      ----       ----       ----      ----
                                                                    (Dollars in thousands, except per share data)
PROFITABILITY AND CAPITAL RATIOS:
  Return on average assets                          .61%       .25%       .81%       .60%       .67%      .66%      .71%
  Return on average common equity                  8.28       3.43       9.49       6.28       8.10      7.91      8.97
  Net interest income (taxable-equivalent)/
    average earning assets                         2.24       2.75       3.10       2.81       2.83      2.83      2.87
  Loan/deposits (period end)                      90.57      93.49      88.52     107.74     127.07    128.50    150.76
  Dividend payout ratio                              --      43.24      19.47      34.57      26.17     26.92     23.08
  Equity/assets (period end)                       7.02       7.83       9.39       8.95       7.97      7.92      7.82
  Average stockholders' equity/average
     total assets                                  7.37       7.37       8.52       9.49       8.28      8.39      7.95
  Leverage ratio(1)                               (2)        (2)        (2)         6.79       6.69      6.53      7.02
  Tier 1 capital/risk-weighted assets(1)          (2)        (2)        (2)        10.65      10.35     10.47     10.29
  Total capital/risk-weighted assets(1)           (2)        (2)        (2)        11.34      10.90     11.03     10.83

CREDIT QUALITY RATIOS:
  Allowance/period-end loans                        .65        .74        .88        .60        .56       .53       .54
  Nonperforming loans/total loans                   .38        .18        .59        .44        .61       .71       .83
  Allowance/nonperforming loans                  168.57     402.53     149.74     135.24      91.72     74.25     64.81
  Nonperforming assets/loans and fore-
     closed properties                              .85        .68       1.05        .70        .73       .81       .96
  Provision/average loans                           .05        .08        .13       (.13)       .04     --          .07
  Net charge-offs/average loans                     .02        .01        .08        .03        .02     --          .03

        -------------------------------------
        (1) Regulatory capital ratios are for Jefferson Heritage Bank only. Jefferson Savings Bancorp, Inc. does not have consolidated regulatory capital requirements.

        (2) Prior to January 1, 1998, Jefferson Savings Bancorp, Inc. conducted its banking operations through two separate subsidiaries, Jefferson Savings and Loan Association and First Federal Savings Bank of North Texas. Each subsidiary was subject to its own regulatory capital requirements. These capital requirements are listed in footnote 4 to the consolidated financial statements on pages 64-65 of Jefferson Savings' Annual Report on form 10-K for the year ended December 31, 1999.

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

        This proxy statement-prospectus contains forward-looking statements about Union Planters and Jefferson Savings following the merger. These statements can be identified by our use of words like "expect," "may," "could," "intend," "project," "estimate" or "anticipate." These forward-looking statements reflect our current views, but they are based on assumptions and are subject to risks, uncertainties and other factors. These factors include the following:

        (1) we may not fully realize the expected cost savings from the merger;

        (2) deposit attrition, customer loss, or revenue loss following the merger may be greater than we expect;

        (3) competitive pressure in the banking industry may increase significantly;

        (4) costs or difficulties related to the integration of the businesses of Union Planters and Jefferson Savings may be greater than we expect;

        (5) changes in the interest rate environment may reduce profit margins;

        (6) general economic conditions, either nationally or regionally, may be less favorable than we expect, resulting in, among other things, credit quality deterioration;

        (7)     changes may occur in the regulatory environment;

        (8)     changes may occur in business conditions and inflation; and

        (9)     changes may occur in the securities markets.

        Information on other factors that could affect the financial results of Union Planters after the merger is included in the SEC filings incorporated by reference in this proxy statement-prospectus.


                                  RISK FACTORS

GENERAL

        If the merger is consummated, you will receive shares of Union Planters common stock in exchange for your shares of Jefferson Savings common stock. You should be aware of particular risks and uncertainties that are applicable to an investment in Union Planters common stock. Specifically, there are risks and uncertainties that bear on Union Planters' future financial results and that may cause Union Planters' future earnings and financial condition to be less than Union Planters' expectations.

        Some of the risks and uncertainties involved in an investment in Union Planters common stock relate to economic conditions generally and would affect other financial institutions in similar ways. These aspects are discussed previously in this proxy statement-prospectus under the heading "A WARNING ABOUT FORWARD-LOOKING STATEMENTS." This section addresses particular risks and uncertainties that are specific to Union Planters.

RISKS RELATING TO THE MERGER

        UNION PLANTERS MAY NOT BE ABLE TO SUCCESSFULLY ASSIMILATE JEFFERSON SAVINGS' OPERATIONS INTO UNION PLANTERS OPERATIONS.

        The merger involves the assimilation of two companies that have previously operated independently of each other. Successful assimilation of Jefferson Savings' operations will depend primarily on Union Planters' ability to consolidate operations, systems and procedures and to eliminate redundancies and costs. We may not be able to assimilate our operations without encountering difficulties including, without limitation:

         -      the loss of key employees and customers;

         - possible inconsistencies in standards, control procedures and policies; and

         - unexpected problems with costs, operations, personnel, technology or credit.

        Further, although we anticipate cost savings as a result of the merger to be meaningful, we may be unable to fully realize any of the potential cost savings expected. Finally, any cost savings which are realized may be offset by losses in revenues or other changes to earnings.

        YOU WILL NOT KNOW THE MARKET VALUE OF THE UNION PLANTERS COMMON STOCK YOU WILL RECEIVE IN THE MERGER UNTIL WE COMPLETE THE MERGER.

        The precise value of the merger consideration to be paid to Jefferson Savings' stockholders will not be known at the time of the special meeting. The agreement and plan of reorganization provides that .433 of a share of Union Planters common stock will be issued in the merger in exchange for each share of Jefferson Savings' common stock (subject to possible adjustment). The value of Jefferson Savings' common stock will fluctuate prior to the effective time of the merger and may be either higher or lower than on the date of the agreement and plan of reorganization or the date of the special meeting.

        THE VALUE OF JEFFERSON SAVINGS COMMON STOCK MAY VARY IN THE FUTURE.

        If the merger is not completed, the value of Jefferson Savings common stock could increase or decrease in the future. Such value could be either higher or lower than the merger consideration being offered by Union Planters in the merger.

        UNION PLANTERS' ACQUISITION STRATEGY COULD POSE RISKS.

        Union Planters has grown through acquisitions in recent years and Union Planters from time to time evaluates strategic opportunities not only in the banking industry but also related financial service industries. If Union Planters makes acquisitions in the future, one or more of those possible future acquisitions could be material to Union Planters. Union Planters may issue common stock to pay for those future acquisitions, which could possibly dilute the ownership interest of all Union Planters stockholders at the time of any such acquisition. Union Planters may also use cash or other liquid assets or incur debt to complete future acquisitions. In those events, Union Planters could become more susceptible to economic downturns and competitive pressures.

        JEFFERSON SAVINGS' STOCKHOLDERS WILL NOT CONTROL UNION PLANTERS' FUTURE OPERATIONS.

            Jefferson Savings' stockholders collectively own 100% of Jefferson Savings and, in the aggregate, have the absolute power to approve or reject any matters requiring the approval of stockholders under Delaware law and Jefferson Savings' certificate of incorporation. After the merger, Jefferson Savings' stockholders in the aggregate will hold approximately 3 1/4% of the outstanding shares of Union Planters common stock. Even if all of the former Jefferson Savings stockholders voted in concert on all matters presented to Union Planters' stockholders from time to time, this number of shares of Union Planters common stock likely will not be able to dictate whether these proposals are ultimately approved or rejected.


                SPECIAL MEETING OF JEFFERSON SAVINGS STOCKHOLDERS

PURPOSE

        This proxy statement-prospectus is being furnished to you in connection with the proxy solicitation by Jefferson Savings' board of directors. The Jefferson Savings board of directors will use the proxies at the special meeting of stockholders of Jefferson Savings and at any adjournments.


        The special meeting of Jefferson Savings' stockholders will be held at the Ritz-Carlton St. Louis, located at 100 Carondelet Plaza, Clayton, Missouri, at 9:00 a.m., local time, on January 31, 2001.

        At the special meeting, you will be asked to vote upon a proposal to approve the agreement and plan of reorganization, dated as of September 20, 2000, between Union Planters and Jefferson Savings, attached to this proxy statement-prospectus as Appendix A, the related plan of merger, between Jefferson Savings and Union Planters Holding Corporation, attached to this proxy statement-prospectus as Appendix B and the transactions contemplated thereby, including the merger. Pursuant to the agreement and plan of reorganization and the plan of merger, Union Planters will acquire Jefferson Savings by means of the merger of Jefferson Savings with and into Union Planters Holding Corporation, a wholly-owned subsidiary of Union Planters. Union Planters Holding Corporation will be the surviving corporation in the merger. The outstanding shares of Jefferson Savings common stock will be converted into shares of Union Planters common stock and associated preferred stock purchase rights. You will receive cash in lieu of any fractional shares of Union Planters common stock.

        You are requested to promptly sign, date, and return the accompanying proxy card to Jefferson Savings in the enclosed postage-paid, addressed envelope. If you do not return your properly executed card, or if you do not attend and cast your vote at the special meeting, the effect will be a vote against the merger.

RECORD DATE, VOTING RIGHTS, REQUIRED VOTE, AND REVOCABILITY OF PROXIES


        Jefferson Savings' board of directors fixed the close of business on December 11, 2000, as the record date for determining those Jefferson Savings stockholders who are entitled to notice of and to vote at the special meeting. Only holders of Jefferson Savings common stock of record on the books of Jefferson Savings at the close of business on December 11, 2000 have the right to receive notice of and to vote at the special meeting. On the record date, there were 10,083,019 shares of Jefferson Savings common stock issued and outstanding held by approximately 1,400 holders of record.


        At the special meeting, Jefferson Savings stockholders will have one vote for each share of Jefferson Savings common stock owned on the record date (other than shares beneficially owned by any person or group of persons in excess of 10% of the Jefferson Savings common stock outstanding in violation of Jefferson Savings' certificate of incorporation, which shares are only entitled to 1/100th of a vote each). The holders of a majority of the shares of Jefferson Savings common stock outstanding and entitled to vote at the special meeting must be present in order for a quorum to exist at the special meeting.

        To determine if a quorum is present, Jefferson Savings intends to count the following:

         - shares of Jefferson Savings common stock present at the special meeting either in person or by proxy;

         - shares of Jefferson Savings common stock present in person at the special meeting but not voting; and

         - shares of Jefferson Savings common stock for which it has received proxies but with respect to which holders of shares have abstained on any matter.

Approval of the merger requires the vote of a majority of the votes entitled to vote at the special meeting.

        Only a broker can vote shares of Jefferson Savings common stock held in street name for customers who are beneficial owners of such shares. Brokers who hold shares in street name for customers who are the beneficial owners of such shares may not give a proxy to vote those shares to approve the merger without specific instructions from their customers. Each broker will provide instructions on how to vote to each of its customers. Any abstention, non-voting share or "broker non-vote" will have the same effect as a vote AGAINST the approval of the merger. Therefore, it is imperative that you provide your broker with voting instructions. If your shares are held in a street name and you plan to attend the special meeting and vote in person, you must contact your broker for instructions on how to vote in person.

        Properly executed proxies that Jefferson Savings receives before the vote at the special meeting that are not revoked will be voted in accordance with the instructions indicated on the proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH PROXIES WILL BE VOTED FOR THE PROPOSAL TO APPROVE THE MERGER, AND THE PROXY HOLDER MAY VOTE THE PROXY IN ITS DISCRETION AS TO ANY OTHER MATTER WHICH MAY COME PROPERLY BEFORE THE SPECIAL MEETING, AS DIRECTED BY THE JEFFERSON SAVINGS' BOARD OF DIRECTORS. IF NECESSARY, THE PROXY HOLDERS MAY VOTE IN FAVOR OF A PROPOSAL TO ADJOURN THE SPECIAL MEETING IN ORDER TO PERMIT FURTHER SOLICITATION OF PROXIES IF THERE ARE NOT SUFFICIENT VOTES TO APPROVE THE PROPOSAL AT THE TIME OF THE SPECIAL MEETING. HOWEVER, NO PROXY HOLDER WILL VOTE ANY PROXIES VOTED AGAINST APPROVAL OF THE MERGER IN FAVOR OF A PROPOSAL TO ADJOURN THE SPECIAL MEETING TO SOLICIT ADDITIONAL PROXIES.

        A Jefferson Savings stockholder who has given a proxy solicited by Jefferson Savings' board of directors may revoke it at any time prior to its exercise at the special meeting by (1) giving written notice of revocation to the Secretary of Jefferson Savings, (2) properly submitting to Jefferson Savings a duly executed proxy bearing a later date, or (3) attending the special meeting and voting in person. All written notices of revocation and other communications with respect to revocation of proxies should be sent to: Jefferson Savings Bancorp, Inc., 15435 Clayton Road, Ballwin, Missouri 63011, Attention: Paul J. Milano, Secretary.

        If you are a participant in Jefferson Savings' employee stock ownership plan, the "Jefferson Savings ESOP," you will have the opportunity to direct the ESOP trustee as to how to vote your shares. The trustee of the plan will vote the shares in the plan which are allocated to you in the manner you direct. Subject to its common law and statutory fiduciary duties, the trustee will vote unallocated shares in the plan in the same proportion as the participants as a whole directed the trustee to vote their shares. If you do not direct the trustee to vote your ESOP shares, they will be voted as if they were unallocated shares.

        On the record date, Jefferson Savings' directors and executive officers, including their immediate family members and affiliated entities, owned 1,050,135 shares or approximately 10.4% of the outstanding shares of Jefferson Savings common stock. These shares represent approximately 21% of the shares required to approve the merger. This number does not include shares subject to options to purchase Jefferson Savings common stock which are not entitled to vote at the special meeting.


        On the record date, none of the Union Planters' directors or executive officers of Union Planters, their immediate family members or entities they control, owned any shares of Jefferson Savings common stock. Union Planters held no shares of Jefferson Savings common stock other than in a fiduciary capacity for others, or as a result of debts previously contracted, and Jefferson Savings held no shares of Jefferson Savings common stock other than in a fiduciary capacity for others with respect to which it has sole or shared voting power.

SOLICITATION OF PROXIES

        Directors, officers and employees of Jefferson Savings may solicit proxies by mail, in person, or by telephone or telegraph. They will receive no additional compensation for such services. Jefferson Savings may, however, hire a professional proxy solicitor who will receive a fee for its services. Jefferson Savings may also make arrangements with brokerage firms and other custodians, nominees, and fiduciaries, if any, for the forwarding of solicitation materials to the beneficial owners of Jefferson Savings common stock held of record by such persons. Jefferson Savings will reimburse any such brokers, custodians, nominees, and fiduciaries for the reasonable out-of-pocket expenses incurred by them for such services. Jefferson Savings will pay its own expenses in connection with the merger, except that Union Planters will pay one half of the printing costs incurred in connection with the printing of the registration statement and this proxy statement-prospectus, as provided in the agreement and plan of reorganization. See "DESCRIPTION OF TRANSACTION -- Expenses and Fees."

NO DISSENTERS' RIGHTS

        As a Jefferson Savings stockholder, you will not have any statutory dissenters' rights in connection with the merger.

RECOMMENDATION

        Jefferson Savings' board of directors has unanimously approved the agreement and plan of reorganization, the related plan of merger and the transactions contemplated thereby including the merger and believes that the proposal to approve the agreement and plan of reorganization, the related plan of merger and the transactions contemplated thereby, including the merger, is in the best interests of Jefferson Savings and its stockholders. Jefferson Savings' board of directors recommends that you vote FOR approval of the agreement and plan of reorganization, the related plan of merger and the merger.


                           DESCRIPTION OF TRANSACTION

        The following information describes material aspects of the merger. This description does not provide a complete description of all the terms and conditions of the agreement and plan of reorganization and the related plan of merger. It is qualified in its entirety by the Appendices hereto, including the text of the agreement and plan of reorganization and the related plan of merger, which are attached as Appendices A and B, respectively, to this proxy statement-prospectus. The agreement and plan of reorganization and the related plan of merger are incorporated herein by reference. You are urged to read the Appendices in their entirety.

GENERAL

        The agreement and plan of reorganization provides for the acquisition of Jefferson Savings by Union Planters pursuant to the merger of Jefferson Savings into Union Planters Holding Corporation, a wholly-owned subsidiary of Union Planters.

        If we complete the merger, each Jefferson Savings stockholder will receive .433 of a share of Union Planters common stock and associated preferred stock purchase rights (subject to possible adjustment) for each share of Jefferson Savings common stock held by such stockholder at the date the merger is completed.

WHAT YOU WILL RECEIVE IN THE MERGER

        Under the limited circumstances described below, the exchange ratio could be increased pursuant to certain provisions of the agreement and plan of reorganization. UNDER NO CIRCUMSTANCES WOULD THE EXCHANGE RATIO BE LESS THAN
 .433 OF A SHARE OF UNION PLANTERS COMMON STOCK FOR EACH SHARE OF JEFFERSON SAVINGS COMMON STOCK.

        For purposes of the description of the provisions of the agreement and plan of reorganization that provide for an adjustment of the exchange ratio and their operation, the following definitions apply:

        The "average closing price" is the average of the daily last sales prices of Union Planters common stock as reported on the New York Stock Exchange (as reported by The Wall Street Journal, or, if not reported thereby, by another authoritative source selected by Union Planters) for the 10 consecutive full trading days in which such shares are traded on the New York Stock Exchange ending at the close of trading on the "determination date."

        The "determination date" is the later of the date on which approval of the merger by the Federal Reserve is received (without regard to any requisite waiting period) and the date on which the special meeting of the Jefferson Savings stockholders occurs.

        The "starting date" is September 26, 2000, which is the fourth full trading day after the announcement by press release of the merger.

        The "starting price" is the closing price per share of Union Planters common stock as reported on the New York Stock Exchange (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by Union Planters) on the starting date.

        The "Union Planters ratio" is the number obtained by dividing the "average closing price" by the starting price.

        The "index price" is the weighted average of the closing prices of the common stock of the bank holding companies described as the "index group" in the agreement and plan of reorganization as of a given date.

        The "index ratio" is the number obtained by dividing the index price on the determination date by the index price on the starting date, less 20%.

        If during the ten-day period beginning two days after the determination date:

        (1) the average closing price is less than the product of the starting price and 0.85; and

        (2)     the Union Planters ratio is less than the index ratio,

then the Jefferson Savings' board of directors may elect by a majority vote to terminate the agreement and plan of reorganization. However, Union Planters may then elect to increase the exchange ratio to equal the lesser of (i) the quotient obtained by dividing (1) the product of 0.85, the starting price, and the exchange ratio by (2) the average closing price, and (ii) the quotient obtained by dividing (1) the product of the index ratio and the exchange ratio by (2) the Union Planters ratio. If Union Planters makes such an election, no termination will have occurred and the agreement and plan of reorganization will remain in effect with the same terms and conditions, except for the modified exchange ratio.

        These conditions reflect the parties' agreement that the Jefferson Savings stockholders will assume the risk of a decline in value of Union Planters common stock between the starting date and the determination date, so long as the percentage change in the value of Union Planters common stock between the starting date and the determination date does not lag more than 20% behind the percentage change in the value of a market basket of bank holding company common stocks during the same time period. Jefferson Savings stockholders will only assume the risk of a decline in Union Planters common stock of up to 15% between the starting date and the determination date, if the percentage change in value of Union Planters common stock between the starting date and the determination date lags more than 20% behind the percentage change in the value of a market basket of bank holding company common stocks during the same time period.

        In making its determination of whether to terminate the agreement and plan of reorganization due to the factors discussed above, the Jefferson Savings board of directors may take into account, consistent with its fiduciary duties, all relevant facts and circumstances that exist at such time, including, without limitation, information concerning the business, financial condition, results of operations, and prospects of Union Planters (including the recent performance of Union Planters common stock, the historical financial data of Union Planters, customary statistical measurements of Union Planters' financial performance, and the future prospects for Union Planters common stock following the merger), and the advice of Jefferson Savings' financial advisors and legal counsel. If the Jefferson Savings board of directors elects to terminate the agreement and plan of reorganization, Union Planters would then determine whether to proceed with the merger at the higher exchange ratio. In making this determination, the principal factors Union Planters will consider include the projected effect of the merger on Union Planters' pro forma earnings per share and whether Union Planters' assessment of Jefferson Savings' earning potential as part of Union Planters justifies the issuance of an increased number of Union Planters shares.

        The operation of this termination and subsequent adjustment to the exchange ratio provision can be illustrated by three scenarios. (For purposes of the scenarios, it has been assumed that the initial exchange ratio is .433, the starting price of Union Planters common stock is $30.00, and the index price, as of the starting date, is $50.)

                (1) The first scenario occurs if the average closing price is $25.50 or greater. Since the ratio of the average closing price to the starting price is not less than 0.85, regardless of any comparison between the Union Planters ratio and the index ratio, Jefferson Savings would not have the ability to terminate the agreement and plan of reorganization and therefore trigger a possible adjustment to the exchange ratio, even though the value of the consideration to be received by Jefferson Savings stockholders could have fallen from a pro forma $12.99 per share, as of the starting date, to a pro forma $11.04 per share, as of the determination date.

                (2) The second scenario occurs if the average closing price is less than $25.50, but does not represent a decline from the starting price of more than 20% than the decline of the common stock prices of the index group. Under this scenario, Jefferson Savings also would not have the ability to terminate the agreement and plan of reorganization and therefore trigger a possible adjustment to the exchange ratio, even though the value of the consideration to be received by Jefferson Savings stockholders would have fallen from a pro forma $12.99 per share, as of the starting date, to an amount based on the then lower average closing price of Union Planters common stock, as of the determination date, of less than a pro forma $11.04 per share.

                (3) The third scenario occurs if the average closing price declines below $25.50 and the Union Planters ratio is below the index ratio. Under this scenario, Jefferson Savings could elect to terminate the agreement and plan of reorganization. If Jefferson Savings chooses to do so, Union Planters may then make an adjustment to the exchange ratio. This adjustment in the exchange ratio is designed to ensure, subject to the Jefferson Savings board of directors exercising its rights to terminate the agreement and plan of reorganization and the Union Planters board of directors electing to avoid such termination, that if the merger is consummated the Jefferson Savings stockholders receive shares of Union Planters common stock having a value (based on the average closing price) that corresponds to at least $25.50 per Union Planters share or a 20% decline from the stock price performance reflected by the index group, whichever is less.

                        Example -- If the average closing price were
                $20.00, and the ending index price, as of the determination date, were $45, the Union Planters ratio (.667) would be below the index ratio (.70, or .90 minus .20), and Jefferson Savings could terminate the agreement and plan of reorganization unless Union Planters elected within five days to increase the exchange ratio to equal .4544, which represents the lesser of (a) .552 (the result of dividing $11.04 (the product of 0.85, $30.00, and the .433 exchange ratio) by the average closing price ($20.00), rounded to the nearest ten-thousandth) and (b) .4544 (the result of dividing the index ratio (.70) times .433 by the Union Planters ratio (.667), rounded to the nearest ten-thousandth). Based on the assumed $20.00 average closing price, the new exchange ratio would represent a value to the Jefferson Savings stockholders of $9.09 per share.

        It is possible, however, that Jefferson Savings' board of directors would not elect to exercise its termination right, even if the average closing price is below $25.50 and the Union Planters ratio is below the index ratio. Under these circumstances, the exchange ratio would remain at .433, regardless of the fact that the average closing price is below $25.50. Conversely, it is possible that if Jefferson Savings' board of directors does elect to exercise its termination right, Union Planters' board of directors would not elect to increase the exchange ratio to prevent such termination, and under these circumstances the agreement and plan of reorganization would terminate.


        The actual market value of a share of Union Planters common stock at the effective time of the merger and at the time certificates for those shares are delivered following surrender and exchange of certificates for shares of Jefferson Savings common stock may be more or less than the average closing price. You are urged to obtain current market prices for Union Planters common stock and Jefferson Savings common stock. See "-- COMPARATIVE MARKET PRICES AND DIVIDENDS" on page 70.


EFFECT OF THE MERGER ON JEFFERSON SAVINGS OPTIONS

        When the merger becomes effective, each option granted under Jefferson Savings' stock plans that is outstanding (the "options"), whether or not exercisable, will either, at the election of the holder of the option, (i) be canceled in exchange for a cash payment that is equal to the value of each share of Jefferson Savings common stock that is subject to the option less the exercise price or (ii) become an option to purchase Union Planters common stock. The value of each share of Jefferson Savings common stock will be equal to the product of the exchange ratio (with adjustments) and the average closing price.

        IF YOU ARE A HOLDER OF OPTIONS TO PURCHASE JEFFERSON SAVINGS COMMON STOCK, YOU MUST MAKE A WRITTEN ELECTION AS TO WHETHER YOU WOULD LIKE TO EXCHANGE YOUR JEFFERSON SAVINGS OPTION FOR A CASH PAYMENT OR FOR OPTIONS TO PURCHASE UNION PLANTERS COMMON STOCK. SUCH WRITTEN ELECTION MUST BE MADE NO LATER THAN 5:00 P.M., CENTRAL TIME, ON THE 5TH DAY PRIOR TO THE DAY ON WHICH THE SCHEDULED EFFECTIVE TIME OF THE MERGER OCCURS. IF YOU DO NOT PROVIDE UNION PLANTERS WITH THIS WRITTEN ELECTION, YOU WILL RECEIVE A CASH PAYMENT IN EXCHANGE FOR YOUR OPTIONS TO PURCHASE JEFFERSON SAVINGS COMMON STOCK.

        If you choose to exchange your options to purchase Jefferson Savings common stock for options to purchase Union Planters common stock, Union Planters will assume each option you own in accordance with the terms of Jefferson Savings' stock plans and stock option or other agreement that evidences the option and will deliver to you Union Planters common stock upon the exercise of each option. After the merger becomes effective,

        (1) Union Planters and its Salary and Benefits Committee will be substituted for Jefferson Savings and the committee of Jefferson Savings' board of directors administering the Jefferson Savings' plans;

        (2) each option assumed by Union Planters may be exercised only for shares of Union Planters common stock;

        (3) the number of shares of Union Planters common stock subject to the option will be equal to the number of shares of Jefferson Savings common stock subject to the option immediately before the merger becomes effective multiplied by the exchange ratio (with adjustments) and rounding down to the nearest whole share; and

        (4) the per share exercise price under each option will be adjusted by dividing it by the exchange ratio and rounding up to the nearest cent.

        Notwithstanding the foregoing, each Jefferson Savings option which is converted into a Union Planters option and is an "incentive stock option" shall be adjusted as required by Section 424 of the Internal Revenue Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option, within the meaning of Section 424(h) of the Internal Revenue Code.

        For information with respect to stock options held by Jefferson Savings' management, see "-- Interests of Certain Persons in the Merger."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

            Union Planters and Jefferson Savings have not and do not intend to seek a ruling from the Internal Revenue Service as to the federal income tax consequences of the merger. The opinion of counsel, Lewis, Rice & Fingersh, L.C., as to certain of the expected federal income tax consequences of the merger is an exhibit to this proxy statement-prospectus and supports the following discussion of the anticipated federal income tax consequences of the merger to stockholders of Jefferson Savings. The opinion is based in part upon certain factual assumptions and upon certain factual representations made by Union Planters and Jefferson Savings, which representations tax counsel has relied upon and assumed to be true, correct and complete. If such representations are inaccurate, the opinion could be adversely affected. Opinions of tax counsel are not binding on the Internal Revenue Service or the courts, either of which could take a contrary position. This discussion is based on current law. Future legislative, judicial or administrative interpretations, which may be retroactive, could alter or modify the statements set forth herein. This discussion does not address, among other matters:

        (1)     state, local, or foreign tax consequences of the merger;

        (2) the tax consequences to Jefferson Savings stockholders who are subject to special rules under the Internal Revenue Code, such as foreign persons, tax-exempt organizations, insurance companies, financial institutions, dealers in stocks and securities, and persons who hold their stock in a hedging transaction or as part of a straddle or conversion transaction;

        (3) the tax consequences affecting shares of Jefferson Savings common stock acquired upon the exercise of stock options, stock purchase plan rights, or otherwise as compensation;

        (4) the tax consequences to holders of options to acquire shares of Jefferson Savings common stock; and

        (5) the tax consequences to Union Planters and Jefferson Savings of any income and deferred gain recognized pursuant to Treasury Regulations issued under Section 1502 of the Internal Revenue Code.

        Assuming that the merger is consummated in accordance with the agreement and plan of reorganization, it is anticipated that the following federal income tax consequences will occur:

        (1) The merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

        (2) No gain or loss will be recognized by the Jefferson Savings stockholders who exchange of all of their shares of Jefferson Savings common stock for Union Planters common stock pursuant to the merger, except that a gain or loss will be recognized on the receipt of any cash in lieu of a fractional share.

        (3) The tax basis of Union Planters common stock to be received by the Jefferson Savings stockholders, who exchange all of their shares of Jefferson Savings common stock solely for Union Planters common stock (including a fractional share interest in Union Planters common stock deemed received and redeemed) in the merger, will be the same as the tax basis of the Jefferson Savings common stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

        (4) The holding period of the Union Planters common stock to be received by Jefferson Savings stockholders, who exchange all of their Jefferson Savings common stock solely for Union Planters common stock (including a fractional share interest in Union Planters common stock deemed received and redeemed) in the merger, will include the holding period of the Jefferson Savings common stock surrendered in exchange therefor, provided that such Jefferson Savings shares were held as a capital asset by the Jefferson Savings stockholders on the date of the exchange.

        The obligation of Union Planters and Jefferson Savings to complete the merger is conditioned on, among other things, receipt by Union Planters of an opinion of Alston & Bird LLP and Jefferson Savings of an opinion of Lewis, Rice & Fingersh, L.C., with respect to certain of the federal income tax consequences of the merger. The conditions relating to the receipt of the tax opinion may be waived by both Union Planters and Jefferson Savings. Neither Union Planters nor Jefferson Savings currently intends to waive the conditions relating to the receipt of the tax opinion. If the conditions relating to the receipt of the tax opinion were waived and the material federal income tax consequences of the merger were substantially different from those described in this proxy statement-prospectus, Jefferson Savings would resolicit the approval of its stockholders prior to completing the merger.

        Tax consequences of the merger may vary depending upon the particular circumstances of each Jefferson Savings stockholder. Accordingly, you are urged to consult with your own tax advisors as to the specific tax consequences to you because of the merger, including the applicability and effect of state, local, and foreign tax laws.

BACKGROUND OF AND REASONS FOR THE MERGER

        BACKGROUND OF THE MERGER.

        Since Jefferson Savings became a publicly traded company in 1993, the Jefferson Savings board of directors sought to position its thrift subsidiary, Jefferson Heritage Bank, as an independent community banking alternative to the regional bank holding companies which had entered the St. Louis metropolitan area market. The Jefferson Savings board of directors believed that industry consolidation had created growth opportunities for an independent community bank and this strategy would result in the greatest long-term value for stockholders. To implement this strategy, Jefferson Savings created a sales-oriented retail banking culture in its branches and expanded through selective acquisitions into market areas in which the Jefferson Savings board of directors believed that its banking strategy would provide a competitive advantage.

        Pursuant to an agreement dated May 5, 1999 among Jefferson Savings and certain of its stockholders, namely, Gary L. Holland, The Gary Holland Trust, Brad Barkau, William Drake, Mark K. Drake, The Mary K. Drake Family Limited Partship, The William Drake Defined Benefit Plan,

Contango Limited Partnership, Howard Watson, Susan M. Watson and Intrepid, Ltd., two new nominees who advocated consideration of a wider range of strategic alternatives were elected to the Jefferson Savings board of directors at the Jefferson Savings' annual meeting of stockholders held on July 19, 1999. After discussions among the board of directors at its regular board meetings during the remainder of 1999, the Jefferson Savings board of directors concluded in early 2000 that Jefferson Savings should retain a financial advisor to assist in determining the future direction of Jefferson Savings. On January 11, 2000, Jefferson Savings retained the investment banking firm of Sandler O'Neill & Partners, L.P. as its financial advisor in order to assess its strategic alternatives with the objective of enhancing value to Jefferson Savings' stockholders.

        Sandler O'Neill reviewed Jefferson Savings' current competitive situation and discussed the projected relative returns to Jefferson Savings' stockholders under a variety of operating strategies, including continuing as an independent organization and pursuing its business plan or pursuing a business combination with a larger bank or thrift institution. Sandler O'Neill also evaluated various financial institutions that might potentially be interested in discussing a business combination if the Jefferson Savings board of directors chose to further explore this option. After extensive discussion, the Jefferson Savings board of directors authorized Sandler O'Neill to approach various financial institutions to determine their interest in entering into a business combination with Jefferson Savings. Beginning shortly thereafter, Sandler O'Neill, together with guidance from the senior management and the board of directors of Jefferson Savings, initiated a comprehensive process designed to determine levels of interest from outside parties regarding a potential acquisition of Jefferson Savings.

        During the period from January 2000 through April 2000, on behalf of Jefferson Savings, Sandler O'Neill approached twenty-three bank and thrift holding companies and acquisition companies which were considered by Sandler O'Neill and senior management of Jefferson Savings to be potential merger partners due to the past acquisition activity of such companies or the presence of such companies in the markets served by Jefferson Savings. During this time, Sandler O'Neill provided updates of their discussions to the executive committee of the Jefferson Savings board of directors on a weekly basis and to the full board of directors on a monthly basis. Of the companies initially contacted by Sandler O'Neill, six entered into confidentiality agreements and received offering memoranda regarding Jefferson Savings. After reviewing the offering memorandum, three companies, one of which was Union Planters, expressed interest in conducting further discussions regarding a business combination with Jefferson Savings. On April 19, 2000, Sandler O'Neill discussed the three interested parties with the Jefferson Savings board of directors. In early June 2000, Union Planters commenced a due diligence examination of Jefferson Savings. Shortly thereafter, the other interested parties advised Sandler O'Neill that they were not interested in Jefferson Savings' Missouri branches and declined to proceed further.

        After completing its preliminary due diligence examination of Jefferson Savings in early July 2000, Union Planters made an initial proposal to acquire Jefferson Savings at a price of $12.00 per share of Union Planters common stock, or an implied exchange ration of .4008 of a share of Union Planters common stock. After considering this proposal at its July 17, 2000 meeting, the Jefferson Savings board of directors instructed Sandler O'Neill to submit a counter-proposal to Union Planters of an exchange ratio of .4900 of a share of Union Planters common stock for each share of Jefferson

Savings common stock. Based on the trading price of Union Planters common stock at that time, this counter-proposal equated to approximately $14.67 per share of Jefferson Savings common stock.

        After exchanging a number of counter-proposals, Union Planters submitted a revised offer in early August 2000 with an exchange ratio of .433 of a share of Union Planters common stock for each share of Jefferson Savings common stock. Based on an assumed average trading price of Union Planters common stock of $30.00 per share, this counter-proposal equated to approximately $12.99 per share of Jefferson Savings common stock. At a special meeting held on August 16, 2000, the Jefferson Savings board of directors authorized the continuation of discussions with Union Planters using the .433 exchange ratio. During the last week of August 2000, Union Planters and Jefferson Savings and their respective advisors began the preparation and negotiation of the definitive documentation for the proposed transaction and commenced further due diligence reviews of the business and financial condition of each other.

        Negotiations continued and, on September 20, 2000, a special meeting of the Jefferson Savings board of directors was held to consider the proposed transaction with Union Planters. The Jefferson Savings board of directors reviewed in detail with Jefferson Savings' legal advisors, the terms of the merger and the proposed agreement and plan of reorganization and stock option agreement. Sandler O'Neill then rendered its opinion that the .433 exchange ratio was fair to Jefferson Savings stockholders from a financial point of view. After extensive and vigorous discussion, the Jefferson Savings board of directors unanimously approved the merger, the agreement and plan of reorganization and the stock option agreement.

        Later that day, the agreement and plan of reorganization and the stock option agreement were executed by Union Planters and Jefferson Savings and the proposed merger was publicly announced before the domestic stock markets opened on the next day.


        REASONS FOR THE MERGER.

        JEFFERSON SAVINGS. Jefferson Savings' board of directors has determined that the merger is in the best interests of Jefferson Savings and the Jefferson Savings stockholders and has unanimously approved the agreement and plan of reorganization, the related plan of merger and the transactions contemplated thereby, including the merger. In reaching its determination, Jefferson Savings' board of directors considered a number of factors, including, but not limited to, the following:

        (1) Information with respect to the financial condition, results of operations, business, and prospects of Jefferson Savings and Union Planters (see "BUSINESS OF JEFFERSON SAVINGS," "BUSINESS OF UNION PLANTERS," and "SUMMARY -- COMPARATIVE MARKET PRICES OF COMMON STOCK") and a review, based in part on presentations by Sandler O'Neill & Partners, L.P. and the due diligence reviews by Sandler O'Neill & Partners, L.P. and management, of the business, operations, financial condition, earnings, and prospects of Union Planters;

        (2) The structure of the contemplated transaction, together with the exchange ratio in the merger from a number of valuation perspectives, as presented by Sandler O'Neill & Partners, L.P., and the current market value of the merger to the Jefferson Savings stockholders. Jefferson Savings' board of directors considered that, based upon the closing prices of Union Planters common stock and Jefferson Savings common stock on the last trading day preceding its approval of the merger (September 19, 2000), the exchange ratio represented a market premium at such time of $3.00 per share, or approximately 26.6%;

        (3) The opinion of Sandler O'Neill & Partners, L.P. that as of September 19, 2000, the exchange ratio of .433 of a share of Union Planters common stock for each share of Jefferson Savings common stock was fair to the Jefferson Savings stockholders from a financial point of view (See "-- Opinion of Jefferson Savings' Financial Advisor");

        (4) The current and prospective economic and competitive environment facing Jefferson Savings; the range of possible values available to the Jefferson Savings stockholders by remaining independent and by pursuing other strategic options, including the likelihood of actually receiving those values; and the inability of Jefferson Savings to achieve comparable value in the foreseeable future by remaining independent;

        (5) The potential ability of Union Planters, after the merger, to enhance the products and services currently provided by Jefferson Savings to its customers and the combined market share, after the merger, of Jefferson Savings and Union Planters in important markets in Missouri and Texas;

        (6) The effect of the merger on Jefferson Savings' customers and the communities it serves, including the impact of divestitures and cost saving measures associated with the merger;

        (7) The terms and conditions of the agreement and plan of reorganization and the related plan of merger, including the tax-free nature of the merger, the stock option agreement, and the other documents executed in connection with the merger;

        (8) The provision of the agreement and plan of reorganization that permits Jefferson Savings' board of directors to terminate the merger if the price of Union Planters common stock falls more than a specified amount relative to an index based on the stock of other financial institutions, unless Union Planters agrees to adjust the exchange ratio upwards to offset the decrease in the price of Union Planters common stock (see "-- What You Will Receive in the Merger" and "-- Conditions to Consummation of the Merger"); and

        (9) An evaluation of the risks to consummation of the merger, including, among others, the risks associated with obtaining all necessary regulatory approvals without the imposition of any condition which differs from conditions customarily imposed in approving acquisitions of the type contemplated by the agreement and plan of reorganization and compliance with which would materially adversely affect the anticipated benefits of the transaction to Union Planters.

        (10) The consistency of the merger with Jefferson Savings' long-term business strategy and our review of alternatives to the merger.

        (11) Our view that the combination of Jefferson Savings and Union Planters presents manageable execution risk in view of the similar markets and customer demographics served by Jefferson Savings and Union Planters, the similar business lines and business cultures of the two companies and the prior experience of Union Planters' management in successfully completing acquisitions and integrating the acquired companies.

        (12) The opinion of Sandler O'Neill & Partners, L.P. that the consideration to be received by the stockholders of Jefferson Savings pursuant to the agreement and plan of reorganization remains fair to such stockholders from a financial point of view.

        (13) The likelihood that the merger will be approved by the appropriate regulatory authorities. In this connection, we considered that there is only a modest amount of branch overlap in the St. Louis metropolitan market and that no divestitures of assets and deposit liabilities of either company is expected to be required by regulatory authorities in connection with the merger.

        The foregoing discussion of the information and factors considered by Jefferson Savings' board of directors is not intended to be exhaustive, but constitutes material factors considered by Jefferson Savings' board of directors. In view of the variety of factors considered in connection with its evaluation of the merger, Jefferson Savings' board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination and individual directors may have given different weight to different factors. In considering and approving the merger, Jefferson Savings' board of directors relied upon information and analysis prepared by its management and by Sandler O'Neill & Partners, L.P. Throughout their deliberations, Jefferson Savings' executive committee and Jefferson Savings' board of directors received the advice of special counsel experienced in bank merger matters.

        For the reasons set forth above, Jefferson Savings' board of directors has determined that the merger is in the best interests of Jefferson Savings and the Jefferson Savings stockholders. ACCORDINGLY, JEFFERSON SAVINGS' BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE JEFFERSON SAVINGS STOCKHOLDERS VOTE FOR THE AGREEMENT AND PLAN OF REORGANIZATION, THE RELATED PLAN OF MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER.

        UNION PLANTERS. Union Planters' board of directors has determined that the merger is in the best interests of Union Planters and the Union Planters stockholders and has unanimously approved the agreement and plan of reorganization and the related plan of merger. In reaching its determination, Union Planters' board of directors considered a number of factors, including, but not limited to, the following:

        (1) Transaction Strengthens Union Planters' Franchise. The merger will increase Union Planters' presence in a number of markets. This is particularly true in Metropolitan Statistical Areas (i.e., non-rural) such as St. Louis, Missouri.

        (2) Transaction Leverages Union Planters' Strategy and Investments. The merger will allow Union Planters to apply its customer information know-how and sales culture to a substantially increased number of households. This should result in providing additional and needed services to customers as well as greater profitability.

        (3) Information Concerning Jefferson Savings. Union Planters' board of directors considered information in part derived from presentations by Union Planters' management and the due diligence review by Union Planters' management as well as its financial and legal advisors concerning the business, operations, earnings, asset quality, and financial condition of Jefferson Savings, and aspects of the Jefferson Savings franchise, including the market position of Jefferson Savings in each of the markets in which it operates and the compatibility of the community bank orientation of the operations of Jefferson Savings to that of Union Planters. Union Planters' board of directors concluded that Jefferson Savings is a well managed financial institution which is well positioned in its market areas and which presents an attractive opportunity for Union Planters to strengthen its franchise in all markets in which Jefferson Savings operates and to achieve certain economies of scale that would allow the combined entity to increase efficiency and enable cost savings in areas in which the franchises overlap.

        (4) Nonfinancial Terms of the Merger. Union Planters' board of directors considered various nonfinancial aspects of the merger, including the treatment of the merger as a tax-free exchange of Jefferson Savings common stock for Union Planters common stock for federal income tax purposes, and the likelihood of the merger being approved by applicable regulatory authorities without undue conditions or delay.

        (5) Transaction Risks. Union Planters' board of directors also considered the risk associated with the merger, including, among others, the risks associated with obtaining all necessary regulatory approvals without the imposition of any condition which differs from conditions customarily imposed in approving acquisitions of the type contemplated by the agreement and plan of reorganization and compliance with which would materially adversely affect the anticipated benefits of the transaction to Union Planters.

        The foregoing discussion of the information and factors considered by Union Planters' board of directors is not intended to be exhaustive but includes all material factors considered by Union Planters' board of directors. In reaching its determination to approve the merger and the agreement and plan of reorganization and the related plan of merger, Union Planters' board of directors did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. After deliberating with respect to the merger and the other transactions contemplated by the agreement and plan of reorganization, and considering, among other things, the matters discussed above and the opinion of Union Planters' management referred to above, Union Planters' board of directors determined that the merger is in the best interests of the Union Planters stockholders and unanimously approved the agreement and plan of reorganization, the related plan of merger and the merger.

OPINION OF JEFFERSON SAVINGS' FINANCIAL ADVISOR

        By letter agreement dated as of January 11, 2000, Jefferson Savings retained Sandler O'Neill & Partners, L.P. as an independent financial advisor in connection with Jefferson Savings' consideration of a possible business combination with a second party. Sandler O'Neill & Partners, L.P. is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O'Neill & Partners, L.P. is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

        Sandler O'Neill & Partners, L.P. acted as financial advisor to Jefferson Savings in connection with the merger and participated in certain of the negotiations leading to the merger agreement. At the request of the Jefferson Savings board of directors, representatives of Sandler O'Neill & Partners, L.P. attended the September 20, 2000 meeting of the Jefferson Savings board of directors at which the board of directors considered and approved the merger agreement. At the meeting, Sandler O'Neill & Partners, L.P. delivered to the Jefferson Savings board of directors its oral opinion, subsequently confirmed in writing, that, as of such date, the exchange ratio was fair to Jefferson Savings stockholders from a financial point of view. Sandler O'Neill & Partners, L.P. has also delivered to the Jefferson Savings board of directors a written opinion dated the date of this proxy statement-prospectus which is substantially identical to the September 20, 2000 opinion. THE FULL TEXT OF SANDLER O'NEILL & PARTNERS, L.P.'S OPINION IS ATTACHED AS APPENDIX C TO THIS PROXY STATEMENT-PROSPECTUS. THE OPINION OUTLINES THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY SANDLER O'NEILL & PARTNERS, L.P. IN RENDERING ITS OPINION. THE OPINION OF SANDLER O'NEILL & PARTNERS, L.P. IS INCORPORATED BY REFERENCE INTO THIS DESCRIPTION OF THE OPINION AND THIS DESCRIPTION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE OPINION. YOU ARE URGED TO CAREFULLY READ THE OPINION IN CONNECTION WITH YOUR CONSIDERATION OF THE PROPOSED MERGER.

        SANDLER O'NEILL & PARTNERS, L.P.'S OPINION WAS DIRECTED TO THE JEFFERSON SAVINGS BOARD OF DIRECTORS AND WAS PROVIDED FOR ITS INFORMATION IN CONSIDERING THE MERGER. THE OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE EXCHANGE RATIO TO YOU FROM A FINANCIAL POINT OF VIEW. IT DOES NOT ADDRESS THE UNDERLYING BUSINESS DECISION OF JEFFERSON SAVINGS TO ENGAGE IN

THE MERGER OR ANY OTHER ASPECT OF THE MERGER AND IS NOT A RECOMMENDATION TO YOU AS TO HOW YOU SHOULD VOTE AT THE SPECIAL MEETING WITH RESPECT TO THE MERGER OR ANY OTHER RELATED MATTER.

        In rendering its September 20, 2000 opinion, Sandler O'Neill & Partners, L.P. performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O'Neill & Partners, L.P., but is not a complete description of all the analyses underlying Sandler O'Neill & Partners, L.P.'s opinion. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill & Partners, L.P. believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O'Neill & Partners, L.P.'s comparative analyses described below is identical to Jefferson Savings or Union Planters and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Jefferson Savings and Union Planters and the companies to which they are being compared.

        The earnings projections for Jefferson Savings and Union Planters relied upon by Sandler O'Neill & Partners, L.P. in its analyses were reviewed with management and were based upon internal projections for the years ending December 31, 2000 through December 31, 2002 of Jefferson Savings provided to Sandler O'Neill & Partners, L.P. and on published IBES consensus earnings estimates for 2000 and 2001 for Union Planters. For periods after 2002 for Jefferson Savings, Sandler O'Neill & Partners, L.P. assumed, with the consent of the management of Jefferson Savings an annual growth rate on earning assets of 6.25%. For periods after 2001 for Union Planters, Sandler O'Neill & Partners, L.P. assumed an annual growth rate on earning assets of 7.5%. The earnings projections of Jefferson Savings furnished to Sandler O'Neill & Partners, L.P. were prepared by the senior management of Jefferson Savings for internal purposes only and not with a view towards public disclosure. Those projections, as well as the other earnings estimates relied upon by Sandler O'Neill & Partners, L.P. in its analyses, were based on numerous variables and assumptions which are inherently uncertain and accordingly, actual results could vary materially from those set forth in such projections.

        In performing its analyses, Sandler O'Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Jefferson Savings, Union Planters and Sandler O'Neill & Partners, L.P. The analyses performed by Sandler O'Neill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Sandler O'Neill & Partners, L.P. prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Jefferson Savings board of directors at its meeting on September 20, 2000. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O'Neill & Partners, L.P.'s analyses do not necessarily reflect the value of Jefferson Savings common stock or Union Planters common stock or the prices at which Jefferson Savings common stock or Union Planters common stock may be sold at any time.


        SUMMARY OF PROPOSAL. Sandler O'Neill & Partners, L.P. reviewed the financial terms of the proposed transaction. Based on the closing price of Union Planters common stock on September 19, 2000, of $33.0625 and an exchange ratio of .433, Sandler O'Neill & Partners, L.P. calculated an implied transaction value per share of Jefferson Savings common stock of $14.32. The implied aggregate capitalized transaction value was approximately $146.1 million, based upon 10,206,484 fully diluted shares of Jefferson Savings common stock outstanding, which was determined using the treasury stock method at the implied value of $14.32. Based upon the implied transaction value and Jefferson Savings's June 30, 2000 financial information, Sandler O'Neill & Partners, L.P. calculated the following ratios:


            Implied value/Book value                                            1.05x
            Implied value/Tangible book value                                   1.23x
            Implied value/Last Twelve Months Ended June 2000 EPS                12.34x

For purposes of Sandler O'Neill & Partners, L.P.'s analyses, earnings per share were based on fully diluted earnings per share. Sandler O'Neill & Partners, L.P. noted that the implied transaction value represented a 26.6% premium over the September 19, 2000 closing price of Jefferson Savings common stock of $11.3125.

        STOCK TRADING HISTORY. Sandler O'Neill & Partners, L.P. reviewed the history of the reported trading prices and volume of Jefferson Savings common stock and Union Planters common stock, and the relationship between the movements in the prices of Jefferson Savings common stock and Union Planters common stock, respectively, to movements in certain stock indices, including the Standard & Poor's 500 Index, the NASDAQ Bank Index, and the median performance of a composite group of publicly traded regional savings institutions of comparable size selected by Sandler O'Neill & Partners, L.P. for Jefferson Savings and a composite group of publicly traded commercial banks of comparable size selected by Sandler O'Neill & Partners, L.P. for Union Planters. During the one year period ending on September 18, 2000, the Jefferson Savings common stock outperformed its composite group and underperformed the S&P Index and the NASDAQ Bank Index, while the Union Planters common stock underperformed each of the indices to which it was compared.

        COMPARABLE COMPANY ANALYSIS. Sandler O'Neill & Partners, L.P. used publicly available information to compare selected financial and market trading information for Jefferson Savings and two groups of savings institutions selected by Sandler O'Neill & Partners, L.P. The Regional Group consisted of Jefferson Savings and the following ten publicly traded regional savings institutions:

         Alliance Bancorp                       Camco Financial Corp.
         CFS Bancorp Inc.                       First Defiance Financial
         First Federal Capital Corp.            First Indiana Corp.
         First Place Financial Corp.            Metropolitan Financial Corp.
         St. Francis Capital Corp.              United Community Financial Corp.

The Highly Valued Group consisted of the following 11 publicly traded savings institutions which had a return on average equity of greater than 14% (based on last twelve months' earnings) and a price- to-tangible book value of greater than 150%:

         Downey Financial Corp.                 First Essex Bancorp.
         First Federal Capital Corp.            First Financial Holdings Inc.
         FirstFed Financial Corp.               MAF Bancorp Inc.
         NASB Financial Inc.                    Queens County Bancorp Inc.
         Roslyn Bancorp Inc.                    Washington Federal Inc.
         Webster Financial Corp.

The analysis compared publicly available financial information for Jefferson Savings and the median data for each of the Regional Group and Highly Valued Group as of and for each of the years ended December 31, 1995 through 1999 and as of and for the twelve months ended June 30, 2000. The table below sets forth the comparative data as of and for the twelve months ended June 30, 2000.


                                                                    Jefferson Savings                Regional Group
                                                                    -----------------                --------------
Total Assets in thousands...................................    $       1,634,214            $          1,656,428
Annual growth rate of total assets..........................                 7.12%                          10.55%
Tangible equity/total assets................................                 6.82                            7.82
Intangible assets/total equity..............................                14.69                            5.24
Net loans/total assets......................................                79.20                           75.45
Cash and securities/total assets............................                15.98                           18.63
Gross loans/total deposits..................................               132.70                          117.99
Total borrowings/total assets...............................                30.70                           25.28
Non-performing assets/total assets..........................                  .63                             .34
Loan loss reserves/gross loans..............................                  .56                             .74
Net interest margin.........................................                 2.86                            3.00
Loan loss provision/average assets..........................                  .07                             .08
Non-interest income/average assets..........................                  .41                             .52
Non-interest expense/average assets.........................                 1.91                            2.12
Efficiency ratio............................................                57.04                           62.23
Return on average assets....................................                  .71                             .74
Return on average equity....................................                 8.90                            9.18
Price/tangible book value per share.........................                95.49                           93.13
Price/earnings per share....................................                 9.59x                          10.54x
Dividend yield..............................................                 2.52%                           3.06%
Dividend payout ratio.......................................                24.14                           31.03

                                                                             Highly
                                                                          Valued Group
                                                                          ------------
Total Assets in thousands...................................     $          4,182,932
Annual growth rate of total assets..........................                    15.28%
Tangible equity/total assets................................                     5.77
Intangible assets/total equity..............................                     4.58
Net loans/total assets......................................                    81.95
Cash and securities/total assets............................                    16.00
Gross loans/total deposits..................................                   144.99
Total borrowings/total assets...............................                    33.35
Non-performing assets/total assets..........................                      .29
Loan loss reserves/gross loans..............................                      .78
Net interest margin.........................................                     3.07
Loan loss provision/average assets..........................                      .03
Non-interest income/average assets..........................                      .48
Non-interest expense/average assets.........................                     1.33
Efficiency ratio............................................                    46.12
Return on average assets....................................                     1.08
Return on average equity....................................                    15.77
Price/tangible book value per share.........................                   177.43
Price/earnings per share....................................                    10.63x
Dividend yield..............................................                     2.69%
Dividend payout ratio.......................................                    32.20

        Sandler O'Neill & Partners, L.P. also used publicly available information to perform a similar comparison of selected financial and market trading information for Union Planters and two different groups of commercial banks. The Union Planters Nationwide Group consisted of Union Planters and the following 12 publicly traded commercial banks:

             AmSouth Bancorp.                    BB&T Corp.
             Comerica Inc.                       Fifth Third Bancorp
             Huntington Bancshares Inc.          Marshall & Ilsley Corp.
             Mellon Financial Corp.              Northern Trust Corp.
             Regions Financial Corp.             SouthTrust Corp.
             Summit Bancorp                      UnionBanCal Corp.

The High Performing Group consisted of the following seven publicly traded commercial banks that had a return on average equity of greater than 17% (based on last twelve months' earnings) and a price to tangible book value of greater than 280%:

             BB&T Corp.                          Comerica Inc.
             Fifth Third Bancorp                 Huntington Bancshares Inc.
             Marshall & Ilsley Corp.             Mellon Financial Corp.
             Northern Trust Corp.

The analysis compared publicly available financial information for Union Planters with the median data for each of the Union Planters Nationwide Group and High Performing Group as of and for each of the years ended December 31, 1995 through 1999 and as of and for the twelve months ended June 30, 2000. The table below sets forth the comparative data as of and for the twelve months ended June 30, 2000.


                                                                      Union Planters                Nationwide Group
                                                                      --------------                ----------------
Total Assets in thousands...................................    $      34,226,813          $           41,065,478
Annual growth rate of total assets..........................                 6.10%                           7.93%
Tangible equity/total assets................................                 5.01                            6.09
Intangible assets/total equity..............................                36.51                           15.92
Net loans/total assets......................................                68.19                           68.17
Cash and securities/total assets............................                24.15                           24.74
Gross loans/total deposits..................................               101.69                          101.69
Total bortrowings/total assets..............................                21.67                           23.98
Non-performing assets/total assets..........................                  .51                             .42
Loan loss reserves/gross loans..............................                 1.46                            1.41
Net interest margin.........................................                 4.36                            3.83
Loan loss provision/average assets..........................                  .23                             .28
Non-interest income/average assets..........................                 1.52                            1.84
Non-interest expense/average assets.........................                 3.27                            3.00
Efficiency ratio............................................                56.17                           53.47
Return on average assets....................................                 1.23                            1.40
Return on average equity....................................                14.15                           17.15
Price/tangible book value per share.........................               262.04                          290.64
Price/earnings per share....................................                11.20x                          12.84x
Dividend yield..............................................                 6.07%                           3.08%
Dividend payout ratio.......................................                68.03                           43.03

                                                                               Highly
                                                                            Valued Group
                                                                            ------------
Total Assets in thousands...................................     $           41,065,478
Annual growth rate of total assets..........................                      10.45%
Tangible equity/total assets................................                       6.27
Intangible assets/total equity..............................                      15.92
Net loans/total assets......................................                      67.11
Cash and securities/total assets............................                      24.85
Gross loans/total deposits..................................                     102.89
Total bortrowings/total assets..............................                      24.9396
Non-performing assets/total assets..........................                        .33
Loan loss reserves/gross loans..............................                       1.44
Net interest margin.........................................                       3.83
Loan loss provision/average assets..........................                        .23
Non-interest income/average assets..........................                       2.20
Non-interest expense/average assets.........................                       3.11
Efficiency ratio............................................                      53.47
Return on average assets....................................                       1.50
Return on average equity....................................                      19.38
Price/tangible book value per share.........................                     347.88
Price/earnings per share....................................                      16.75x
Dividend yield..............................................                       1.95%
Dividend payout ratio.......................................                      42.71

        ANALYSIS OF SELECTED MERGER TRANSACTIONS. Sandler O'Neill & Partners, L.P. reviewed certain other transactions announced from January 1, 2000 to September 18, 2000, involving publicly traded savings institutions as acquired institutions with transaction values greater than $15 million. Sandler O'Neill & Partners, L.P. reviewed 26 transactions announced nationwide ("Nationwide Transactions"), 10 transactions announced in the Midwest region, comprised of Illinois, Indiana, Iowa, Kansas, Kentucky, Michigan, Minnesota, Missouri, Nebraska, North Dakota, Ohio, South Dakota and Wisconsin (the "Midwest Transactions"), and 18 transactions announced nationwide where the selling institution's return on average equity was less than 10% (the "Selected Transactions"). Sandler O'Neill & Partners, L.P. reviewed the multiples of transaction value to last four quarters' earnings, relative buyer price to last four quarters' earnings, transaction value to book value, relative buyer price to book value, transaction value to tangible book value, and premium to market and computed high, low, mean and median multiples and premiums for the respective groups of transactions.

                                                           Nationwide Transactions                 Midwest Transactions
                                                           -----------------------                 --------------------
                                                         High         Low        Median        High         Low        Median
                                                         ----         ---        ------        ----         ---        ------
Deal price/LTM EPS.................................      31.5x       11.0x        17.5x        20.1x       12.2x        18.8x
Relative buyer price/ LTM EPS......................       301%         58%         142%         214%         58%         131%
Deal price/book value..............................      2.42x         80x        1.40x        1.98x        .80x        1.27x
Relative buyer price/book value....................       282%         38%          87%         168%         38%          65%
Deal price/tangible book value.....................      2.42x         80x        1.43x        2.30x        .80x        1.27x
Premium to trading market..........................        87%         -1%          25%          63%         -1%          20%


                                                                 Selected Transactions
                                                                 ---------------------
                                                             High         Low         Median
                                                             ----         ---         ------
Deal price/LTM EPS.................................         29.0 x      12.2 x        18.8 x
Relative buyer price/ LTM EPS......................           224%         89%          146%
Deal price/book value..............................          1.69x        .80x         1.35x
Relative buyer price/book value....................           235%         38%           87%
Deal price/tangible book value.....................          1.77x        .80x         1.40x
Premium to trading market..........................            87%         -1%           27%

        DISCOUNTED DIVIDEND STREAM AND TERMINAL VALUE ANALYSIS. Sandler O'Neill & Partners, L.P. also performed an analysis which estimated the future stream of after-tax dividend flows of Jefferson Savings through December 31, 2003 under various circumstances, assuming Jefferson Savings' current dividend payout ratio and that Jefferson Savings performed in accordance with the earnings forecasts reviewed with management. To approximate the terminal value of Jefferson Savings common stock at December 31, 2003, Sandler O'Neill & Partners, L.P. applied price/earnings multiples ranging from 7x to 19.5x and applied multiples of tangible book value ranging from 70% to 195%. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 9% to 15% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Jefferson Savings common stock. As illustrated in the following table, this analysis indicated an imputed range of values per share of Jefferson Savings common stock of $7.50 to $22.93 when applying the price/earnings multiples and $7.74 to $23.72 when applying multiples of tangible book value. As calculated by Sandler O'Neill & Partners, L.P., the implied transaction value per share of Jefferson Savings common stock in the merger was $14.32.

                                                              Tangible Book
                     Price/Earnings Multiples                 Value Multiples
    Discount         ------------------------                 ---------------
      Rate         7x                     19.5x        .70x                   1.95x
      ----         --                     -----        ----                   -----
       9%         $8.96                  $22.93        $9.24                  $23.72
       11          8.43                   21.55         8.70                   22.29
       13          7.95                   20.27         8.20                   20.97
       15          7.50                   19.09         7.74                   19.74



        In connection with its analysis, Sandler O'Neill & Partners, L.P. considered and discussed with the Jefferson Savings board of directors how the present value analysis would be affected by changes in the underlying assumptions, including variations with respect to the growth rate of assets, net interest spread, non-interest income, non-interest expenses and dividend payout ratio. Sandler O'Neill & Partners, L.P. noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.


        PRO FORMA MERGER ANALYSIS. Sandler O'Neill & Partners, L.P. analyzed certain potential pro forma effects of the merger, based upon the exchange ratio of .433, Union Planters' and

Jefferson Savings' current and projected income statements and balance sheets and assumptions regarding the economic environment, accounting and tax treatment of the merger, charges associated with the merger, operating efficiencies and other adjustments discussed with the senior managements of Jefferson Savings and Union Planters. As illustrated in the following table, for the twelve months ending December 21, 2001 this analysis indicated that the merger would be accretive to Union Planters' earnings per share and tangible book value per share assuming the merger is completed in the fourth quarter of 2000. The analysis also indicated that, from a Jefferson Savings stockholder's perspective, as compared to the projected stand-alone performance of Jefferson Savings, the merger would be accretive to Jefferson Savings' projected earnings per share and dividend, and would be dilutive to tangible book value per share for the twelve months ending December 31, 2001. The actual results achieved by Union Planters and Jefferson Savings may vary from projected results and the variations may be material.


                                                       Union Planters                                Jefferson Savings
        Twelve months ending                           --------------                                -----------------
          December 31, 2001                Stand-alone              Pro Forma              Stand-alone             Pro Forma(1)
          -----------------                -----------              ---------              -----------             ------------
Projected EPS..........................       $3.26                   $3.26                   $1.27                   $1.42
Projected tangible book value..........       14.92                   15.29                   12.94                    6.62
Projected dividend.....................          NM                      NM                     .32                     .62


---------------

(1) Determined by multiplying the Union Planters values by the exchange ratio of .433.

        CONTRIBUTION ANALYSIS. Sandler O'Neill & Partners, L.P. reviewed the relative contributions to be made by Jefferson Savings and Union Planters to the combined institution based on data at and for the twelve months ended June 30, 2000. This analysis indicated that the implied contributions to the combined entity were as follows:

                                                                      Jefferson Savings                Union Planters
                                                                      -----------------                --------------
Total Assets................................................                 4.56%                          95.44%
Total net loans.............................................                 5.25                           94.75
Goodwill                                                                     1.91                           98.09
Total deposits..............................................                 4.04                           95.96
Total borrowings............................................                 6.34                           93.66
Tangible equity.............................................                 6.11                           93.89
Total equity................................................                 4.62                           95.38
GAAP earnings for the twelve months
   ended June 30, 2000......................................                 2.66                           97.34
GAAP earnings for the projected year
   ended December 31, 2000..................................                 2.61                           97.39
Percentage of pro forma shares owned(1).....................                 2.60                           97.40

-----------------------

(1) Determined using a fixed exchange ratio of .433.

        In connection with rendering its September 20, 2000 opinion, Sandler O'Neill & Partners, L.P. reviewed, among other things: (1) the agreement and plan of reorganization and exhibits thereto, and the related plan of merger; (2) the stock option agreement, dated September 20, 2000, by and between Jefferson Savings and Union Planters; (3) certain publicly available financial statements and other historical financial information of Jefferson Savings that they deemed relevant; (4) certain publicly available financial statements and other historical financial information of Union Planters that they deemed relevant; (5) certain internal financial analyses and forecasts of Jefferson Savings prepared by and/or reviewed with management of Jefferson Savings and the views of senior management of Jefferson Savings, based on certain limited discussions with certain members of senior management, regarding Jefferson Savings' past and current business, financial condition, results of operations and future prospects; (6) consensus earnings per share estimates for Union Planters for the years ending December 31, 2000 and 2001 published by IBES and the views of senior management of Union Planters, based on certain limited discussions with certain members of senior management, regarding Union Planters' past and current business, financial condition, results of operations and future prospects; (7) the pro forma impact of the merger; (8) the publicly reported historical price and trading activity for Jefferson Savings' and Union Planters' common stock, including a comparison of certain financial and stock market information for Jefferson Savings and Union Planters with similar publicly available information for certain other companies the securities of which are publicly traded; (9) the financial terms of recent business combinations in the savings institution industry, to the extent publicly available; (10) the current market environment generally and the banking environment in particular; and (11) such other information, financial studies, analyses and investigations and financial, economic and market criteria as they considered relevant.

        In connection with rendering its opinion included as Appendix C to this proxy statement-prospectus, Sandler O'Neill & Partners, L.P. confirmed the appropriateness of its reliance on the analyses used to render its opinion dated as of September 20, 2000 by performing procedures to update certain of such analyses and by reviewing the assumptions upon which such analyses were based and the other factors considered in rendering its opinion.

        In performing its reviews and analyses, Sandler O'Neill & Partners, L.P. assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with it, and Sandler O'Neill & Partners, L.P. did not assume any responsibility or liability for independently verifying the accuracy or completeness of any of such information. Sandler O'Neill & Partners, L.P. did not make an independent evaluation or appraisal of the assets, the collateral securing assets or the liabilities, contingent or otherwise, of Jefferson Savings or Union Planters or any of their respective subsidiaries, or the collectibility of any such assets, nor was it furnished with any such evaluations or appraisals. Sandler O'Neill & Partners, L.P. is not an expert in the evaluation of allowances for loan losses and it has not made an independent evaluation of the adequacy of the allowance for loan losses of Jefferson Savings or Union Planters, nor has it reviewed any individual credit files relating to Jefferson Savings or Union Planters. With Jefferson Savings' consent, Sandler O'Neill & Partners, L.P. has assumed that the respective allowances for loan losses for both Jefferson Savings and Union Planters are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, Sandler O'Neill & Partners, L.P. has not conducted any physical inspection of the properties or facilities of Jefferson Savings or Union Planters. With respect to all financial projections prepared by and/or reviewed with each company's management and the published earnings per share estimates of Union Planters used by Sandler O'Neill & Partners, L.P. in its analyses, Sandler O'Neill & Partners, L.P. assumed that they reflected the best currently available estimates and judgments of the respective managements of the respective future financial performances of Jefferson Savings and Union Planters and that such performances will be achieved. Sandler O'Neill & Partners, L.P. expressed no opinion as to such financial projections or the assumptions on which they were based.

        Sandler O'Neill & Partners, L.P.'s opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Sandler O'Neill & Partners, L.P. assumed, in all respects material to its analysis, that all of the representations and warranties contained in the agreement and plan of reorganization and the related plan of merger are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the Agreement are not waived. Sandler O'Neill & Partners, L.P. also assumed, with Jefferson Savings' consent, that there has been no material change in Jefferson Savings' or Union Planters' assets, financial condition, results of operations, business or prospects since the date of the last publicly filed financial statements made available to them, that Jefferson Savings and Union Planters will remain as going concerns for all periods relevant to its analyses, and that the merger will be accounted for as a purchase and will qualify as a tax-free reorganization for federal income tax purposes.


        Jefferson Savings has agreed to pay Sandler O'Neill & Partners, L.P. a transaction fee in connection with the merger, a substantial portion of which is contingent upon the closing of the merger. Based on the closing price of Union Planters common stock on December 8, 2000 (the latest practicable date prior to the date of this proxy statement-prospectus), Jefferson Savings would pay Sandler O'Neill & Partners, L.P. a transaction fee of approximately $ 1,418,838, of which $500,000 has been paid and the balance will be paid when the merger is closed. Jefferson Savings has also agreed to reimburse Sandler O'Neill & Partners, L.P. for its reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O'Neill & Partners, L.P. and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.



        In the ordinary course of its business as a broker-dealer, Sandler O'Neill & Partners, L.P. may also purchase securities from and sell securities to Jefferson Savings and Union Planters and may actively trade the equity or debt securities of Jefferson Savings and Union Planters and their respective affiliates for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

EFFECTIVE TIME OF THE MERGER

        Subject to the conditions to the obligations of the parties to effect the merger, the merger will become effective on the date and at the time specified in the articles of merger reflecting the merger to be filed with the Secretary of State of the state of Tennessee and the certificate of merger reflecting the merger to be filed with the Secretary of State of the state of Delaware. Unless Union Planters and Jefferson Savings agree otherwise, they will use reasonable efforts to cause the merger to become effective on the date designated by Union Planters that is on or before the 15th day after the last to occur of:

        (1) the effective date of the last consent of any regulatory authority having authority over and approving or exempting the merger (taking into account any required waiting period); and

        (2) the date on which Jefferson Savings stockholders approve the merger.

        We anticipate that the merger will become effective during the first quarter of 2001, however, delays could occur.

        We cannot assure you that the necessary stockholder and regulatory approvals of the merger will be obtained or that other conditions to consummation of the merger can or will be satisfied. Either Jefferson Savings' or Union Planters' board of directors may terminate the agreement and plan of reorganization if the merger is not completed by June 30, 2001, unless it is not completed because of the willful breach of the agreement and plan of reorganization by the party seeking termination. See "-- Conditions to Consummation of the Merger" and "-- Waiver, Amendment, and Termination."

DISTRIBUTION OF UNION PLANTERS STOCK CERTIFICATES

        Promptly after the merger is completed you, as a former Jefferson Savings stockholder, will be mailed a letter of transmittal and instructions for the exchange of your certificates representing shares of Jefferson Savings common stock for certificates representing shares of Union Planters common stock.

        YOU SHOULD NOT SEND IN YOUR JEFFERSON SAVINGS COMMON STOCK CERTIFICATES UNTIL YOU RECEIVE A LETTER OF TRANSMITTAL AND INSTRUCTIONS.

        After you surrender to the exchange agent your certificates for Jefferson Savings common stock with a properly completed letter of transmittal, the exchange agent will mail you a certificate or certificates representing the number of shares of Union Planters common stock to which you are entitled and a check for the amount to be paid in lieu of any fractional share (without interest), if any, together with all undelivered dividends or distributions in respect of the shares of Union Planters common stock (without interest thereon), if any. Union Planters will not be obligated to deliver the consideration to you, as a former Jefferson Savings stockholder, until you have surrendered your Jefferson Savings common stock certificates.

        Whenever a dividend or other distribution is declared by Union Planters on Union Planters common stock with a record date after the date on which the merger became effective, the declaration will include dividends or other distributions on all shares of Union Planters common stock that may be issued in the merger. However, Union Planters will not pay any dividend or other distribution that is payable following 30 days after the effective date of the merger to any former Jefferson Savings stockholder who has not surrendered his or her Jefferson Savings common stock certificate until the holder surrenders the certificate. If any Jefferson Savings stockholder's common stock certificate has been lost, stolen, or destroyed, the exchange agent will issue the shares of Union Planters common stock and any cash in lieu of fractional shares upon the stockholder's submission of (i) an affidavit claiming the certificate to be lost, stolen, or destroyed by the stockholder of record, (ii) an open penalty lost securities bond from a reputable surety bonding company, as indemnity against any claim that may be made against Union Planters with respect to the certificate, and (iii) any other documents necessary to give effect to a proper exchange of certificates.

        At the time the merger becomes effective, the stock transfer books of Jefferson Savings will be closed to Jefferson Savings' stockholders and no transfer of shares of Jefferson Savings common stock by any stockholder will thereafter be made or recognized. If certificates for shares of Jefferson Savings common stock are presented for transfer after the merger becomes effective, they will be canceled and exchanged for shares of Union Planters common stock, a check for the amount due in lieu of fractional shares, if any, and any undelivered dividends on the Union Planters common stock.

CONDITIONS TO CONSUMMATION OF THE MERGER

        Union Planters and Jefferson Savings are required to complete the merger only after the satisfaction of various conditions. These conditions include:

        - the holders of a majority of the shares of Jefferson Savings common stock outstanding and entitled to vote must approve the merger;

        - Union Planters must receive certain required regulatory approvals, including approval from the Board of Governors of the Federal Reserve System, and all applicable waiting periods associated with such approval must expire, without any conditions or restrictions (excluding requirements relating to the raising of additional capital or the disposition of assets or deposits) that would, in the reasonable judgment of Union Planters' board of directors, so materially adversely impact the economic benefits of the transactions contemplated by the agreement and plan of reorganization as to render the consummation of the merger inadvisable;

        - Union Planters and Jefferson Savings must receive a written opinion of their respective counsel as to the tax-free nature of the merger;

        - the shares of Union Planters common stock to be issued in the merger must be approved for listing on the New York Stock Exchange, subject to official notice of issuance;

        - the representations and warranties of Jefferson Savings and Union Planters as set forth in the agreement and plan of reorganization must be accurate (under the applicable standards set forth in the agreement and plan of reorganization) as of September 20, 2000, and as of the date the merger becomes effective;

        - Jefferson Savings and Union Planters must perform all agreements and comply with all covenants set forth in the agreement and plan of reorganization, in all material respects;

        - Union Planters and Jefferson Savings must receive all other consents that may be required to complete the merger or to prevent any default under any contract or permit which would be reasonably likely to have, individually or in the aggregate, a material adverse effect on Jefferson Savings or Union Planters;

        - the absence of any law or order or any action taken by any court, governmental, or regulatory authority of competent jurisdiction prohibiting or restricting the merger or making it illegal;

        - Union Planters must receive agreements from each person Jefferson Savings reasonably believes may be deemed an affiliate of Jefferson Savings;

        - The registration statement registering the shares of Union Planters common stock must be effective under the Securities Act of 1933, as amended;.

        - Jefferson Savings must receive an updated opinion from its financial advisor that the merger is fair to Jefferson Savings stockholders from a financial point of view; and

        - certain other conditions must be satisfied, including the receipt of various certificates from the officers of Jefferson Savings and Union Planters.

        We cannot assure you as to when or if all of the conditions to the merger can or will be satisfied or waived by the party permitted to do so. If the merger is not effected on or before June 30, 2001, the board of directors of either Jefferson Savings or Union Planters may terminate the agreement and plan of reorganization and abandon the merger. See "-- Waiver, Amendment, and Termination."

REGULATORY APPROVAL

        Union Planters must receive certain regulatory approvals before the merger can be completed. Union Planters and Jefferson Savings have agreed to cooperate to obtain all required regulatory approvals. There is no assurance that these regulatory approvals will be obtained, when they will be obtained, or, if obtained, that there will not be litigation challenging these approvals. There can likewise be no assurance that the U.S. Department of Justice or "DOJ" or any state attorney general will not attempt to challenge the merger on antitrust grounds, or, if a challenge is made, the result of the challenge.

        It is a condition to the completion of the merger that Union Planters and Jefferson Savings receive all necessary regulatory approvals to the merger without the imposition by any regulator of any condition that, in the reasonable judgment of the Union Planters board of directors, would so materially adversely impact the financial or economic benefits of the merger as to make consummation of the merger inadvisable. There can be no assurance that the regulatory approvals of the merger will not contain terms, conditions or requirements which would have such an impact.

        Jefferson Savings and Union Planters are not aware of any material governmental approvals or actions that are required to complete the merger, except as described below. Should any other approval or action be required, Jefferson Savings and Union Planters contemplate that they would seek such approval or action.

        The merger is subject to approval by the Federal Reserve pursuant to
Section 4 of the Bank Holding Company Act of 1956, as amended or "BHCA"; because Jefferson Heritage Bank is a thrift institution, the BHCA treats the merger as a non-bank acquisition by Union Planters. Union Planters will file the required notification with the Federal Reserve Bank of St. Louis for approval of the merger. Generally, for applications under Section 4, the Federal Reserve or the appropriate Reserve Bank will consider whether the applicant's performance of the non-bank activities can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition, and gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, and unsound banking practices. This includes an evaluation of the financial and managerial resources of the applicant, including its subsidiaries and any company to be acquired, the effect of the proposed transaction on those resources, and the management expertise, internal control and risk-management systems, and capital of the entity conducting the activity. The state banking regulators in Missouri and Texas, where the subsidiary banks of both Jefferson Savings and Union Planters maintain offices, will have an opportunity to comment on the application to the Federal Reserve.

        The Federal Reserve Bank of St. Louis permits an expedited notice procedure for acquisitions of savings and loan holding companies if the applicant is able to make a series of representations to the Reserve Bank, including that:

        -       The applicant and its bank subsidiaries are well capitalized;

        -       The applicant's bank subsidiaries are well-managed;

        - The proposed transaction would meet the convenience and needs of the community, and the applicant's bank subsidiaries have satisfactory or better Community Reinvestment Act ratings;

        - There have been no timely and substantive public comments adverse to the proposed transaction;

        - The proposed transaction would not cause insured depository institutions controlled by the acquiror to control more than 35% of market deposits in any relevant banking market, and the transaction would not cause the Herfindahl-

                Hirschman Index to increase by more than 200 points in any relevant banking market with a post-acquisition index of more than 1800;

        - The DOJ has not indicated that the transaction is likely to have a significantly adverse effect on competition in any relevant banking market;

        - The aggregate risk-weighted assets of the target do not exceed 35% of the consolidated risk-weighted assets of the applicant, and the total risk-weighted assets to be acquired do not exceed $7.5 billion; and

        - There have been no supervisory actions within the preceding twelve months involving the applicant or any of its insured depository institution subsidiaries.

        Union Planters believes there is a reasonable likelihood that it can make these representations, although some depend on events outside Union Planters' control, including public comment and Justice Department review. In addition, the Reserve Bank will ask for comment from the OTS, and there can be no assurance that the OTS will support the merger, although Union Planters is not aware of any reason for the OTS to oppose it.

        Missouri law generally prohibits a merger or acquisition of a financial institution when the resulting holding company subsidiaries would control more than 13% of the insured deposits in the state. The Texas Department of Banking similarly has advised that a transaction resulting in control of more than 20% of the total deposits in Texas would be prohibited. The deposits controlled by Union Planters' subsidiaries would not exceed either the 13% or 20% ceilings after consummation of the merger.

WAIVER, AMENDMENT, AND TERMINATION

        To the extent permitted by law, the boards of directors of Union Planters and Jefferson Savings may agree in writing to amend the agreement and plan of reorganization, whether before or after approval of the merger by the Jefferson Savings' stockholders; provided, however, that after such stockholder approval, no amendments may be made which modify the manner or basis of the consideration to be received by the holders of the Jefferson Savings common stock without further stockholder approval. In addition, before or at the time the merger becomes effective, either Jefferson Savings or Union Planters, or both, may waive any default in the performance of any term of the agreement and plan of reorganization by the other party or may waive or extend the time for the compliance or fulfillment by the other party of any and all of its obligations under the agreement and plan of reorganization. In addition, either Union Planters or Jefferson Savings may waive any of the conditions precedent to its obligations under the agreement and plan of reorganization, unless a violation of any law or governmental regulation would result. To be effective, a waiver must be in writing and signed by an authorized officer of Jefferson Savings or Union Planters, as the case may be.

        At any time before the merger becomes effective, the boards of directors of Union Planters and Jefferson Savings may agree to terminate the agreement and plan of reorganization. In addition, either Jefferson Savings' board of directors or Union Planters' board of directors may terminate the agreement and plan of reorganization in the following circumstances:


        (1) in certain circumstances, upon the inaccuracy of any representation or warranty of a party contained in the agreement and plan of reorganization if the inaccuracy cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such inaccuracy and which inaccuracy would provide the terminating party the ability to refuse to consummate the merger under the applicable standards set forth in the agreement and plan of reorganization (provided that the terminating party is not then in breach of any representation or warranty contained in the agreement and plan of reorganization (under the applicable standard set forth in the agreement and plan of reorganization) or in material breach of any covenant or other agreement contained in the agreement and plan of reorganization);


        (2) if a material breach by the other party of any covenant or agreement contained in the agreement and plan of reorganization cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach (provided that the terminating party is not then in breach of any representation or warranty contained in the agreement and plan of reorganization under the applicable standard set forth in the agreement and plan of reorganization or in material breach of any covenant or other agreement contained in the agreement and plan of reorganization);


        (3) if any consent of any regulatory authority required to complete the merger or other transactions contemplated by the agreement and plan of reorganization has been denied by final nonappealable action, or if any action taken by such authority is not appealed within the time limit for appeal;


        (4) if the stockholders of Jefferson Savings fail to approve the merger at the special meeting;


        (5) if the merger is not consummated by June 30, 2001, provided that the failure to consummate is not caused by any willful breach of the agreement and plan of reorganization by the party electing to terminate; or


        (6) if any of the conditions precedent to the obligations of a party to consummate the merger cannot be satisfied by June 30, 2001 (provided that the terminating party is not then in breach of any representation or warranty contained in the agreement and plan of reorganization (under the applicable standard set forth in the agreement and plan of reorganization) or in material breach of any covenant or other agreement contained in the agreement and plan of reorganization).


        The agreement and plan of reorganization may also be terminated pursuant to the relevant provisions of the agreement and plan of reorganization described in " -- What You Will Receive in the Merger" on page 21.

        If the merger is terminated, the agreement and plan of reorganization and the related plan of merger will both become void and have no effect, except that certain provisions of the agreement and plan of reorganization, including those relating to the obligations to share certain expenses and maintain the confidentiality of certain information obtained, will survive. Termination of the agreement and plan of reorganization and the related plan of merger will not relieve any breaching party from liability for any uncured willful breach of a representation, warranty, covenant, or agreement. The stock option agreement is governed by its own terms as to its termination. See "-- Expenses and Fees" and "-- Stock Option Agreement."

CONDUCT OF BUSINESS PENDING THE MERGER

        The agreement and plan of reorganization obligates Jefferson Savings to conduct its business only in the usual, regular, and ordinary course before the merger becomes effective and imposes certain limitations on the operations of Jefferson Savings and its federal savings bank subsidiary. These items are listed in Article 7 of the agreement and plan of reorganization which is attached as Appendix A to this proxy statement-prospectus. The agreement and plan of reorganization authorizes Jefferson Savings to declare and pay regular quarterly dividends on the Jefferson Savings common stock at a rate of $.07 per share with usual record and payment dates which conform to past practice. The agreement and plan of reorganization contemplates that the merger will be timed to occur at such a time that the Jefferson Savings stockholders will not fail to receive a dividend during a quarterly period, nor will they receive a dividend on both their Jefferson Savings common stock and the Union Planters common stock they receive in the merger during the same quarterly period.

        Jefferson Savings has also agreed that neither it nor any of its representatives will directly or indirectly initiate, solicit, encourage or knowingly facilitate any proposal for the acquisition of Jefferson Savings. Jefferson Savings and its board of directors, however, may have discussions and negotiations and furnish information to another party in response to an unsolicited written acquisition proposal if the board of directors determines in good faith and consistent with its fiduciary duties that the proposal could result in a superior proposal. Prior to providing any information to the other party, Jefferson Savings' board of directors must promptly notify Union Planters of the proposal and receive an executed confidentiality agreement from the other party with terms at least as stringent as the confidentiality agreement in place with Union Planters.

        Union Planters and Jefferson Savings have also agreed not to take any action that would (1) materially adversely affect their ability to obtain any consents required for the merger, or (2) materially adversely affect their ability to perform their covenants and agreements under the agreement and plan of reorganization.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

        The merger will not change the present management team or board of directors of Union Planters. Information concerning the management of Union Planters is included in the documents incorporated by reference in this proxy statement-prospectus. Union Planters Holding Corporation will be the surviving corporation resulting from the merger and will continue to be a wholly-owned subsidiary of Union Planters governed by the laws of the State of Tennessee and operate in accordance with its charter and bylaws See "WHERE YOU CAN FIND MORE INFORMATION." For additional information regarding the interests of certain persons in the merger, see "-- Interests of Certain Persons in the Merger."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

        General. Certain members of Jefferson Savings' management and Jefferson Savings' board of directors may be deemed to have certain interests in the merger that are in addition to their interests as stockholders of Jefferson Savings generally. Jefferson Savings' board of directors was aware of these interests and considered them, among other matters, in approving the merger and the agreement and plan of reorganization.

        Stock Options. Certain directors and officers of Jefferson Savings hold options to purchase Jefferson Savings common stock. These options were issued under Jefferson Savings' stock option plan. If the merger is consummated, those options (whether or not they are exercisable at that time) will, at the election of the holder of the option, be converted either into a cash payment or options to purchase Union Planters common stock. Those options which would not otherwise be exercisable at the effective time of the merger, will become exercisable as a result of the merger, and the change-of-control provisions contained in these options.

        The following table sets forth, with respect to (1) each Jefferson Savings' director and executive officer, (2) a group consisting of all the executive officers, and (3) Jefferson Savings' non-executive officer directors as a group, the number of shares of Jefferson Savings common stock covered by outstanding Jefferson Savings options held by such persons as of the record date, the number of options currently exercisable, their weighted average exercise price and the aggregate value of the options.

                                                                                             Weighted
               Directors and                                  Options Currently       Average Exercise Price    Aggregate Value
             Executive Officers         Options Held              Exercisable                Per Option          of Options (1)
             ------------------         ------------              -----------                ----------          --------------
William W. Canfield.................          53,172                   53.172                  $ 5.00             $   521,617
Lloyd D. Doerflinger................          60.172                   60.172                    5.00                 590,287
David V. McCay......................               -                        -                       -                       -
Joe L. Williams.....................          15,000                    3,000                   13.50                  19,650
James M. Allison....................          10,000                    2,000                   13.50                  13,100
John P. Deves.......................          14,268                   14,268                    5.00                 139,969
John A. Fox.........................           8,000                    1,600                   13.50                  10,480
Lisa G. Frederick...................           8,000                       --                   10.87                  31,520
Mark R. Mesnier.....................           8,000                    1,600                   13.50                  10,480
Paul J. Milano......................          27,702                   27,702                    5.00                 271,757
Bryan L. Sandlin....................           8,000                    1,600                   13.50                  10,480
Ellen A. Stanko.....................          14,268                   14,268                    5.00                 139,969
Kevin M. Voss.......................           8,000                    1,600                   13.50                  10,480
                                        ------------              -----------

Total directors and executive
   officers.........................         234,582                  180,982                  $ 6.52             $ 1,769,789

All executive officers..............         121,238                   67,638                  $ 7.25             $   657,885

Non-executive officer directors.....         113,344                  113,344                  $ 5.00             $ 1,111,905


--------------------------


(1) Based on the closing price of Jefferson Savings common stock of $14.8125 as listed on Nasdaq National Market on December 8, 2000, less the exercise price of the options.


        When the merger becomes effective, each option granted under Jefferson Savings' stock plans that is outstanding, whether or not exercisable will either, at the election of the holder of the option, (i) be canceled in exchange for a cash payment that is equal to the value of each share of Jefferson Savings common stock that is subject to the option less the exercise price or (ii) become an option to purchase Union Planters common stock. See "-- Effect of the Merger on Jefferson Savings Options."

        Employment and Change in Control Agreements. Jefferson Savings has employment or "change in control" agreements with 17 of its officers or other employees, including the three most highly compensated executive officers: David
V. McCay, Chairman and Chief Executive Officer, Joe L. Williams, President and Chief Operating Officer, and Paul J. Milano, Senior Vice President, Treasurer and Chief Financial Officer. Although the exact terms of each Jefferson Savings employment or change in control agreement may vary, each such agreement provides that upon the occurrence of certain events, including termination of employment (other than for "cause" as defined in such agreement) in connection with, or within 12 months after, any change in control of Jefferson Savings or Jefferson Heritage Bank or a material change in the circumstance of such employee's employment, the employee will receive certain benefits, including a termination payment in a lump sum amount based on the employee's annual compensation and/or benefits. The merger will constitute a change in control of Jefferson Savings and if there is "a material change in the circumstance of the Jefferson Savings officers' employment, then, the Jefferson Savings officers, including the three executive officers listed above, will be entitled to a lump sum termination payment. The following chart shows the amount of the termination payment that each Jefferson Savings executive officer is entitled to:

                Executive Officer                      Payment Amount
                -----------------                      --------------
                David V. McCay                             $882,050
                Joe L. Williams                            $523,250
                Paul J. Milano                             $124,000

        Supplemental Retirement Agreement. In order to secure the continuing services of David V. McCay, the board of directors of Jefferson Heritage Bank entered into a Supplemental Retirement Agreement with Mr. McCay. Pursuant to the Supplemental Retirement Agreement, upon his retirement Mr. McCay will be entitled to receive, for the remainder of his life, annual payments from Jefferson Heritage Bank equal to (i) the product of his "vested percentage" and 75% of his "average annual compensation," minus (ii) 50% of the sum of the annual social security benefits payable to Mr. McCay upon his retirement and the annual amount Mr. McCay would receive if his employer-provided benefits under Jefferson Savings' 401(k) Savings Plan were paid to him in the form of a 50% joint and survivor annuity. Mr. McCay's "vested percentage" is determined pursuant to a schedule in the Supplemental Retirement Agreement that increases the vested percentage by 3% annually, based on the assumption that Mr. McCay will continue as an employee until the age of 65. Mr. McCay's "average annual compensation" means Mr. McCay's highest annual compensation for three of five calendar years preceding his termination of employment. The Supplemental Retirement Agreement also provides for alternative payments based on other scenarios, such as the death of Mr. McCay while he is still an employee of Jefferson Heritage Bank.

        The following table sets forth the annual retirement benefits that Mr. McCay would be entitled to receive under the Supplemental Retirement Agreement, prior to required deductions, at various compensation levels at the specified ages:

                   AVERAGE
                   ANNUAL                                    SPECIFIED AGE
                COMPENSATION         55            56              59               62              65
                ------------         --            --              --               --              --
                 $200,000        $100,000       $105,000        $120,000        $135,000         $150,000
                  350,000         175,000        183,750         210,000         236,250          262,500
                  500,000         250,000        262,500         300,000         337,500          375,000
                  750,000         375,000        393,750         450,000         506,250          562,500


        In the event of a "change in control" (as defined in Mr. McCay's employment agreement), his vested percentage will automatically increase to 100% and Jefferson Heritage Bank shall contribute to a grantor trust an amount of cash equal to the present value of the benefits to which he is entitled under his Supplemental Retirement Agreement.

        Indemnification; Directors and Officers Insurance. For a period of six years after the completion of the merger, Union Planters has agreed to indemnify the present and former directors, officers, employees, and agents of Jefferson Savings and its subsidiaries against certain liabilities arising out of actions or omissions occurring at or prior to the time the merger becomes effective (including the merger) to the full extent permitted under Delaware law and Jefferson Savings' certificate of incorporation and bylaws and any indemnity agreements entered into prior to the date of the agreement and plan of reorganization. Union Planters has also agreed to use its reasonable efforts to maintain in effect, for a period of not less than three years after completion of the merger, Jefferson Savings' existing directors' and officers' liability insurance policy. However, Union Planters may substitute the existing directors' and officers' liability insurance policy for (i) insurance policies that would provide Jefferson Savings' directors and officers at a minimum the same coverage, and would contain terms and conditions that are substantially no less advantageous than the existing insurance policy or (ii) prior to the effective time of the merger, with the consent of Jefferson Savings, any other policy covering liabilities for claims arising out of actions or omissions that occurred prior to the effective time of the merger, that insures the persons currently covered by Jefferson Savings' existing directors' and officers' liability insurance policy. Union Planters is not obligated however, to make aggregate annual premium payments for the policies during the three-year period that exceed 150% of the premium payments made by Jefferson Savings on its policy as of September 20, 2000.

        Employee Stock Ownership Plan. In connection with the merger, the Jefferson Savings ESOP will terminate and all participant accounts will become fully vested and nonforfeitable. After the effective time of the merger, it is intended that each of the following will occur: (i) subject to the requirements of state and federal securities laws, the Jefferson Savings ESOP will sell an amount of shares of Union Planters common stock that it receives in connection with the merger sufficient to fully retire the then outstanding balance of any loans to the Jefferson Savings ESOP (including any accrued but unpaid interest);
(ii) all remaining shares of Union Planters common stock that are received by the Jefferson Savings ESOP in connection with the merger and that are attributable to unallocated shares in the Jefferson Savings ESOP shall be allocated to the accounts of participants as earnings as of the effective time of the merger; and (iii) subject to a favorable determination by the Internal Revenue Service, the Jefferson Savings ESOP will make a distribution of benefits to its participants. If the Internal Revenue Service in any way limits or restricts any portion of the remaining and unallocated shares or refuses to issue a determination letter with respect to the intended termination of the Jefferson Savings ESOP, Union Planters and the Jefferson Savings ESOP Trustee will cooperate to implement a resolution that will maximize the allocation of the unallocated proceeds to its participants in accordance with applicable law.

        Retention Bonuses. Union Planters and Jefferson Savings have established a retention bonus committee composed of one person designated by Union Planters and one person designated by Jefferson Savings. The retention bonus committee is responsible for structuring and awarding any necessary incentive compensation to the employees of Jefferson Savings to encourage the continued employment of key operational employees through the effective time of the merger. The identity of any award recipient, the amount of any award and the terms upon which the award will be granted must have the approval of both members of the committee and the aggregate incentive compensation that the retention bonus committee may award to Jefferson

Savings employees may not exceed $500,000. Union Planters may, in its sole discretion, pay additional retention bonuses to any Jefferson Savings' employee.

ACCOUNTING TREATMENT

        It is anticipated that the merger will be accounted for as a "purchase" as that term is used pursuant to generally accepted accounting principles, for accounting and financial reporting purposes. Under the purchase method of accounting, the assets and liabilities of Jefferson Savings as of the effective time of the merger will be recorded at their estimated respective fair values and added to those of Union Planters. Financial statements of Union Planters issued after the effective time of the merger will reflect such values and will not be restated retroactively to reflect the historical financial position or results of operations of Jefferson Savings.

EXPENSES AND FEES

        Union Planters and Jefferson Savings will each pay its own expenses in connection with the merger, including filing, registration and application fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each party will pay one-half of the printing costs incurred in connection with the registration statement and this proxy statement-prospectus.

RESALES OF UNION PLANTERS COMMON STOCK

        Union Planters common stock to be issued to Jefferson Savings stockholders in the merger will be registered under the Securities Act of 1933, as amended. All shares of Union Planters common stock received by Jefferson Savings stockholders in the merger will be freely transferable after the merger by those Jefferson Savings stockholders who are not considered to be "affiliates" of Jefferson Savings or Union Planters. "Affiliates" generally are defined as persons or entities who control, are controlled by, or are under common control with Jefferson Savings or Union Planters (generally, executive officers, directors, and 10% or greater stockholders).

        Rule 145, promulgated under the Securities Act of 1933, as amended, restricts the sale of Union Planters common stock received in the merger by affiliates of Jefferson Savings and certain of their family members and related entities. Under the rule, during the first calendar year after the merger becomes effective, affiliates of Jefferson Savings or Union Planters may resell publicly the Union Planters common stock they receive in the merger but only within certain limitations as to the amount of Union Planters common stock they can sell in any three-month period and as to the manner of sale. After the one-year period, affiliates of Jefferson Savings who are not affiliates of Union Planters may resell their shares without restriction. Union Planters must continue to satisfy its reporting requirements under the Securities Exchange Act of 1934, as amended (the "Exchange Act") in order for affiliates to resell, under Rule 145, shares of Union Planters common stock received in the merger. Affiliates also would be permitted to resell Union Planters common stock received in the merger pursuant to an effective registration statement under the Securities Act of 1933, as amended, or an available exemption from the Securities Act of 1933, as amended, registration requirements. This proxy statement-prospectus does not cover any resales of Union Planters common stock received by persons who may be deemed to be affiliates of Jefferson Savings or Union Planters.

        Jefferson Savings has agreed to use its reasonable efforts to cause each person who may be deemed to be an affiliate of Jefferson Savings to execute and deliver to Union Planters prior to the effective time of the merger, an affiliate agreement intended to ensure compliance with the Securities Act of 1933, as amended. Under such affiliate agreement, each Jefferson Savings affiliate must agree not to sell, pledge, transfer, or otherwise dispose of any Jefferson Savings common stock held by the affiliate except as contemplated by the agreement and plan of reorganization or the affiliate agreement. In addition, each Jefferson Savings affiliate must agree not to sell, pledge, transfer or otherwise dispose of any Union Planters common stock received in the merger except in compliance with the Securities Act of 1933, as amended, and the rules and regulations under the Securities Act of 1933, as amended. The stock certificates representing Union Planters common stock issued to affiliates in the merger may bear a legend summarizing these restrictions on transfer. See "-- Conditions to Consummation of the Merger."

STOCK OPTION AGREEMENT

        As an inducement and a condition to Union Planters entering into the agreement and plan of reorganization, Jefferson Savings and Union Planters entered into a stock option agreement, under which Jefferson Savings granted Union Planters an option to purchase up to 1,983,274 shares (representing 19.9% of the shares issued and outstanding before giving effect to the exercise of such option) of Jefferson Savings common stock at a cash price per share equal to $10.8125, under the circumstances described below, subject to possible adjustment in certain circumstances. Under the stock option agreement, Union Planters' total profit resulting from the exercise of the options may not exceed $5 million.

        The purpose of the option agreement is to increase the likelihood that the merger will be completed by making it more difficult and more expensive for a third party to gain control of Jefferson Savings. Accordingly, the options are exercisable only on the occurrence of certain events that generally involve the acquisition or attempted acquisition of Jefferson Savings, a significant portion of its then outstanding common stock or all or at least 25% of its consolidated assets.

        Although the shares issuable upon exercise of the option would represent approximately 16.6% of the Jefferson Savings common stock outstanding after exercise, Union Planters may not acquire more than 5% of Jefferson Savings' common stock, pursuant to the exercise of the option or otherwise, without prior approval of the Federal Reserve. Unless and until it exercises its option, Union Planters disclaims beneficial ownership of Jefferson Savings' common stock subject to the option.

REPURCHASE OF SHARES

        Union Planters anticipates that it will repurchase in the open market a portion of the shares, up to all of the shares, to be issued to Jefferson Savings stockholders pursuant to the

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

merger. These repurchases will be made in compliance with applicable laws and the regulations of the Securities and Exchange Commission.


                 EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS

        In the merger, you will exchange your shares of Jefferson Savings common stock for shares of Union Planters common stock. Jefferson Savings is a Delaware corporation governed by the Delaware General Corporation Law and Jefferson Savings' certificate of incorporation and bylaws. Union Planters is a Tennessee corporation governed by the Tennessee Business Corporation Act and Union Planters' amended and restated charter and bylaws. There are significant differences between the rights of Jefferson Savings stockholders and Union Planters stockholders. The following is a summary of relevant provisions of the certificate of incorporation and bylaws of Jefferson Savings and the amended and restated charter and bylaws of Union Planters setting forth the current rights of Jefferson Savings stockholders and those of Union Planters' stockholders and highlighting any significant differences to Jefferson Savings' stockholders as a result of the merger.

        The following summary is not intended to be complete and is qualified it its entirety by reference to the Delaware General Corporation Law and the Tennessee Business Corporation Act, as well as Union Planters' amended and restated charter and bylaws and Jefferson Savings' certificate of incorporation and bylaws.

ANTI-TAKEOVER PROVISIONS GENERALLY

        Union Planters' amended and restated charter and bylaws contain certain provisions designed to assist Union Planters' board of directors in playing a role if any group or person attempts to acquire control of Union Planters so that Union Planters' board of directors can protect the interests of Union Planters and its stockholders under the circumstances. These provisions may help Union Planters' board of directors determine whether a sale of control is in the best interests of Union Planters' stockholders, or enhance Union Planters' board of directors' ability to maximize the value to be received by the stockholders upon a sale of control of Union Planters.

        Although Union Planters' management believes that these provisions are beneficial to Union Planters' stockholders, they also may tend to discourage some takeover bids. As a result, Union Planters' stockholders may be deprived of opportunities to sell their shares of Union Planters common stock at prices that represent a premium over prevailing market prices. On the other hand, defeating undesirable acquisition offers can be a very expensive and time-consuming process. To the extent that these provisions discourage undesirable proposals, Union Planters may be able to avoid those expenditures of time and money.

        These provisions also may discourage open market purchases by a company that may desire to acquire Union Planters. Open market purchases could increase the market price of Union Planters common stock temporarily, and enable stockholders to sell their shares at a price higher than that they might otherwise obtain. In addition, these provisions may decrease the

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

market price of Union Planters common stock by making the stock less attractive to persons who invest in securities in anticipation of price increases from potential acquisition attempts. The provisions may also make it more difficult and time consuming for a potential acquiror to obtain control of Union Planters by replacing the board of directors and management. Furthermore, the provisions may make it more difficult for the Union Planters stockholders to replace Union Planters' board of directors or management, even if a majority of the Union Planters stockholders believe that replacing Union Planters' board of directors or management is in the best interests of Union Planters. Because of these factors, these provisions may tend to perpetuate the incumbent board of directors and management. Jefferson Savings certificate of incorporation's bylaws also contain certain anti-takeover provisions which are described below. For more information about these provisions, see "--Authorized Capital Stock," "-- Amendment of Charter and Bylaws," "-- Classified Board of Directors and Absence of Cumulative Voting," "-- Director Removal and Vacancies," "-- Limitations on Director Liability," "-- Indemnification," "-- Special Meetings of Stockholders," "-- Stockholder Nominations and Proposals," and "-- Business Combinations."

AUTHORIZED CAPITAL STOCK

        UNION PLANTERS. Union Planters' amended and restated charter authorizes the issuance of up to (1) 300,000,000 shares of Union Planters common stock, par value $5.00 per share of which 134,756,611 shares were issued and outstanding as of October 31, 2000, and (2) 10,000,000 shares of no par value preferred stock, of which 797,683 shares of Union Planters Series E Preferred Stock were issued and outstanding as of October 31, 2000. Union Planters' board of directors may authorize the issuance of additional shares of Union Planters common stock without further action by the Union Planters stockholders, unless it is required to by applicable laws or regulations or by any stock exchange on which Union Planters' capital stock is listed.

        Union Planters may issue, without a stockholder vote, shares of its preferred stock, in one or more classes or series, with voting, conversion, dividend, and liquidation rights as it specifies in an amendment to its charter. The Union Planters board of directors may determine, among other things, the distinctive designation and number of shares comprising a series of preferred stock, the dividend rate or rates on the shares of such series and the relation of such dividends to the dividends payable on other classes of stock, whether the shares of such series shall be convertible into or exchangeable for shares of any other class or series of Union Planters capital stock, the voting powers, if any, of such series, and any other preferences, privileges, and powers of such series.

        In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets, or winding up of Union Planters, holders of preferred stock will have priority over holders of common stock.

        The authority to issue additional shares of common stock or preferred stock provides Union Planters with the flexibility necessary to meet its future needs without the delay resulting from seeking stockholder approval. The authorized but unissued shares of common stock and preferred stock may be issued from time to time for any corporate purpose, including, stock splits, stock dividends, employee benefit and compensation plans, acquisitions, and public or private sales for cash as a means of raising capital. The shares could be used to dilute the stock ownership of persons seeking to obtain

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

control of Union Planters. The sale of a substantial number of shares of voting stock to persons who have an understanding with Union Planters concerning the voting of such shares, or the distribution or declaration of a dividend of shares of voting stock (or the right to receive voting stock) to its stockholders, may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of Union Planters.

        Union Planters has a preferred stock purchase rights plan. Under the plan, one preferred stock right is automatically distributed for each share of Union Planters common stock. The preferred stock rights may deter coercive takeover tactics and encourage persons interested in potentially acquiring control of Union Planters to treat each stockholder on a fair and equal basis. Each preferred stock right trades on the same basis with the share of Union Planters common stock to which it relates until the occurrence of certain events. Upon a potential change in control of Union Planters, the preferred stock rights would separate from Union Planters common stock and each holder of a preferred stock right (other than the potential acquiror) would be entitled to purchase equity securities of Union Planters at prices below their market value. Union Planters has authorized 300,000 shares of Series F preferred stock for issuance under the preferred stock rights plan. No shares have been issued as of the date of this proxy statement-prospectus. Until a preferred stock right is exercised, the holder has no rights as a stockholder of Union Planters except for the rights such holder may have as a holder of Union Planters common stock.

        JEFFERSON SAVINGS. The authorized capital stock of Jefferson Savings consists of (1) 20,000,000 shares of common stock, par value $.01 per share, of which 10,100,112 shares were issued and 9,968,847 shares are outstanding as of October 31, 2000 and (2) 5,000,000 shares of preferred stock, par value $.01 per share, of which no shares were issued and outstanding as of October 31, 2000. Jefferson Savings' board of directors may authorize the issuance of additional shares of Jefferson Savings common stock without any further action by the Jefferson Savings stockholders, unless it is required by applicable laws or regulations or by any stock exchange or market on which Jefferson Savings' capital stock is listed.

        The Jefferson Savings board of directors may issue, without a stockholder vote, shares of its preferred stock, in one or more classes or series, with voting, conversion, dividend and liquidation rights as it specifies in a certificate of designations. The Jefferson Savings board of directors may determine, among other things, the distinctive designation and number of shares comprising a series of preferred stock, the dividend rate or rates on the shares of such series and the relation of such dividends to the dividends payable on other classes of stock, whether the shares of such series shall be convertible into or exchangeable for shares of any other class or series of Jefferson Savings capital stock, the voting powers, if any, of such series, and any other preferences, privileges, and powers of such series.

        In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets, or winding up of Jefferson Savings, holders of preferred stock will have priority over holders of common stock. Jefferson Savings has adopted a rights agreement dated as of August 17, 1994, that is substantially similar to Union Planters' preferred stock rights plan.

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

PREEMPTIVE RIGHTS

        UNION PLANTERS. The Tennessee Business Corporation Act provides that, unless a Tennessee corporation's charter expressly provides for preemptive rights, stockholders of a Tennessee corporation do not have a preemptive right to acquire proportional amounts of the corporation's unissued shares upon a decision of the board of directors to issue shares. Union Planters' charter does not provide for preemptive rights to its stockholders.

        JEFFERSON SAVINGS. Jefferson Savings' certificate of incorporation provides that no stockholders of Jefferson Savings, regardless of the class of shares a stockholder holds, will have preemptive rights.

AMENDMENT OF CHARTER AND BYLAWS

        UNION PLANTERS. Union Planters may amend its charter in any manner permitted by Tennessee law. The Tennessee Business Corporation Act provides that a corporation's charter may be amended by a majority of votes entitled to be cast on an amendment, subject to any condition the board of directors may place on its submission of the amendment to the stockholders. Union Planters' charter requires a vote of two-thirds or more of the shares of capital stock entitled to vote in an election of directors to amend the articles of the charter governing directors and to remove a director from office, whether with or without cause. A two-thirds vote is also required to amend, alter, or repeal the article of the charter relating to business combinations.

        The Union Planters board of directors may adopt, amend, or repeal Union Planters' bylaws by a majority vote of the entire board of directors. The bylaws may also be amended or repealed by action of Union Planters' stockholders.

        Union Planters' charter provides that the Union Planters board of directors must exercise all powers unless otherwise provided by law. The board of directors may designate an executive committee consisting of five or more directors and may, subject to certain exceptions, authorize that committee to exercise all of the authority of the board of directors.

        JEFFERSON SAVINGS. To amend a Delaware corporation's certificate of incorporation, the Delaware General Corporation Law generally provides that the approval of a corporation's board of directors and the affirmative vote of a majority of (1) all shares entitled to vote on the amendment and (2) the shares of each class of stock entitled to vote on the amendment as a class is required, unless the corporation's certificate of incorporation provides for a greater voting requirement. Jefferson Savings' certificate of incorporation states that its provisions regarding meetings of stockholders, notices for nominations and proposals, directors, removal of directors, acquisition of capital stock, the approval required for certain business combinations, the evaluation of business combinations, indemnification of directors, officers and employees, limitations on directors' liability, and amendments of bylaws and certificate of incorporation may be amended or repealed only with the approval of the holders of at least 80% of the outstanding shares of Jefferson Savings common stock.

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

        Jefferson Savings' certificate of incorporation also states that Jefferson Savings' board of directors has the power to adopt, amend or repeal its bylaws. A bylaw may be adopted, amended or repealed by stockholders of Jefferson Savings but only with the approval of at least 80% of the outstanding shares of Jefferson Savings common stock.

CLASSIFIED BOARD OF DIRECTORS AND ABSENCE OF CUMULATIVE VOTING

        UNION PLANTERS. Union Planters' amended and restated charter provides that Union Planters' board of directors is divided into three classes, with each class to be as nearly equal in number as possible. The directors in each class serve three-year terms of office. The effect of Union Planters having a classified board of directors is that only approximately one third of the members of Union Planters' board of directors are elected each year, which effectively requires two annual meetings for the Union Planters stockholders to change a majority of the members of Union Planters' board of directors.

        The purpose of dividing Union Planters' board of directors into classes is to facilitate continuity and stability of leadership of Union Planters by ensuring that experienced personnel familiar with Union Planters will be represented on Union Planters' board of directors at all times, and to permit Union Planters' management to plan for the future for a reasonable time. However, by potentially delaying the time within which an acquirer could obtain working control of Union Planters' board of directors, this provision may discourage some potential mergers, tender offers, or takeover attempts.

        Pursuant to Union Planters' charter, each stockholder generally is entitled to one vote for each share of Union Planters common stock held and is not entitled to cumulative voting rights in the election of directors. With cumulative voting, a stockholder has the right to cast a number of votes equal to the total number of such holder's shares multiplied by the number of directors to be elected. The stockholder has the right to distribute all of his votes in any manner among any number of candidates or to accumulate such shares in favor of one candidate.

        Directors are elected by a plurality of the total votes cast by all stockholders. With cumulative voting, it may be possible for minority stockholders to obtain representation on the board of directors. Without cumulative voting, the holders of more than 50% of the shares of Union Planters common stock generally have the ability to elect 100% of the directors. As a result, the holders of the remaining shares of Union Planters common stock effectively may not be able to elect any person to Union Planters' board of directors. The absence of cumulative voting makes it more difficult for a Union Planters stockholder who acquires less than a majority of the shares of Union Planters common stock to obtain representation on Union Planters' board of directors.

        JEFFERSON SAVINGS. Jefferson Savings' certificate of incorporation specifically provides that the holders of the shares of Jefferson Savings capital stock are not entitled to cumulative voting in the election of directors. Jefferson Savings' certificate of incorporation also provides for a classified board of directors that is substantially similar to the classified board of directors for Union Planters.


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

DIRECTOR REMOVAL AND VACANCIES

        UNION PLANTERS. Union Planters' charter provides that: (1) a director may be removed by the Union Planters stockholders only if the holders of two-thirds of the voting power of all shares of Union Planters capital stock entitled to vote generally in the election of directors vote for such removal; and (2) vacancies on Union Planters' board of directors may be filled only by Union Planters' board of directors. The purpose of these provisions is to prevent a majority stockholder from circumventing the classified board system by removing directors and filling the vacancies with new individuals selected by that stockholder. Accordingly, the provisions may have the effect of impeding efforts to gain control of Union Planters' board of directors by anyone who obtains a controlling interest in Union Planters common stock. The term of a director appointed to fill a vacancy expires at the next meeting of stockholders at which directors are elected.

        JEFFERSON SAVINGS. Jefferson Savings' certificate of incorporation provides that a director may only be removed for cause and only with the affirmative vote by at least 80% of the holders of Jefferson Savings capital stock. However, if a director of Jefferson Savings is elected by holders of a class of Jefferson Savings preferred stock entitled to elect a director, then the foregoing sentence will not apply to that director.

LIMITATIONS ON DIRECTOR LIABILITY

        UNION PLANTERS. Union Planters' charter does not address the issue of a director's liability to the corporation. Section 48-18-301 of the Tennessee Business Corporation Act provides that a director shall not be liable for any action, or failure to take action if he or she discharges his or her duties:

        -       in good faith;

        - with the care of an ordinarily prudent person in a like position under similar circumstances; and

        - in a manner the director reasonably believes to be in the best interests of the corporation.

In discharging his or her duties, a director may rely on the information, opinions, reports, or statements, including financial statements, if prepared or presented by officers or employees of the corporation whom the director reasonably believes to be reliable. The director may also rely on such information prepared or presented by legal counsel, public accountants or other persons as to matters that the director reasonably believes are within the person's competence.

        JEFFERSON SAVINGS. Jefferson Savings' certificate of incorporation eliminates personal liability of its directors for monetary damages to either Jefferson Savings or its stockholders, except:

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

        - for any breach of a director's duty of loyalty to Jefferson Savings or its stockholders;

        - for acts or omissions by a director that are not in good faith, involve intentional misconduct, or a knowing violation of the law;

        - for unlawful payment of a dividend, or stock repurchase or redemption; and

        - for any transaction in which a director derived any improper personal benefit.

INDEMNIFICATION

        UNION PLANTERS. Under the Tennessee Business Corporation Act, a corporation may indemnify any director against liability if the director:

        -       conducted himself or herself in good faith;

        - reasonably believed, in the case of conduct in his or her official capacity with the corporation, that his or her conduct was in the best interests of the corporation;

        - reasonably believed, in all other cases, that his or her conduct was at least not opposed to the corporation's best interests; and

        - in the case of any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

        Unless limited by its charter, a Tennessee corporation must indemnify, against reasonable expenses incurred by him or her, a director who was wholly successful, on the merits or otherwise, in defending any proceeding to which he or she was a party because he or she is or was a director of the corporation. Expenses incurred by a director in defending a proceeding may be paid by the corporation in advance of the final disposition of the proceeding if three conditions are met:

        (1) the director must furnish the corporation a written affirmation of the director's good faith belief that he or she has met the standard of conduct as set forth above;

        (2) the director must furnish the corporation a written undertaking by or on behalf of a director to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation against such expenses; and

        (3) a determination must be made that the facts then known to those making the determination would not preclude indemnification.

A director may apply for court-ordered indemnification under certain circumstances. Unless a corporation's charter provides otherwise,

        (1) an officer of a corporation is entitled to mandatory indemnification and is entitled to apply for court-ordered indemnification to the same extent as a director,

        (2) the corporation may indemnify and advance expenses to an officer, employee, or agent of the corporation to the same extent as to a director, and

        (3) a corporation may also indemnify and advance expenses to an officer, employee, or agent who is not a director to the extent, consistent with public policy, that may be provided by its charter, bylaws, general or specific action of its board of directors, or contract.

        Union Planters' charter and bylaws provide for the indemnification of its directors and officers to the fullest extent permitted by Tennessee law.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, or persons controlling Union Planters under the provisions described above, Union Planters has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

        JEFFERSON SAVINGS. Jefferson Savings shall indemnify certain persons, including its current or former directors, officers or employees, in (1) any threatened, pending or completed action or lawsuit brought by or in the name of Jefferson Savings or (2) any threatened, pending or completed action or lawsuit other than a suit brought by or in the name of Jefferson Savings. In either situation, generally a director, officer or employee will only be entitled to be indemnified if (1) he or she is successful on the merits of the lawsuit or (2) he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of Jefferson Savings. In derivative actions, directors, officers and employees are only entitled to indemnification for expenses and may not be indemnified for any claim for which he or she has been adjudged liable to Jefferson Savings unless the court in which the suit was brought determines that, in view of all the circumstances, he or she is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Entitlement to indemnification may be determined by:

        (1)     a court;

        (2)     a majority of the disinterested directors of Jefferson Savings;

        (3) an independent legal counsel appointed by a majority of disinterested directors of Jefferson Savings; or

        (4)     the stockholders of Jefferson Savings.

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

SPECIAL MEETINGS OF STOCKHOLDERS

        UNION PLANTERS. Special meetings of Union Planters' stockholders may be called for any purpose or purposes, at any time, by the Chairman of the board of directors, the President, the Secretary, or the holders of not less than one-tenth of the shares entitled to vote at such meeting.

        JEFFERSON SAVINGS. Special meetings of Jefferson Savings' stockholders may be called for any purpose or purposes by the board of directors or by a committee of the board of directors but may not be called by any other person.

STOCKHOLDER NOMINATIONS AND PROPOSALS

        UNION PLANTERS. Union Planters' charter and bylaws do not address whether a stockholder may nominate members of the board of directors. Holders of Union Planters common stock are entitled to submit proposals to be presented at an annual meeting of Union Planters stockholders. Union Planters' bylaws provide that any proposal of a stockholder which is to be presented at any annual meeting of stockholders must be sent so it is to be received by Union Planters not less than 120 days in advance of the anniversary date of the proxy statement issued in connection with the previous year's annual meeting.


        JEFFERSON SAVINGS. Any stockholder of Jefferson Savings wishing to nominate one or more directors or bring any other business before a meeting of stockholders must provide notice in writing to Jefferson Savings at least 30 days before, and no more than 60 days prior to the meeting, provided that if less than 40 days notice of the meeting is given, stockholders have up to 10 days after the notice to provide the required written notice.


BUSINESS COMBINATIONS

        UNION PLANTERS. Union Planters' charter provides that, unless more restrictively required by applicable law, the affirmative vote of the holders of two-thirds or more of the outstanding shares entitled to vote for the election of directors is required to authorize (1) any merger or consolidation of Union Planters into another entity or (2) any sale, lease, or other disposition of all or substantially all of Union Planters' assets to another person or entity, except where any of these transactions will occur between Union Planters and any of its majority-owned, direct or indirect, subsidiaries.

        The requirement of a supermajority vote of stockholders to approve certain business transactions may discourage a change in control of Union Planters by allowing a minority of Union Planters' stockholders to prevent a transaction favored by the majority of the stockholders. Also, in some circumstances, the board of directors could cause a two-thirds vote to be required to approve a transaction and thereby enable management to retain control over the affairs of Union Planters. The primary purpose of the supermajority vote requirement is to encourage negotiations with Union Planters' management by groups or corporations interested in acquiring control of Union Planters and to reduce the danger of a forced merger or sale of assets.

        As a Tennessee corporation, Union Planters is or could be subject to certain restrictions on business combinations under Tennessee law, including, but not limited to, combinations with interested stockholders.

        Tennessee has three anti-takeover acts which are applicable to Union Planters, the Tennessee Business Combination Act, the Tennessee Greenmail Act, and the Tennessee Investor Protection Act. The Tennessee Control Share Acquisition Act does not apply to Union Planters, because Union Planters' charter does not include a provision electing to be covered by that act.

        The Tennessee Business Combination Act. The Tennessee Business Combination Act generally prohibits a "business combination" by Union Planters or a subsidiary with an "interested stockholder" within 5 years after the stockholder becomes an interested stockholder. But Union Planters or a subsidiary can enter into a business combination within that period if, before the interested stockholder became such, the Union Planters board of directors approved:

        -       the business combination; or

        - the transaction in which the interested stockholder became an interested stockholder.

        After that 5 year moratorium, the business combination with the interested stockholder can be consummated only if it satisfies certain fair price criteria or is approved by two-thirds of the other stockholders.

        For purposes of the Tennessee Business Combination Act, a "business combination" includes mergers, share exchanges, sales and leases of assets, issuances of securities, and similar transactions. An "interested stockholder" is generally any person or entity that beneficially owns 10% or more of the voting power of any outstanding class or series of Union Planters stock.

        Tennessee law also severely limits the extent to which Union Planters or any of its officers or directors could be held liable for resisting any business combination. Under the Tennessee Business Corporation Act, neither a Tennessee corporation having any stock registered or traded on a national securities exchange, nor any of its officers or directors, may be held liable for:

        - failing to approve the acquisition of shares by an interested stockholder on or before the date the stockholder acquired such shares;

        -       seeking to enforce or implement the provisions of Tennessee law;

        - failing to adopt or recommend any charter or by-law amendment or provision relating to such provisions of Tennessee law; or

        - opposing any merger, exchange, tender offer, or significant asset sale because of a good faith belief that such transaction would adversely affect the corporation's employees, customers, suppliers, the communities in which the corporation or its subsidiaries operate or any other relevant factor.

But the officers and directors can only consider such factors if the corporation's charter permits the board to do so in connection with the transaction.

        The Tennessee Greenmail Act. The Tennessee Greenmail Act applies to a Tennessee corporation that has a class of voting stock registered or traded on a national securities exchange or registered with the SEC pursuant to Section 12(g) of the Securities Exchange Act of 1934. Under the Tennessee Greenmail Act, Union Planters may not purchase any of its shares at a price above the market value of such shares from any person who holds more than 3% of the class of securities to be purchased if such person has held such shares for less than two years, unless the purchase has been approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued by Union Planters or Union Planters makes an offer, of at least equal value per share, to all stockholders of such class.

        The Tennessee Investor Protection Act. The Tennessee Investor Protection Act generally requires the registration, or an exemption from registration, before a person can make a tender offer for shares of a Tennessee corporation which, if successful, would result in the offeror beneficially owning more than 10% of any class of shares. Registration requires the filing with the Tennessee Commissioner of Commerce and Insurance of a registration statement, a copy of which must be sent to the target company, and the public disclosure of the material terms of the proposed offer. Additional requirements are imposed under that act if the offeror beneficially owns 5% or more of any class of equity securities of the target company, any of which was purchased within one year prior to the proposed takeover offer. The Tennessee Investor Protection Act also prohibits fraudulent and deceptive practices in connection with takeover offers, and provides remedies for violations.

        The Tennessee Investor Protection Act does not apply to an offer involving a vote by holders of equity securities of the offeree company, pursuant to its charter, on a merger, consolidation or sale of corporate assets in consideration of the issuance of securities of another corporation, or on a sale of its securities in exchange for cash or securities of another corporation. Also excepted from the Tennessee Investor Protection Act are tender offers which are open on substantially equal terms to all stockholders, are recommended by the board of directors of the target company and include full disclosure of all terms.

        The Tennessee Investor Protection Act applies to tender offers for corporations with substantial ties in Tennessee, including corporations incorporated in Tennessee or which have their principal offices in the state. The Sixth Circuit Court of Appeals has held that the application of this act, and Tennessee's other takeover statutes, to a target company that wasn't organized under Tennessee law is unconstitutional. Tyson Foods, Inc. v. McReynolds, 865 F.2d 99 (6th Cir. 1989).

        The acts described above along with the provisions of Union Planters' charter regarding business combinations might be deemed to make Union Planters less attractive as a candidate for acquisition by another company than would otherwise be the case in the absence of such provisions. For example, if another company should seek to acquire a controlling interest of less than two-thirds of the outstanding shares of Union Planters common stock, the acquirer would not thereby obtain the ability to replace a majority of the Union Planters board of directors until at least the second annual meeting of stockholders following the acquisition. Furthermore the acquirer would not obtain the ability immediately to effect a merger, consolidation, or other similar business combination unless the described conditions were met.

        As a result, Union Planters' stockholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices in a takeover context. The provisions described above also may make it more difficult for Union Planters' stockholders to replace the Union Planters board of directors or management, even if the holders of a majority of the Union Planters common stock should believe that such replacement is in the interests of Union Planters. As a result, such provisions may tend to perpetuate the incumbent Union Planters board of directors and management.

        JEFFERSON SAVINGS. Jefferson Savings' certificate of incorporation provides that the affirmative vote of the holders of not less than 80% of the outstanding shares of Jefferson Savings common stock is required to approve certain transactions with Jefferson Savings or any affiliate of Jefferson Savings specified therein, including any merger, consolidation, sale of all or substantially all of its assets, share exchange, or dissolution. The supermajority provision is inapplicable if the transaction has been approved (or in the case of a dissolution recommended for stockholder approval) by two-thirds of all directors of Jefferson Savings then in office or if the other entity is a corporation of which a majority of the outstanding shares of all classes of stock entitled to vote in elections of directors is owned of record or beneficially by Jefferson Savings or its affiliates. The merger was unanimously approved by Jefferson Savings' board of directors, making the supermajority provision inapplicable to it.

        For purposes of such provision, an "affiliate" is any individual, corporation, partnership, trust, estate, or other entity who directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the party specified. Jefferson Savings' certificate of incorporation further provides that the board of directors, when evaluating the merits of any transaction described in such provision, including any merger, consolidation, sale of assets, or share exchange, or any offer of a party to make a tender or exchange offer for any equity security of Jefferson Savings, shall, in connection with the exercise of its judgment in determining what is in the best interest of Jefferson Savings and its stockholders, give due consideration to all relevant factors, including, without limitation, the social and economic effects on the employees, depositors, customers, suppliers, and other constituents of Jefferson Savings and its affiliates, and on the communities in which Jefferson Savings and its affiliates operate or are located.

        The supermajority provision of Jefferson Savings' certificate of incorporation may have the effect of delaying, deferring, or preventing a change in control of Jefferson Savings, which some holders of Jefferson Savings common stock may deem to be in their best interests.

        The constituency provision of Jefferson Savings' certificate of incorporation may discourage or make more difficult certain acquisition proposals or business combinations and, therefore, may adversely affect the ability of stockholders to benefit from certain transactions opposed by Jefferson Savings' board of directors. The constituency provision would allow Jefferson Savings' board of directors to take into account the effects of an acquisition proposal on a broad number of constituencies and to consider any potential adverse effect in determining whether to accept or reject such proposal.

        As a Delaware corporation, Jefferson Savings is or could be subject to certain restrictions on business combinations with interested stockholders under Delaware law. Under the Delaware General Corporation Law, Jefferson Savings may not engage in a "business combination" with an "interested stockholder" for a period of three years after the stockholder became an interested stockholder unless:

        - prior to the time the person became an interested stockholder, the board of directors approved either the business combination or the transaction in which the person became an interested stockholder;

        - the person becomes the owner of at least 85% of Jefferson Savings' outstanding voting stock (excluding shares held by management or in certain benefit plans) as part of the transaction in which they became an interested stockholder; or

        - the business combination is approved by the board of directors and at least a two-thirds' of the outstanding voting stock (excluding shares owned by the interested stockholder).

        For purposes of the Delaware statute, an interested stockholder is any person who owns 15% or more of the corporation's voting stock. Business combinations include mergers of a corporation or its majority owned subsidiaries, sales, leases and other dispositions of assets, issuances of securities, and similar transactions involving the interested stockholder.

DISSENTERS' RIGHTS OF APPRAISAL

        UNION PLANTERS. Under the Tennessee Business Corporation Act, a stockholder is generally entitled to dissent from a corporate action and obtain payment of the fair value of his or her shares in certain events. These events generally include:

        (1) mergers, share exchanges and sales of substantially all of the corporation's assets other than in the usual and regular course of business, if the stockholder is entitled to vote on the transaction;

        (2) certain types of amendments of the corporation's charter that materially and adversely affects a stockholder's rights; or

        (3) other corporate actions taken pursuant to a stockholder vote, to the extent the charter, bylaws, or a resolution of the board of directors provide for dissenters' rights. Union Planters' charter and bylaws do not provide for any such additional dissenters' rights.

        Under the Tennessee Business Corporation Act, a stockholder will not have the right to dissent as to any shares which are listed on a national securities exchange registered under Section 6 of the Exchange Act or are national market system securities under the Exchange Act rules. Union Planters common stock is currently listed on the New York Stock Exchange. Accordingly, stockholders of Union Planters will NOT be able to assert dissenters' rights with respect to their shares of Union Planters common stock even if Union Planters were to engage in one of the actions listed above.


        JEFFERSON SAVINGS. Because Jefferson Savings is a Delaware corporation with its common stock listed on the Nasdaq National Market, holders of Jefferson Savings common stock do not have statutory dissenters' rights, unless they are required to accept a form of consideration other than stock in the acquiring corporation, stock which is listed on a national securities exchange or national market system or held by more than 2,000 holders or cash in lieu of fractional shares. Since Jefferson Savings' stockholders will receive stock in Union Planters in the merger, they will not be entitled to exercise dissenters' rights.


STOCKHOLDERS' RIGHTS TO EXAMINE BOOKS AND RECORDS

        UNION PLANTERS. The Tennessee Business Corporation Act provides that a stockholder of a Tennessee corporation may inspect and copy books and records of the corporation during regular business hours, if he or she gives the corporation written notice of his or her demand at least five business days before the date of the inspection. In order to inspect certain records, written demand must also be made in good faith and for a proper purpose and must describe with reasonable particularity the purpose of the request and the records the stockholder desires to inspect.

        JEFFERSON SAVINGS. The Delaware General Corporation Law provides that any stockholder of a Delaware corporation may inspect and copy books and records of the corporation during normal business hours, if he or she gives the corporation a proper written demand, under oath, that states the purpose of the inspection, prior to the time the stockholder wants to examine the books and records of the corporation. If a stockholder makes a proper written demand on the corporation to inspect the books and records, and five business days have elapsed since the written demand was given, then the stockholder may seek help from a court to compel the corporation to corporate with the stockholder's demand to inspect its books and records.

DIVIDENDS

        UNION PLANTERS. Union Planters' ability to pay dividends on its common stock is governed by the Tennessee Business Corporation Act. Under the Tennessee Business Corporation Act, dividends may be paid so long as the corporation would be able to pay its debts as they become due in the ordinary course of business and the corporation's total assets would not be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution to stockholders whose preferential rights are superior to those receiving the distribution.

        There are various statutory limitations on the ability of the Union Planters' banking subsidiaries to pay dividends to Union Planters. See "CERTAIN REGULATORY CONSIDERATIONS -- Payment of Dividends."

        JEFFERSON SAVINGS. Jefferson Savings' ability to pay dividends on Jefferson Savings common stock is substantially similar to Union Planters' ability to do so as described above.


                     COMPARATIVE MARKET PRICES AND DIVIDENDS

        Union Planters common stock is traded on the New York Stock Exchange under the symbol "UPC." Jefferson Savings common stock is traded on the Nasdaq National Market under the symbol "JSBA." The following table sets forth, for the indicated periods, the high and low closing sale prices for the Union Planters and Jefferson Savings common stock as reported by the New York Stock Exchange and Nasdaq National Market, respectively, and the cash dividends declared per share of Union Planters and Jefferson Savings common stock for the indicated periods. The stock prices do not include retail mark-ups, mark-downs or commissions.

                                              UNION PLANTERS                                   JEFFERSON SAVINGS
                               ------------------------------------               -----------------------------------------------
                                                                      Cash                                               Cash
                                     Price Range                 Dividends Paid         Price Range                Dividends Paid
                                     -----------                                        -----------
                               High                Low             Per Share      High                Low             Per Share
                               ----                ---             ---------      ----                ---             ---------
1998
-----------------------------
   First Quarter.............    $67.31             $58.38           $  .50       $30.25             $19.88             $  .07
   Second Quarter ...........     62.56              53.94              .50        31.88              29.13                .07
   Third Quarter.............     61.94              40.25              .50        31.56              16.00                .07
   Fourth Quarter............     50.25              43.19              .50        16.31              11.00                .07
                                                                     --------                                           -------
      Total..................                                         $2.00                                                .28
                                                                     ========                                           =======

1999                                                                                                                       .07
-----------------------------
   First Quarter.............    $48.75             $43.00           $  .50        16.75              11.38             $  .07
   Second Quarter............     45.31              40.31              .50        14.50              10.63                .07
   Third Quarter.............     49.00              39.19              .50        13.00              10.69                .07
   Fourth Quarter ...........     46.06              38.56              .50        12.25              10.44                .07
                                                                     --------                                           -------
         Total...............                                         $2.00                                                .28
                                                                     ========                                           =======

2000
-----------------------------
    First Quarter............    $37.25             $25.63            $ .50       $13.44             $10.63             $  .07
    Second Quarter...........     33.88              27.69              .50        11.50              10.56                .07
    Third Quarter............     33.81              28.69              .50        13.75               9.75                .07
    Fourth Quarter (through
    December 8, 2000)........     35.50              29.44              .50        14.81              12.00                .07
                                                                     --------                                           -------
      Total..................                                         $2.00                                             $  .28
                                                                     ========                                           =======



        On December 8, 2000, the closing sale price of Union Planters common stock as reported on the New York Stock Exchange was $35.50 per share and the closing sale price of Jefferson Savings common stock as reported on the Nasdaq National Market was $14.8125 per share. On September 19, 2000, the last business day prior to public announcement of the merger, the last sale price of Union Planters common stock as reported by the New York Stock Exchange was $33.06 per share and the last sale price of Jefferson Savings common stock as reported on the Nasdaq National Market was $11.31 per share.


        The holders of Union Planters common stock are entitled to receive dividends when and if declared by Union Planters' board of directors out of funds legally available therefor. Although Union Planters currently intends to continue to pay quarterly cash dividends on the Union Planters common stock, there can be no assurance that Union Planters' dividend policy will remain unchanged after completion of the merger. The declaration and payment of dividends thereafter will depend upon business conditions, operating results, capital and reserve requirements, and the Union Planters board of directors' consideration of other relevant factors.

        The holders of Jefferson Savings common stock are entitled to receive dividends when and if declared by Jefferson Savings' board of directors out of funds legally available therefor. Jefferson Savings has paid cash dividends each quarter since the first quarter of 1996. The declaration and payment of dividends will depend upon business conditions, operating results, capital and reserve requirements, and the Jefferson Savings board of directors' consideration of other relevant factors.

        Union Planters and Jefferson Savings are legal entities separate and distinct from their subsidiaries and their revenues depend in significant part on the payment of dividends from their respective subsidiary depository institutions. Union Planters' and Jefferson Savings' subsidiary depository institutions are subject to certain legal restrictions on the amount of dividends they are permitted to pay. See "CERTAIN REGULATORY CONSIDERATIONS -- Payment of Dividends."


                          BUSINESS OF JEFFERSON SAVINGS

        Jefferson Savings, a Delaware corporation, is a unitary savings and loan holding company. On September 30, 2000, Jefferson Savings had, on a consolidated basis, total assets of approximately $1.7 billion, total loans of approximately $1.4 billion, total deposits of approximately $917.5 million, and total stockholders' equity of approximately $135.2 million.

        Jefferson Savings conducts its business activities through Jefferson Heritage Bank, its federal savings bank subsidiary. Through Jefferson Heritage Bank and its four subsidiaries, Jefferson Heritage Mortgage Company, Jefferson Financial, Inc., Jefferson Financial Corporation and First Service Corporation, Inc., Jefferson Savings offers a broad range of financial services, in both Missouri and Texas. Jefferson Heritage Bank has nine branches in Missouri and seventeen branches in Texas.


                           BUSINESS OF UNION PLANTERS

        Union Planters, a Tennessee corporation, is a registered bank holding company. On September 30, 2000, Union Planters had, on a consolidated basis, total assets of approximately $34.3 billion, total loans of approximately $23.4 billion, total deposits of approximately $23.1 billion, and total stockholders' equity of approximately $2.8 billion.

        Union Planters is the largest bank holding company headquartered in Tennessee and, as of June 30, 2000, was the 27th largest bank holding company headquartered in the United States based on total assets.

        Union Planters conducts its business activities through Union Planters Bank, National Association, its principal bank subsidiary, and a number of other banking and banking-related subsidiaries. Through its various subsidiaries, Union Planters provides a diversified range of financial services, maintaining on September 30, 2000, 863 banking offices and 1,056 ATMs in the states in which it operates, as follows:

                                               Full Service and
                                               Limited Service
                 State                             Branches                            ATMs
                 -----                             --------                            ----
 Alabama............................                    21                                19
 Arkansas...........................                    35                                31
 Florida............................                    80                                86
 Illinois...........................                    56                                59
 Indiana............................                    78                                86
 Iowa...............................                    28                                34
 Kentucky...........................                    40                                37
 Louisiana..........................                    25                                21
 Mississippi........................                   137                               127
 Missouri...........................                   135                               170
 Tennessee..........................                   213                               366
 Texas..............................                    15                                20
                                                    --------                        ----------
                                                       863                             1,056
                                                    ========                        ==========

        Acquisitions have been an important part of Union Planters' business strategy. Union Planters completed 4 acquisitions in 1999, after completing 18 acquisitions (in 9 states) in 1998. Information about the banking organizations acquired by Union Planters since January 1, 1997, their asset size and the consideration paid, is included in the table titled "Acquisitions Completed Since January 1, 1997" on page 14 of the 1999 Union Planters Corporation Shareholders Report, which is incorporated by reference in its Form 10-K for 1999, and is incorporated by reference herein. Union Planters has made one non-banking acquisition in 2000 prior to entering into the agreement and plan of reorganization with Jefferson Savings.

        Beginning in 1998, Union Planters implemented a strategy of consolidating and streamlining substantially all of its banking operations. As a part of this strategy, local management retains broad discretion in serving Union Planters' local customer base and making customer decisions, while banking products are being standardized, new methods of product delivery, such as Internet banking, are being developed, and operational functions, including accounting, deposit services, item processing, mortgage servicing, and credit administration, are being centralized on a company-wide or regional basis. The goal of this strategy, which is ongoing, is to improve efficiency and customer service and to enable Union Planters to realize cost savings and to benefit from the economies of scale available as a result of its growth through acquisitions. In the short-term, this strategy demands a significant amount of management time and attention. In addition, there are a number of factors that could affect its ultimate success, including customer response in the communities in which Union Planters has banking offices.

        Union Planters expects to continue to take advantage of the consolidation of the financial services industry by further developing its franchise through strategic acquisitions of financial institutions. Future acquisitions may entail the payment by Union Planters of consideration in excess of the book value of the underlying net assets acquired, may result in the issuance of additional shares of Union Planters capital stock or the incurring of additional indebtedness by

Union Planters, and could have a dilutive effect on the earnings or book value per share of Union Planters common stock. Moreover, significant charges against earnings are sometimes required incidental to acquisitions.

        The principal executive offices of Union Planters are located at 7130 Goodlett Farms Parkway, Memphis, Tennessee 38018, and its telephone number at such address is (901) 580-6000. Additional information with respect to Union Planters and its subsidiaries is included in documents incorporated by reference in this proxy statement-prospectus. See "WHERE YOU CAN FIND MORE INFORMATION."


                        CERTAIN REGULATORY CONSIDERATIONS

        Union Planters is a bank holding company registered with the Federal Reserve. As such, Union Planters and its non-bank subsidiaries are subject to the supervision, examination, and reporting requirements of the BHCA and the regulations of the Federal Reserve. Jefferson Savings is a unitary savings and loan holding company and as such, it and its subsidiaries are subject to the supervision, examination and reporting requirements of the Home Owners' Loan Act and the regulations of the Office of Thrift Supervision. Union Planters' and Jefferson Savings' banking subsidiaries are also subject to supervision and examinations by federal banking authorities. The following discussion summarizes the regulatory framework applicable to banks, savings banks, and their respective holding companies and provides specific information related to Union Planters. Information relating to Jefferson Savings is included in Jefferson Savings' 1999 Annual Report on Form 10-K. A more complete discussion of Union Planters is included in Union Planters' 1999 Annual Report on Form 10-K. See "WHERE YOU CAN FIND MORE INFORMATION."

        In determining whether a particular activity is permissible, the Federal Reserve must consider whether the performance of such an activity reasonably can be expected to produce benefits to the public that outweigh possible adverse effects. Possible benefits the Federal Reserve considers include greater convenience, increased competition, or gains in efficiency. Possible adverse effects include undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices. Despite prior approval, the Federal Reserve has the power to order a holding company or its subsidiaries to terminate any activity or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that a serious risk to the financial safety, soundness, or stability of any bank subsidiary of that bank holding company may result from such activity.

        The banks owned by Union Planters are members of the Federal Deposit Insurance Corporation. Their deposits are insured by the Federal Deposit Insurance Corporation to the extent provided by law. Each bank is also subject to numerous state and federal statutes and regulations that affect its business, activities, and operations, and each is supervised and examined by one or more state or federal bank regulatory agencies.

        The Federal Deposit Insurance Corporation in the case of state-chartered nonmember banks, the Office of Thrift Supervision in the case of state and federally chartered thrift institutions, the Federal Reserve in the case of state-chartered member banks, and the Office of the Comptroller of the Currency in the case of national banks, supervise the subsidiaries of Union Planters and Jefferson Savings and regularly examine the operations of such institutions. Appropriate state regulators also have comparable authority over state-chartered banking and thrift institutions. Jefferson Savings does not have any subsidiaries that are regulated by state regulatory authorities. The federal and state regulators have authority to approve or disapprove mergers, consolidations, the establishment of branches, and similar corporate actions. The federal and state banking regulators also have the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law.

        The BHCA prohibits Union Planters from:

        (1) engaging in activities other than banking, managing, or controlling banks or other permissible subsidiaries; and

        (2) acquiring or retaining direct or indirect control of any company engaged in any activities other than those activities determined by the Federal Reserve to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

        As explained in "DESCRIPTION OF TRANSACTION - Regulatory Approval," above, the acquiring of control of a savings and loan holding company by a bank holding company is a non-banking activity that requires prior approval of the Reserve Bank. The Reserve Bank applies several criteria to this kind of acquisition, and, while Union Planters believes it can satisfy the Reserve Bank, there can be no assurance that approval will be granted. Although the state banking regulators in Missouri and Texas will have an opportunity to comment on the application to the Federal Reserve, only the prior approval of the Federal Reserve is required to consummate the merger. There can be no assurance that the state banking regulators will comment favorably on the application to the Federal Reserve, although Union Planters and Jefferson Savings have no reason to believe that those comments will be adverse to the merger.

        Under the Gramm-Leach-Bliley Act which became effective in March 2000 and significantly relaxed prior restrictions on bank holding company activities, an eligible bank holding company may elect to be a "financial holding company" and thereafter may engage in a range of activities that are financial in nature and that were not previously permissible for banks and bank holding companies. For a bank holding company to be eligible for financial holding company status, all of its subsidiary financial institutions must be well-capitalized and well managed. A bank holding company may effect financial holding company status by filing a declaration with the Federal Reserve that it elects to be a financial holding company. A financial holding company may engage directly or through a subsidiary in the statutorily authorized activities of securities dealing, underwriting, and market making, insurance underwriting and agency activities, merchant banking, and insurance company portfolio investments, and in any activity that the Federal Reserve determines by rule or order to be financial in nature or incidental to such financial activity. The Federal Reserve has proposed limits on certain securities and merchant banking activities. The Federal Reserve must deny expanded authority to any bank holding company that seeks to effect financial holding company status if that bank holding company received less than a satisfactory rating on its most recent Community Reinvestment Act review as of the time it submits its declaration.

Although Union Planters currently meets the prerequisites for financial holding company status, it has not filed an election with the Federal Reserve.

        The Gramm-Leach-Bliley Act also permits securities brokerage firms and insurance companies to own banks and bank holding companies. The Act also seeks to streamline and coordinate regulation of integrated financial holding companies, providing generally for "umbrella" regulation of financial holding companies by the Federal Reserve, and for functional regulation of banking activities by bank regulators, securities activities by securities regulators, and insurance activities by insurance regulators.

        Union Planters previously has acquired bank holding companies and their subsidiary banks. These transactions are subject to certain restrictions under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994. This statute does not apply, however, to the acquisition of a savings and loan holding company or its subsidiary savings bank. The Missouri Division of Finance has advised that a state law prohibiting acquisitions in which subsidiaries of the resulting holding company would control more than 13% of the total deposits in the state may apply to a transaction involving the acquisition of a savings and loan holding company. The Texas Department of Banking similarly has advised that a transaction resulting in control of more than 20% of the states' total deposits would be prohibited. The deposits controlled by Union Planters subsidiaries would not exceed either the 13% or the 20% ceiling after consummation of the transaction.

PAYMENT OF DIVIDENDS

        Union Planters is a legal entity separate and distinct from its banking, thrift, and other subsidiaries. The principal sources of cash flow of Union Planters, including cash flow to pay dividends to its stockholders, are dividends from its subsidiary depository institutions. There are statutory and regulatory limitations on the payment of dividends by these subsidiary depository institutions to Union Planters, as well as by Union Planters and Jefferson Savings to its stockholders.

        As to the payment of dividends, each of Union Planters' state-chartered banking subsidiaries is subject to the laws and regulations of the state in which the bank is located, and to the regulations of the bank's primary federal regulator. Union Planters' subsidiaries that are thrift institutions, including Jefferson Heritage Bank if the merger is consummated, are subject to the Office of Thrift Supervision's capital distributions regulations, and those that are national banks, such as Union Planters Bank, National Association, are subject to the regulations of the Office of the Comptroller of the Currency. Jefferson Heritage Bank is a thrift institution.

        If the federal banking regulator determines that a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice, the regulator may require, after notice and hearing, that the institution cease and desist from such practice. Depending on the financial condition of the depository institution, an unsafe or unsound practice could include the payment of dividends. The federal banking agencies have indicated that paying dividends that deplete a depository institution's capital base to an inadequate level would be an unsafe and unsound banking practice.

Under the Federal Deposit Insurance Corporation Improvement Act of 1991, a depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. See "-- Prompt Corrective Action." The federal agencies have also issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings.

        At October 1, 2000, under dividend restrictions imposed under federal and state laws, Union Planters' banking subsidiaries, without obtaining governmental approvals, could declare aggregate dividends to Union Planters of approximately $196 million. The dividends to be paid in the fourth quarter of 2000 will be limited by management to approximately $78 million due to capital and liquidity requirements of individual financial institutions. At September 30, 2000, under dividend restrictions imposed under federal and state laws, Jefferson Heritage Bank, without obtaining governmental approvals could declare a dividend to Jefferson Savings of approximately $9.7 million.

        The payment of dividends by Union Planters and its bank subsidiaries may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

CAPITAL ADEQUACY

        Union Planters and its banking subsidiaries are required to comply with the capital adequacy standards established by the Federal Reserve in the case of Union Planters, and the appropriate federal banking regulator in the case of each Union Planters bank. There are two basic measures of capital adequacy for bank holding companies and the depository institutions that they own: a risk-based measure and a leverage measure. All applicable capital standards must be satisfied for a bank holding company to be considered in compliance.

        The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profiles among depository institutions and bank holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

        The minimum guideline for the ratio ("Total Capital Ratio") of total capital to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8.0%. At least half of Total Capital must be composed of common equity, undivided profits, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets ("Tier 1 Capital"). The remainder may consist of subordinated debt, other preferred stock, and a limited amount of loan loss reserves ("Tier 2 Capital"). At September 30, 2000, Union Planters' consolidated Total Capital Ratio and its Tier 1 Capital Ratio (i.e., the ratio of Tier 1 Capital to risk-weighted assets) were 11.59% and 8.57%, respectively.

        In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio (the "leverage ratio") of Tier 1 Capital to average total assets, less goodwill and certain other intangible assets, of 5% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies generally are required to maintain a leverage ratio of at least 4%. Union Planters' leverage ratio at September 30, 2000, was 8.17%. The guidelines also provide that bank holding companies that experience internal growth or make acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. The Federal Reserve will consider a "tangible Tier 1 Capital Leverage Ratio" (deducting all intangibles) and other indicia of capital strength in evaluating proposals for expansion or new activities.

        Each of the Union Planters' banks is subject to risk-based and leverage capital requirements adopted by its federal banking regulator. Those requirements are similar to those adopted by the Federal Reserve for bank holding companies. Each of Union Planters' banks was in compliance with those minimum capital requirements as of September 30, 2000. No federal banking agency has advised Union Planters or its bank subsidiaries of any higher specific minimum capital ratio requirement applicable to it.

        A bank or thrift that fails to meet its capital guidelines may be subject to a variety of enforcement remedies and certain other restrictions on its business. Remedies could include the issuance of a capital directive, the termination of deposit insurance by the Federal Deposit Insurance Corporation, and a prohibition on the taking of brokered deposits. As described below, substantial additional restrictions can be imposed upon Federal Deposit Insurance Corporation-insured depository institutions that fail to meet their capital requirements. See "-- Prompt Corrective Action."

        The federal bank regulators continue to indicate their desire to raise the capital requirements that apply to banks beyond their current levels. The Federal Reserve, the Federal Deposit Insurance Corporation, and the Office of the Comptroller of the Currency have proposed an amendment to the risk-based capital standards that would calculate the change in a bank's net economic value attributable to increases and decreases in market interest rates and would require banks with excessive interest rate risk exposure to hold additional amounts of capital against such exposures. The Office of Thrift Supervision has already included an interest-rate risk component in its risk-based capital guidelines for savings associations that it regulates.

SUPPORT OF SUBSIDIARY INSTITUTIONS

        Under Federal Reserve policy, Union Planters is expected to act as a source of financial strength for, and commit its resources to support, each Union Planters' bank subsidiary. This support may be required at times when Union Planters may not be inclined to provide it. In addition, any capital loans by a bank holding company to any of its bank subsidiaries are subordinate to the payment of deposits and to certain other indebtedness. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a bank subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment. While the OTS does not have the same formal policy with respect to holding companies that control savings banks, it often in practice will look to the holding company to support a subsidiary that the OTS deems is troubled.

        A depository institution insured by the Federal Deposit Insurance Corporation can be held liable for any loss incurred by, or reasonably expected to be incurred by, the Federal Deposit Insurance Corporation in connection with the default of a commonly controlled Federal Deposit Insurance Corporation-insured depository institution or any assistance provided by the Federal Deposit Insurance Corporation to any commonly controlled Federal Deposit Insurance Corporation-insured depository institution "in danger of default." "Default" is defined generally as the appointment of a conservator or receiver, and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance. The Federal Deposit Insurance Corporation's claim for damages is superior to claims of stockholders of the insured depository institution or its holding company, but is subordinate to claims of depositors, secured creditors, and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institution. Union Planters' banks are subject to these cross-guarantee provisions. As a result, any loss suffered by the Federal Deposit Insurance Corporation in respect of any of Union Planters' bank subsidiaries would likely result in assertion of the cross-guarantee provisions, the assessment of estimated losses against Union Planters' banking or thrift affiliates, and a potential loss of Union Planters' investments in its other banks.

PROMPT CORRECTIVE ACTION

        The Federal Deposit Insurance Corporation Improvement Act of 1991 establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system, which became effective in December 1992, the federal banking regulators are required to establish five capital categories (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized). With respect to institutions in the three undercapitalized categories, the regulators must take certain supervisory actions, and are authorized to take other discretionary actions. The severity of the actions will depend upon the capital category in which the institution is placed. Generally, subject to a narrow exception, the Federal Deposit Insurance Corporation Improvement Act of 1991 requires the banking regulator to appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking agencies have specified the relevant capital level for each category.

        A depository institution is deemed to be well capitalized if it:

        -       has a Total Capital Ratio of 10.0% or greater;

        -       has a Tier 1 Capital Ratio of 6.0% or greater;

        -       has a leverage ratio of 5.0% or greater; and

        - is not subject to any written agreement, order, capital directive, or prompt corrective action directive issued by its federal banking agency.

A depository institution is considered to be adequately capitalized if it has:

        -       a Total Capital Ratio of 8.0% or greater;

        -       a Tier 1 Capital Ratio of 4.0% or greater; and

        -       a leverage ratio of 4.0% or greater.

A depository institution is considered to be undercapitalized if it has:

        -       a Total Capital Ratio of less than 8.0%;

        -       a Tier 1 Capital Ratio of less than 4.0%; or

        -       a leverage ratio of less than 4.0%.

A depository institution is considered to be significantly undercapitalized if it has:

        -       a Total Capital Ratio of less than 6.0%;

        -       a Tier 1 Capital Ratio of less than 3.0%; or

        -       a leverage ratio of less than 3.0%.

An institution that has a tangible equity capital to assets ratio equal to or less than 2.0% is deemed to be critically undercapitalized. "Tangible equity" includes core capital elements counted as Tier 1 Capital for purposes of the risk-based capital standards, plus the amount of outstanding cumulative perpetual preferred stock (including related surplus), minus all intangible assets, with certain exceptions. A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

        An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. In addition, a bank holding company must guarantee that a subsidiary bank meet its capital restoration plan. This obligation to fund a capital restoration plan is limited to the lesser of 5.0% of an undercapitalized subsidiary's assets or the amount required to meet regulatory capital requirements. Except in accordance with an accepted capital restoration plan or with the approval of the Federal Deposit Insurance Corporation, an undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches, or engaging in any new line of business. In addition, its federal banking agency is given authority with respect to any undercapitalized institution to take any of the actions it is required to or may take with respect to a significantly undercapitalized institution if it determines "that those actions are necessary to carry out the purpose" of the Federal Deposit Insurance Corporation Improvement Act of 1991.

        For those institutions that are significantly undercapitalized or undercapitalized and either fail to submit an acceptable capital restoration plan or fail to implement an approved capital restoration plan, its federal banking agency must require the institution to:

        (1) sell enough shares, including voting shares, to become adequately capitalized;

        (2) merge with (or be sold to) another institution (or holding company), but only if grounds exist for appointing a conservator or receiver;

        (3)     restrict certain transactions with its banking affiliates;

        (4)     restrict transactions with bank or non-bank affiliates;

        (5) restrict interest rates that the institution pays on deposits to "prevailing rates" in the institution's "region";

        (6)     restrict asset growth or reduce total assets;

        (7)     alter, reduce, or terminate activities;

        (8)     hold a new election of directors;

        (9) dismiss any director or senior executive officer who held office for more than 180 days immediately before the institution became undercapitalized, provided that in requiring dismissal of a director or senior officer, the agency must comply with certain procedural requirements, including the opportunity for an appeal in which the director or officer will have the burden of proving his or her value to the institution;

        (10)    employ "qualified" senior executive officers;

        (11) cease accepting deposits from correspondent depository institutions;

        (12) divest certain nondepository affiliates which pose a danger to the institution; or

        (13)    be divested by a parent holding company.

        In addition, without the prior approval of its federal banking agency, a significantly undercapitalized institution may not pay any bonus to any senior executive officer or increase the rate of compensation for such an officer.


                   DESCRIPTION OF UNION PLANTERS CAPITAL STOCK

        Union Planters' charter currently authorizes the issuance of 300,000,000 shares of Union Planters common stock and 10,000,000 shares of Union Planters preferred stock. On October 31,

2000, 134,756,611 shares of Union Planters common stock were outstanding and approximately 19,122,877 shares were earmarked for issuance in connection with currently outstanding Union Planters options, Union Planters' dividend reinvestment plan, two small convertible debt issues and with respect to conversion rights of currently outstanding Union Planters Series E preferred stock. In addition, on October 31, 2000, 797,683 shares of Union Planters' 8% Cumulative, Convertible Series E preferred stock, were outstanding. On October 31, 2000, none of Union Planters' 300,000 authorized shares of Series F preferred stock were issued and outstanding and management is unaware of the existence of circumstances from which it may be inferred that such issuance is imminent. THE CAPITAL STOCK OF UNION PLANTERS DOES NOT REPRESENT OR CONSTITUTE A DEPOSIT ACCOUNT AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND, OR ANY GOVERNMENTAL AGENCY.

UNION PLANTERS COMMON STOCK

        GENERAL. Shares of Union Planters common stock may be issued at such time or times and for such consideration as the Union Planters board of directors may deem advisable, subject to such limitations as may be set forth in the laws of the State of Tennessee, Union Planters' amended and restated charter or bylaws or the rules of the New York Stock Exchange. Union Planters Bank, National Association is the Registrar, Transfer Agent and Dividend Disbursing Agent for shares of Union Planters common stock. Its address is Union Planters Bank, Corporate Trust Department, 1 South Church Street, Belleville, Illinois 62220.

        DIVIDENDS. Subject to the preferential dividend rights applicable to outstanding shares of the Union Planters preferred stock and subject to applicable requirements, if any, with respect to the setting aside of sums for purchase, retirement, or sinking funds, if any, for all outstanding Union Planters preferred stock, the holders of the Union Planters common stock are entitled to receive, to the extent permitted by law, only such dividends as may be declared from time to time by the Union Planters board of directors.

        Union Planters has the right to, and may from time to time, enter into borrowing arrangements or issue other debt instruments, the provisions of which may contain restrictions on payment of dividends and other distributions on Union Planters common stock and Union Planters preferred stock. Union Planters has no such arrangements in effect at the date hereof. In December 1996, Union Planters caused to be issued $200,000,000 in aggregate liquidation amount of 8.20% Capital Trust Pass-through Securities ("Union Planters Capital Securities") through a Delaware trust subsidiary. Pursuant to the terms of the governing instruments, Union Planters would be prohibited from paying dividends on any Union Planters common stock or Union Planters preferred stock if all quarterly payments on the Union Planters Capital Securities had not been paid in full. The Union Planters Capital Securities mature in 2026 and may be redeemed under certain circumstances prior to maturity.

        LIQUIDATION RIGHTS. In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets, or winding-up of Union Planters, after distribution in full of the preferential amounts required to be distributed to the holders of Union Planters preferred stock, holders of Union Planters common stock will be entitled to receive all of the remaining assets of Union Planters, of whatever kind, available for distribution to stockholders ratably in proportion to the number of shares of Union

Planters common stock held. The Union Planters board of directors may distribute in kind to the holders of Union Planters common stock such remaining assets of Union Planters or may sell, transfer, or otherwise dispose of all or any part of such remaining assets to any other person or entity and receive payment therefor in cash, stock, or obligations of such other person or entity, and may sell all or any part of the consideration so received and distribute any balance thereof in kind to holders of Union Planters common stock. Neither the merger or consolidation of Union Planters into or with any other corporation, nor the merger of any other corporation into Union Planters, nor any purchase or redemption of shares of stock of Union Planters of any class, shall be deemed to be a dissolution, liquidation, or winding-up of Union Planters for purposes of this paragraph.

        Because Union Planters is a holding company, its right and the rights of its creditors and stockholders, including the holders of Union Planters preferred stock and Union Planters common stock, to participate in the distribution of assets of a subsidiary on its liquidation or recapitalization may be subject to prior claims of such subsidiary's creditors except to the extent that Union Planters itself may be a creditor having recognized claims against such subsidiary.

        For a further description of Union Planters common stock, see "EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS."

UNION PLANTERS PREFERRED STOCK

        SERIES E PREFERRED STOCK. As of October 31, 2000, 797,683 shares of Series E preferred stock were outstanding. All shares of Series E preferred stock have a stated value of $25.00 per share. Dividends are payable at the rate of $0.50 per share per quarter and are cumulative. The Series E preferred stock is convertible at the rate of 1.25 shares of Union Planters common stock for each share of Series E preferred stock. The Series E preferred stock is not subject to any sinking fund provisions and has no preemptive rights. Such shares have a liquidation preference of $25.00 per share plus unpaid dividends accrued thereon and, at Union Planters' option and with the prior approval of the Federal Reserve, are subject to redemption by Union Planters at any time at a redemption price of $25.00 per share plus any unpaid dividends accrued thereon. Holders of Series E preferred stock have no voting rights except as required by law and in certain other limited circumstances. See "CERTAIN REGULATORY CONSIDERATIONS -- Payment of Dividends."

        SERIES F PREFERRED STOCK. The Union Planters board of directors has adopted a new stockholder rights plan, which became effective upon the expiration of the former stockholder rights plan on January 19, 1999. Under the new plan, each share of common stock received a tax-free dividend of one preferred share purchase right. The rights are not exercisable unless a third party acquires 15% of the common stock, or an offer is commenced for 15% or more of the common stock. At that time, the rights can be exercised to purchase units of Union Planters' Series F preferred stock. Each unit has the same voting and dividend rights as one share of the common stock and each right entitles the holder to purchase one unit at a 50% discount from the then market value of one share of the common stock. If a third party merges with or otherwise acquires Union Planters, each right can be exercised to purchase one share of common stock of the acquiring company at a 50% discount from the then market value of that stock. rights held by the potential acquiring company cannot be exercised. The Union Planters board of directors may extend the time period before the rights become exercisable or redeem the rights at $.01 per right. These provisions give the board of directors the flexibility to negotiate a transaction with a potential acquiring company in the bear interests of the stockholders. The new plan will expire on January 19, 2009. Union Planters has authorized 300,000 shares of Series F Preferred Stock for issuance under the plan, none of which has been issued or is outstanding. As of the date of this proxy statement-prospectus, Union Planters' management is not aware of any facts that would suggest issuance of these shares is imminent.


                                  OTHER MATTERS

        As of the date of this proxy statement-prospectus, Jefferson Savings' board of directors does not know of any matters that will be presented for consideration at the special meeting other than as described in this proxy statement-prospectus. However, if any other matters properly come before the special meeting or any adjournment or postponement of the special meeting and are voted upon, the enclosed proxy will be deemed to confer discretionary authority to the individuals named as proxies to vote the shares represented by such proxies as to any such matters, including a proposal to adjourn the special meeting in order to permit further solicitation of proxies. No proxy holder, however, will vote any proxies voted against approval of the merger in favor of a proposal to adjourn the special meeting to solicit additional proxies.


                              STOCKHOLDER PROPOSALS

        Jefferson Savings will hold its 2001 annual meeting of stockholders only if the merger is not consummated. In order to be eligible for inclusion in Jefferson Savings' proxy materials for the 2001 annual meeting, if held, any Jefferson Savings stockholder proposal to take action at such meeting must be received at Jefferson Savings' executive offices at 15435 Clayton Road, Ballwin, Missouri 63011, no later than February 13, 2001. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, Delaware law and Jefferson Savings' certificate of incorporation and bylaws.

        Union Planters expects to hold its next annual meeting of stockholders on April 19, 2001, after the merger. Under the SEC rules, proposals of Union Planters stockholders intended to be presented at that meeting must have been received by Union Planters at its principal executive offices no later than November 18, 2000, to be included in the proxy statement for the meeting. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, Tennessee law and Union Planters' amended and restated charter and bylaws.

                                     EXPERTS

        The consolidated financial statements of Union Planters and subsidiaries incorporated in this proxy statement-prospectus by reference to the Annual Report to Shareholders on Form 10-K for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of Jefferson Savings Bancorp, Inc. and subsidiaries as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, have been incorporated herein by reference and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated herein by reference, given on the authority of said firm as experts in accounting and auditing.


                                    OPINIONS

        The legality of the shares of Union Planters common stock to be issued in the merger will be passed upon by E. James House, Jr., Secretary and Manager of the Legal Department of Union Planters. E. James House, Jr. is an officer of and stockholder in, and receives compensation from, Union Planters.

        Certain tax consequences of the transaction have been passed upon by Lewis, Rice & Fingersh, L.C., St. Louis, Missouri.

                       WHERE YOU CAN FIND MORE INFORMATION


        THIS PROXY STATEMENT-PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT UNION PLANTERS AND JEFFERSON SAVINGS THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. THIS INFORMATION IS DESCRIBED ON PAGE 85 UNDER "WHERE YOU CAN FIND MORE INFORMATION." YOU CAN OBTAIN FREE COPIES OF THIS INFORMATION BY WRITING OR CALLING:

               E. James House, Jr.
               Secretary and Manager of the Legal Department
               UNION PLANTERS CORPORATION
               7130 Goodlett Farms Parkway
               Memphis, Tennessee 38018
               (Telephone: (901) 580-6584)

               Paul J. Milano
               Chief Financial Officer, Treasurer and Secretary
               JEFFERSON SAVINGS BANCORP, INC.
               15435 Clayton Road
               Ballwin, Missouri 63011
               (Telephone:  (636) 227-3000)

        IN ORDER TO OBTAIN TIMELY DELIVERY OF THE DOCUMENTS, YOU MUST REQUEST THE INFORMATION BY JANUARY 21, 2001.


        Union Planters and Jefferson Savings file annual, quarterly and current reports, proxy and information statements, and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the Public Reference Section at the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information about issuers that file electronically with the SEC. The address of that site is http://www.sec.gov. In addition, you can read and copy this information at the regional offices of the SEC at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can also inspect reports, proxy and information statements, and other information about Union Planters at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

        Union Planters filed a registration statement with the SEC under the Securities Act of 1933, as amended, relating to the Union Planters common stock offered to the Jefferson Savings stockholders. The registration statement contains additional information about Union Planters and the Union Planters common stock. The SEC allows Union Planters to omit certain information included in the registration statement from this proxy statement-prospectus. The registration statement may be inspected and copied at the SEC's public reference facilities described above.

        This proxy statement-prospectus incorporates important business and financial information about Union Planters and Jefferson Savings that is not included in or delivered with this proxy statement-prospectus. The following documents filed with the SEC by Union Planters are incorporated by reference in this proxy statement-prospectus (SEC File No. 001-10160):

        (1) Union Planters' Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

        (2) Union Planters' Quarterly Reports on Form 10-Q for the three months ended March 31, 2000, six months ended June 30, 2000, and nine months ended September 30, 2000;

        (3) Union Planters' current reports on Form 8-K dated January 20, 2000, April 20, 2000, July 20, 2000 and October 19, 2000; and

        (4) The description of Union Planters' current management and Union Planters' board of directors contained in Union Planters' proxy statement filed pursuant to Section 14(a) of the Exchange Act for Union Planters' Annual Meeting of Stockholders held on April 20, 2000.

        The following documents filed with the SEC by Jefferson Savings are incorporated by reference in this proxy statement-prospectus (SEC File No. 000-21466):

        (1) Jefferson Savings' Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

        (2) Jefferson Savings' Quarterly Reports on Form 10-Q for the three months ended March 31, 2000, six months ended June 30, 2000, and nine months ended September 30, 2000; and

        (3) The description of Jefferson Savings' current management, board of directors and their respective employment and retirement agreements contained in Jefferson Savings' proxy statement filed pursuant to Section 14(a) of the Exchange Act for Jefferson Savings' Annual Meeting of Stockholders held on July 17, 2000.

        Union Planters and Jefferson Savings also incorporate by reference additional documents filed by them pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this proxy statement-prospectus and prior to final adjournment of the special meeting. Any statement contained in this proxy statement-prospectus or in a document incorporated or deemed to be incorporated by reference in this proxy statement-prospectus shall be deemed to be modified or superseded to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement.

        You may obtain copies of the information incorporated by reference in this proxy statement-prospectus upon written or oral request. The inside front cover of this proxy statement-prospectus contains information about how such requests should be made.

        All information contained in this proxy statement-prospectus or incorporated herein by reference with respect to Union Planters was supplied by Union Planters, and all information contained in this proxy statement-prospectus with respect to Jefferson Savings was supplied by Jefferson Savings.

                                                                      APPENDIX A





                      AGREEMENT AND PLAN OF REORGANIZATION


                                 BY AND BETWEEN


                        JEFFERSON SAVINGS BANCORP, INC.


                                      AND


                           UNION PLANTERS CORPORATION


                         DATED AS OF SEPTEMBER 20, 2000

                               TABLE OF CONTENTS

                                                                                                      PAGE
                                                                                                      ----
Preamble  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A- 6

ARTICLE 1 - TRANSACTIONS AND TERMS OF MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A- 7
         1.1         Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A- 7
         1.2         Time and Place of Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A- 7
         1.3         Effective Time   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A- 7
         1.4         Execution of Stock Option Agreement  . . . . . . . . . . . . . . . . . . . . . . . . A- 7
         1.5         Restructure of Transaction   . . . . . . . . . . . . . . . . . . . . . . . . . . . . A- 7

ARTICLE 2 - TERMS OF MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A- 8
         2.1         Charter  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A- 8
         2.2         Bylaws   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A- 8
         2.3         Directors and Officers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A- 8

ARTICLE 3 - MANNER OF CONVERTING SHARES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A- 9
         3.1         Conversion of Shares   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A- 9
         3.2         Anti-Dilution Provisions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A- 9
         3.3         Shares Held by Jefferson or UPC  . . . . . . . . . . . . . . . . . . . . . . . . . . A- 9
         3.4         Fractional Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-10
         3.5         Conversion of Stock Rights   . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-10

ARTICLE 4 - EXCHANGE OF SHARES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-12
         4.1         Exchange Procedures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-12
         4.2         Rights of Former Jefferson Stockholders  . . . . . . . . . . . . . . . . . . . . . . A-12

ARTICLE 5 - REPRESENTATIONS AND WARRANTIES OF JEFFERSON . . . . . . . . . . . . . . . . . . . . . . . . . A-13
         5.1         Organization, Standing, and Power  . . . . . . . . . . . . . . . . . . . . . . . . . A-13
         5.2         Authority; No Breach By Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . A-14
         5.3         Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-15
         5.4         Jefferson Subsidiaries   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-15
         5.5         SEC Filings; Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . A-16
         5.6         Absence of Undisclosed Liabilities   . . . . . . . . . . . . . . . . . . . . . . . . A-16
         5.7         Absence of Certain Changes or Events   . . . . . . . . . . . . . . . . . . . . . . . A-17
         5.8         Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-17
         5.9         Assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-18
         5.10        Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-19
         5.11        Compliance with Laws   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-20
         5.12        Labor Relations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-20
         5.13        Employee Benefit Plans   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-21
         5.14        Material Contracts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-23
         5.15        Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-24
         5.16        Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-24

         5.17        Statements True and Correct  . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-24
         5.18        Tax and Regulatory Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-25
         5.19        State Takeover Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-25
         5.20        Charter Provisions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-25
         5.21        Rights Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-25
         5.22        Derivatives  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-26
         5.23        Opinion of Financial Advisor   . . . . . . . . . . . . . . . . . . . . . . . . . . . A-26

ARTICLE 6 - REPRESENTATIONS AND WARRANTIES OF UPC . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-26

         6.1         Organization, Standing, and Power  . . . . . . . . . . . . . . . . . . . . . . . . . A-26
         6.2         Authority; No Breach By Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . A-26
         6.3         Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-27
         6.4         UPC Subsidiaries   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-27
         6.5         SEC Filings; Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . A-28
         6.6         Absence of Undisclosed Liabilities   . . . . . . . . . . . . . . . . . . . . . . . . A-29
         6.7         Absence of Certain Changes or Events   . . . . . . . . . . . . . . . . . . . . . . . A-29
         6.8         Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-29
         6.9         Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-30
         6.10        Compliance with Laws   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-31
         6.11        Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-32
         6.12        Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-32
         6.13        Statements True and Correct  . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-32
         6.14        Tax and Regulatory Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-33
         6.15        Employee Benefit Plans   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-33
         6.16        Derivatives  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-34

ARTICLE 7 - CONDUCT OF BUSINESS PENDING CONSUMMATION  . . . . . . . . . . . . . . . . . . . . . . . . . . A-34
         7.1         Affirmative Covenants of Both Parties  . . . . . . . . . . . . . . . . . . . . . . . A-34
         7.2         Negative Covenants of Jefferson  . . . . . . . . . . . . . . . . . . . . . . . . . . A-34
         7.3         Adverse Changes in Condition   . . . . . . . . . . . . . . . . . . . . . . . . . . . A-37
         7.4         Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-37

ARTICLE 8 - ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-37
         8.1         Registration Statement; Proxy Statement; Stockholder Approval  . . . . . . . . . . . A-37
         8.2         Exchange Listing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-38
         8.3         Applications   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-38
         8.4         Filings with State Offices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-38
         8.5         Agreement as to Efforts to Consummate  . . . . . . . . . . . . . . . . . . . . . . . A-38
         8.6         Investigation and Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . A-39
         8.7         Press Releases   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-39
         8.8         Certain Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-40
         8.9         Tax Treatment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-40
         8.10        State Takeover Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-41
         8.11        Charter Provisions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-41

         8.12        Rights Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-41
         8.13        Agreement of Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-41
         8.14        Employee Benefits and Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . A-41
         8.15        Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-42

ARTICLE 9 - CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE . . . . . . . . . . . . . . . . . . . . . . A-44

         9.1         Conditions to Obligations of Each Party  . . . . . . . . . . . . . . . . . . . . . . A-44
         9.2         Conditions to Obligations of UPC   . . . . . . . . . . . . . . . . . . . . . . . . . A-45
         9.3         Conditions to Obligations of Jefferson   . . . . . . . . . . . . . . . . . . . . . . A-47

ARTICLE 10 - TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-48

         10.1        Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-48
         10.2        Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-51
         10.3        Non-Survival of Representations and Covenants  . . . . . . . . . . . . . . . . . . . A-51

ARTICLE 11 - MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-51

         11.1        Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-51
         11.2        Expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-63
         11.3        Brokers and Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-63
         11.4        Entire Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-64
         11.5        Amendments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-64
         11.6        Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-64
         11.7        Assignment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-65
         11.8        Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-65
         11.9        Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-66
         11.10       Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-66
         11.11       Captions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-66
         11.12       Interpretations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-66
         11.13       Enforcement of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-67
         11.14       Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-68

Signatures            . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-69

                                                             LIST OF EXHIBITS


EXHIBIT NUMBER                    DESCRIPTION
--------------                    -----------
          1.                      Form of Stock Option Agreement.  (Section 1.4).

          2.                      Form of Plan of Merger.  (Section 1.1)

          3.                      Form of Affiliate Agreement.  (Sections 8.13, 9.2(d)).

                      AGREEMENT AND PLAN OF REORGANIZATION


THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made and entered into as of September 20, 2000, by and between JEFFERSON SAVINGS BANCORP, INC. ("Jefferson"), a corporation organized and existing under the Laws of the State of Delaware, with its principal office located in Ballwin, Missouri; and UNION PLANTERS CORPORATION ("UPC"), a corporation organized and existing under the Laws of the State of Tennessee, with its principal office located in Memphis, Tennessee.


                                    PREAMBLE

                 The Boards of Directors of Jefferson and UPC are of the opinion that the transactions described herein are in the best interests of the parties to this Agreement and their respective stockholders. This Agreement provides for the acquisition of Jefferson by UPC pursuant to the merger (the "Merger") of Jefferson with and into Union Planters Holding Corporation ("UPHC"), a wholly-owned subsidiary of UPC organized under the Laws of the State of Tennessee. At the effective time of the Merger, the outstanding shares of the common stock of Jefferson shall be converted into shares of the common stock of UPC (except as provided herein). As a result, stockholders of Jefferson shall become stockholders of UPC, and UPHC shall continue to conduct the business and operations of Jefferson as a wholly-owned subsidiary of UPC. The transactions described in this Agreement are subject to the approvals of the stockholders of Jefferson, the Board of Governors of the Federal Reserve System, and certain state regulatory authorities, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the Merger (i) for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code and (ii) for accounting purposes shall be treated as a purchase transaction.

                 Immediately after the execution and delivery of this Agreement, as a condition and inducement to UPC's willingness to enter into this Agreement, Jefferson and UPC are entering into a stock option agreement (the "Stock Option Agreement"), in substantially the form of Exhibit 1, pursuant to which Jefferson is granting to UPC an option to purchase shares of Jefferson Common Stock.

   Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

                 NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the Parties agree as follows:

                                   ARTICLE 1
                        TRANSACTIONS AND TERMS OF MERGER

                 1.1 MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time, Jefferson shall be merged with and into UPHC in accordance with the provisions of Section 252 of the DGCL and with the effect provided in Section 259 of the DGCL and in accordance with the provisions of Section 48-21-109 of the TBCA and with the effect provided in
Section 48-21-108 of the TBCA (the "Merger"). UPHC shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Tennessee. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of Jefferson and UPC, and the Plan of Merger, in substantially the form of Exhibit 2, which has been approved and adopted by the Board of Directors of Jefferson and will be approved and adopted by the Board of Directors of UPHC and by UPC as the sole shareholder of UPHC. UPC shall cause UPHC to execute the Plan of Merger prior to the Effective Time.

                 1.2 TIME AND PLACE OF CLOSING. The consummation of the Merger (the "Closing") shall take place at 9:00 A.M., Central Time, on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M., Central Time), or at such other time as the Parties, acting through their duly authorized officers, may mutually agree. The place of Closing shall be at such location as may be mutually agreed upon by the Parties.

                 1.3 EFFECTIVE TIME. The Merger and the other transactions contemplated by this Agreement shall become effective on the date and at the time the Certificate of Merger shall become effective with the Secretary of State of the State of Delaware and the Articles of Merger shall become effective with the Secretary of State of the State of Tennessee (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the duly authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on or before the 15th business day (as designated by UPC) following the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger and (ii) the date on which the stockholders of Jefferson approve the matters relating to this Agreement required to be approved by such stockholders by applicable Law.

                 1.4 EXECUTION OF STOCK OPTION AGREEMENT. Immediately after the execution of this Agreement and as a condition hereto, Jefferson is executing and delivering to UPC the Stock Option Agreement.

                 1.5 RESTRUCTURE OF TRANSACTION. UPC shall, in its reasonable discretion, have the unilateral right to revise the structure of the Merger contemplated by this Agreement in order to achieve tax benefits or for any other reason which UPC may deem advisable; provided, however, that UPC shall not have the right, without the approval of the Board of Directors of Jefferson and, if required by applicable Law, the holders of the Jefferson Common Stock, to make any revision to the structure of the Merger which: (i) changes the amount of the consideration which the holders of shares of Jefferson Common Stock are entitled to receive (determined in the manner provided in Section 3.1 of this Agreement); (ii) changes the intended tax-free effects of the Merger to UPC, Jefferson, or the holders of shares of Jefferson Common Stock; (iii) would permit UPC to pay the consideration other than by delivery of UPC Common Stock registered with the SEC (in the manner described in Section 4.1 of this Agreement); (iv) would be materially adverse to the interests of Jefferson or adverse to the holders of shares of Jefferson Common Stock; (v) would materially impede or delay consummation of the Merger; or (vi) would require a vote of UPC's stockholders under relevant state Law. UPC may exercise this right of revision by giving written notice to Jefferson in the manner provided in Section 11.8 of this Agreement which notice shall be in the form of an amendment to this Agreement or in the form of an Amended and Restated Agreement and Plan of Reorganization. The Parties shall execute such documents as necessary to effect the revised structure of the Merger, including such changes as required to retain the tax-free character of the Merger.


                                   ARTICLE 2
                                TERMS OF MERGER

                 2.1 CHARTER. The Charter of UPHC in effect immediately prior to the Effective Time shall be the Charter of the Surviving Corporation after the Effective Time until otherwise amended or repealed.

                 2.2 BYLAWS. The Bylaws of UPHC in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation after the Effective Time until otherwise amended or repealed.

                 2.3 DIRECTORS AND OFFICERS. The directors of UPHC in office immediately prior to the Effective Time, together with such additional individuals thereafter elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of UPHC in office immediately prior to the Effective Time, together with such additional individuals thereafter elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

                                   ARTICLE 3
                          MANNER OF CONVERTING SHARES

                 3.1 CONVERSION OF SHARES. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of UPC or Jefferson, or the stockholders of either of the foregoing, the shares of the constituent corporations shall be converted as follows:

                 (a) Each share of UPC Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time and be unaffected solely as a result of the Merger.

                 (b) Each share of UPHC Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time and be unaffected solely as a result of the Merger.

                 (c) Each share of Jefferson Common Stock (including any associated Preferred Stock Purchase Rights, but excluding shares held by any Jefferson Company or any UPC Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the Effective Time shall be converted into .433 of a share of UPC Common Stock (as possibly adjusted pursuant to Section 10.1(g) of this Agreement, the "Exchange Ratio"). Pursuant to the UPC Rights Agreement, each share of UPC Common Stock issued in connection with the Merger upon conversion of Jefferson Common Stock shall be accompanied by a UPC Right.

                 3.2 ANTI-DILUTION PROVISIONS. In the event Jefferson changes (or establishes a record date for changing) the number of shares of Jefferson Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, or similar transaction with respect to such stock, the Exchange Ratio shall be proportionately adjusted. In the event UPC changes (or establishes a record date for changing) the number of shares of UPC Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, or similar transaction with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

                 3.3 SHARES HELD BY JEFFERSON OR UPC. Each of the shares of Jefferson Common Stock held by any Jefferson Company or by any UPC Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

                 3.4 FRACTIONAL SHARES. Notwithstanding any other provision of this Agreement, each holder of shares of Jefferson Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of UPC Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of UPC Common Stock multiplied by the market value of one share of UPC Common Stock at the Effective Time. The market value of one share of UPC Common Stock at the Effective Time shall be the last sale price of UPC Common Stock on the NYSE-Composite Transactions List (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by UPC) on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.

                 3.5      CONVERSION OF STOCK RIGHTS.

                          (a)     At the Effective Time, each award, option, or
other right to purchase or acquire shares of Jefferson Common Stock pursuant to stock options, stock appreciation rights, or stock awards ("Jefferson Rights") granted by Jefferson under the Jefferson Stock Plans, which are outstanding at the Effective Time, whether or not exercisable, shall be, at the election of the holder of such Jefferson Right either (i) canceled in exchange for a cash payment for each share of Jefferson Common Stock subject to such Jefferson Right (the "Option Settlement Payment") or (ii) converted into and become rights with respect to UPC Common Stock, and UPC shall assume each Jefferson Right, in accordance with the Jefferson Stock Plans and stock option agreement by which it is evidenced (the "Conversion Option"). A holder of a Jefferson Right must make such election in writing delivered to UPC no later than 5:00 P.M., Central Time, on the fifth day prior to the day on which the Effective Time occurs. To the extent a holder does not provide UPC with such written election, that holder shall receive the Option Settlement Payment for each share of Jefferson Common Stock subject to any Jefferson Right held by such holder. The Option Settlement Payment shall be equal to the difference between
(i) the product of (1) the Exchange Ratio and (2) the Option Settlement Closing Price and (ii) the price per share of Jefferson Common Stock pursuant to which the holder of such Jefferson Right may purchase the shares of Jefferson Common Stock to which such Jefferson Right relates. At the Effective Time, each such Jefferson Right for which the holder has selected the Option Settlement Payment shall no longer represent the right to purchase shares of Jefferson Common Stock, but in lieu thereof shall represent only the nontransferable right to receive the Option Settlement Payment, which payment (without interest) shall be made to such holder within five business days after the Effective Time upon presentation of the agreement representing such Jefferson Right for cancellation.

                          (b)     With respect to the Conversion Option, the
Jefferson Stock Plans shall be amended hereby such that from and after the Effective Time, (i) UPC and its Salary and Benefits Committee shall be substituted for Jefferson and the committee of Jefferson's Board of Directors (including, if applicable, the entire Board of Directors of Jefferson) administering such

Jefferson Stock Plan, (ii) each Jefferson Right assumed by UPC may be exercised solely for shares of UPC Common Stock (or cash in the case of stock appreciation rights), (iii) the number of shares of UPC Common Stock subject to such Jefferson Right shall be equal to the number of shares of Jefferson Common Stock subject to such Jefferson Right immediately prior to the Effective Time multiplied by the Exchange Ratio and rounding down to the nearest whole share, and (iv) the per share exercise price shall be adjusted by dividing the per share exercise (or threshold) price under each such Jefferson Right by the Exchange Ratio and rounding up to the nearest cent. Notwithstanding the provisions of clauses (iii) and (iv) of the first sentence of this Section 3.6(b), each Jefferson Right which is an "incentive stock option" shall be adjusted as required by Section 424 of the Internal Revenue Code, so as not to constitute a modification, extension, or renewal of the option, within the meaning of Section 424(h) of the Internal Revenue Code. UPC agrees to take all necessary steps to effectuate the foregoing provisions of this Section 3.5 (b).

                          (c)     As soon as reasonably practicable after the
Effective Time, UPC shall deliver to the participants in each Jefferson Stock Plan selecting the Conversion Option an appropriate notice setting forth such participant's rights pursuant thereto and the grants pursuant to such Jefferson Stock Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 3.5(a) and (b) after giving effect to the Merger), and UPC shall comply with the terms of each Jefferson Stock Plan to ensure, to the extent required by, and subject to the provisions of, such Jefferson Stock Plan, that Jefferson Rights which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time. At or prior to the Effective Time, UPC shall take all corporate action necessary to reserve for issuance sufficient shares of UPC Common Stock for delivery upon exercise of Jefferson Rights assumed by it in accordance with this Section 3.5. As soon as reasonably practicable after the Effective Time, UPC shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of UPC Common Stock subject to such options and shall use its reasonable efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

                          (d)     All restrictions or limitations on transfer
with respect to Jefferson Common Stock awarded under the Jefferson Stock Plans or any other plan, program, or arrangement of any Jefferson Company, to the extent that such restrictions or limitations shall not have already lapsed, and except as otherwise expressly provided in such plan, program, or arrangement, shall remain in full force and effect with respect to shares of UPC Common Stock into which such restricted stock is converted pursuant to Section 3.1 of this Agreement.





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



                                   ARTICLE 4
                               EXCHANGE OF SHARES

                 4.1 EXCHANGE PROCEDURES. As soon as reasonably practicable after the Effective Time, UPC and Jefferson shall cause the exchange agent selected by UPC (the "Exchange Agent") to mail to the former stockholders of Jefferson appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Jefferson Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent).
If any certificate shall have been lost, stolen, mislaid, or destroyed, upon receipt of (i) an affidavit of that fact from the holder claiming such certificate to be lost, mislaid, stolen, or destroyed, (ii) such guarantee as UPC or the Exchange Agent may require, including an open penalty lost securities bond, as indemnity, and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid, or destroyed certificate shall have been converted. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. After the Effective Time, each holder of shares of Jefferson Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1 of this Agreement, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to
Section 4.2 of this Agreement. To the extent required by Section 3.4 of this Agreement, each holder of shares of Jefferson Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of UPC Common Stock to which such holder may be otherwise entitled (without interest). UPC shall not be obligated to deliver the consideration to which any former holder of Jefferson Common Stock is entitled as a result of the Merger until such holder surrenders such holder's certificate or certificates representing the shares of Jefferson Common Stock for exchange as provided in this Section 4.1. The certificate or certificates of Jefferson Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither the Surviving Corporation nor the Exchange Agent shall be liable to a holder of Jefferson Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

                 4.2 RIGHTS OF FORMER JEFFERSON STOCKHOLDERS. At the Effective Time, the stock transfer books of Jefferson shall be closed as to holders of Jefferson Common Stock immediately prior to the Effective Time and no transfer of Jefferson Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of Jefferson Common Stock (other than shares to be canceled pursuant to Section 3.3 of this





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


Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.4 of this Agreement in exchange therefor, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by Jefferson in respect of such shares of Jefferson Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. To the extent permitted by Law, former stockholders of record of Jefferson shall be entitled to vote after the Effective Time at any meeting of UPC stockholders the number of whole shares of UPC Common Stock into which their respective shares of Jefferson Common Stock are converted, regardless of whether such holders have exchanged their certificates representing Jefferson Common Stock for certificates representing UPC Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by UPC on the UPC Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, but beginning 30 days after the Effective Time no dividend or other distribution payable to the holders of record of UPC Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of Jefferson Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in
Section 4.1 of this Agreement. However, upon surrender of such Jefferson Common Stock certificate, both the UPC Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends and cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate.


                                   ARTICLE 5
                  REPRESENTATIONS AND WARRANTIES OF JEFFERSON

                 Except as set forth in the Jefferson Disclosure Memorandum referencing a specific section of this Agreement, Jefferson hereby represents and warrants to UPC as follows:

                 5.1 ORGANIZATION, STANDING, AND POWER. Jefferson is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Material Assets. Jefferson is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Jefferson.





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


                 5.2      AUTHORITY; NO BREACH BY AGREEMENT.

                          (a)     Jefferson has the corporate power and
authority necessary to execute, deliver, and perform its obligations under this Agreement and the Plan of Merger and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance of this Agreement and the Plan of Merger, and the consummation of the transactions contemplated herein and therein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Jefferson, subject to the approval of this Agreement and the Plan of Merger by holders of the requisite number of shares of Jefferson Common Stock, voting together as one class, as required by Law, which is the only stockholder vote required for approval of this Agreement and the Plan of Merger and consummation of the Merger by Jefferson. Subject to such requisite stockholder approval, this Agreement and the Plan of Merger represent legal, valid, and binding obligations of Jefferson, enforceable against Jefferson in accordance with their respective terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

                          (b)     Neither the execution and delivery of this
Agreement and the Plan of Merger by Jefferson, nor the consummation by Jefferson of the transactions contemplated hereby or thereby, nor compliance by Jefferson with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provision of Jefferson's Certificate of Incorporation or Bylaws or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Jefferson Company under, any Contract or Permit of any Jefferson Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Jefferson, or (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any Jefferson Company or any of their respective Material Assets.

                          (c)     Other than in connection or compliance with
the provisions of the Securities Laws, applicable state corporate, banking and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Jefferson, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Jefferson of the Merger and the other transactions contemplated in this Agreement and the Plan of Merger.





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



                 5.3      CAPITAL STOCK.

                          (a)     The authorized capital stock of Jefferson
consists, as of the date of this Agreement, of (i) 20,000,000 shares of Jefferson Common Stock, of which 10,100,112 shares are issued and 9,966,205 shares are outstanding as of the date of this Agreement and, not more than 10,453,108 shares will be issued and outstanding at the Effective Time, and
(ii) 5,000,000 shares of Jefferson Preferred Stock, of which no shares are issued and outstanding as of the date of this Agreement and no shares will be issued and outstanding as of the Effective Time. All of the issued and outstanding shares of Jefferson Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable under the DGCL. None of the outstanding shares of Jefferson Common Stock has been issued in violation of any preemptive rights of the current or past stockholders of Jefferson.

                          (b)     Except (i) as set forth in Section 5.3(a) of
this Agreement, (ii) with respect to shares of Jefferson Common Stock issuable under the outstanding options under the Jefferson Stock Plans, or (iii) as provided pursuant to the Stock Option Agreement or the Jefferson Rights Agreement, there are no shares of capital stock or other equity securities of Jefferson outstanding and no outstanding Jefferson Rights relating to the capital stock of Jefferson.

                 5.4      JEFFERSON SUBSIDIARIES.  Jefferson has disclosed in
Section 5.4 of the Jefferson Disclosure Memorandum all of the Jefferson Subsidiaries as of the date of this Agreement. Jefferson or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each Jefferson Subsidiary. No equity securities of any Jefferson Subsidiary are or may become required to be issued (other than to another Jefferson Company) by reason of any Rights, and there are no Contracts by which any Jefferson Subsidiary is bound to issue (other than to another Jefferson Company) additional shares of its capital stock or Rights or by which any Jefferson Company is or may be bound to transfer any shares of the capital stock of any Jefferson Subsidiary (other than to another Jefferson Company). There are no Contracts relating to the rights of any Jefferson Company to vote or to dispose of any shares of the capital stock of any Jefferson Subsidiary. All of the shares of capital stock of each Jefferson Subsidiary held by a Jefferson Company are duly authorized, validly issued, and fully paid and, except as provided in statutes pursuant to which depository institution Subsidiaries are organized, nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Jefferson Company free and clear of any Lien. Each Jefferson Subsidiary is either a federal savings bank or a corporation, and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Material Assets and to carry on its business as now conducted. Each Jefferson Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Jefferson. Each Jefferson Subsidiary that is a depository institution is an "insured depository institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund or Savings Association Insurance Fund.

                 5.5      SEC FILINGS; FINANCIAL STATEMENTS.

                          (a)     Jefferson has filed and made available to UPC
all forms, reports, and documents required to be filed by Jefferson with the SEC since December 31, 1994 (collectively, the "Jefferson SEC Reports"). The Jefferson SEC Reports (i) at the time filed, complied in all Material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a Material fact or omit to state a Material fact required to be stated in such Jefferson SEC Reports or necessary in order to make the statements in such Jefferson SEC Reports, in light of the circumstances under which they were made, not misleading. Except for Jefferson Subsidiaries that are registered as a broker, dealer, or investment advisor or filings required due to fiduciary holdings of the Jefferson Subsidiaries, none of Jefferson's Subsidiaries is required to file any forms, reports, or other documents with the SEC.

                          (b)     Each of the Jefferson Financial Statements
(including, in each case, any related notes) contained in the Jefferson SEC Reports, including any Jefferson SEC Reports filed after the date of this Agreement until the Effective Time, complied or will comply as to form in all Material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared or will be prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements, or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented or will fairly present the consolidated financial position of Jefferson and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be Material in amount or effect.

                 5.6 ABSENCE OF UNDISCLOSED LIABILITIES. No Jefferson Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Jefferson, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Jefferson as of June 30, 2000, included in the Jefferson Financial Statements or reflected in the notes thereto and except for Liabilities incurred in the ordinary course of business subsequent to June 30, 2000. No Jefferson Company has incurred or paid any Liability since June 30, 2000, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Jefferson.

                 5.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since June 30, 2000, except as disclosed in the Jefferson Financial Statements, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Jefferson and (ii) the Jefferson Companies have conducted their respective businesses in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby).

                 5.8      TAX MATTERS.

                          (a)     All Tax Returns required to be filed by or on
behalf of any of the Jefferson Companies have been timely filed, or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1999, and, to the Knowledge of Jefferson, all Tax Returns filed are complete and accurate in all Material respects. All Tax Returns for periods ending on or before the date of the most recent fiscal year end immediately preceding the Effective Time will be timely filed by Jefferson if due on or before the Effective Time or requests for extensions (if permitted) will be timely filed by Jefferson if due after the Effective Time. All Taxes shown on filed Tax Returns have been paid. There is no presently on-going audit examination, deficiency, or refund Litigation with respect to any Taxes, that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on Jefferson, except to the extent reserved against in the Jefferson Financial Statements dated prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

                          (b)     None of the Jefferson Companies has executed
an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

                          (c)     Adequate provision for any Taxes due or to
become due for any of the Jefferson Companies for the period or periods through and including the date of the respective Jefferson Financial Statements has been made and is reflected on such Jefferson Financial Statements.

                          (d)     Each of the Jefferson Companies is in
compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with reasonable specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Jefferson.





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


                          (e)     None of the Jefferson Companies has made any
payments, is obligated to make any payments, or is a party to any contract, agreement, or other arrangement that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

                          (f)     There are no Material Liens with respect to
Taxes upon any of the Assets of the Jefferson Companies except Liens for Taxes not yet due or being contested in good faith and for which adequate provision has been made.

                          (g)     No Jefferson Company has filed any consent
under Section 341(f) of the Internal Revenue Code concerning collapsible corporations.

                          (h)     There has not been an ownership change, as
defined in Internal Revenue Code Section 382(g), of the Jefferson Companies that occurred during or after any Taxable Period in which the Jefferson Companies incurred a net operating loss that carries over to any Taxable Period ending after December 31, 1998.

                          (i)     After the date of this Agreement, no Material
election with respect to Taxes will be made without the prior consent of UPC, which consent will not be unreasonably withheld.

                 5.9 ASSETS. The Jefferson Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets, except where the failure to have such good and marketable title is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Jefferson. All tangible properties used in the businesses of the Jefferson Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Jefferson 's past practices. All Assets which are Material to Jefferson's business on a consolidated basis, held under leases or subleases by any of the Jefferson Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The Jefferson Companies currently maintain insurance in amounts, scope, and coverage reasonably necessary for their operations. None of the Jefferson Companies has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated or (ii) premium costs with respect to such policies of insurance will be substantially increased.
The Assets of the Jefferson Companies include all Assets required to operate the business of the Jefferson Companies as presently conducted.

                 5.10     ENVIRONMENTAL MATTERS.

                          (a)     To the Knowledge of Jefferson, each Jefferson
Company, its Participation Facilities, and its Loan Properties are, and have been, in compliance with all Environmental Laws, except those violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Jefferson.

                          (b)     There is no Litigation pending or, to the
Knowledge of Jefferson, threatened before any court, governmental agency, or authority, or other forum in which any Jefferson Company or any of its Participation Facilities has been or, with respect to threatened Litigation, may reasonably be expected to be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving a site owned, leased, or operated by any Jefferson Company or any of its Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Jefferson.

                          (c)     There is no Litigation pending, or to the
Knowledge of Jefferson, threatened before any court, governmental agency, or board, or other forum in which any of its Loan Properties (or Jefferson in respect of such Loan Property) has been or, with respect to threatened Litigation, may reasonably be expected to be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving a Loan Property, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Jefferson.

                          (d)     To the Knowledge of Jefferson, there is no
reasonable basis for any Litigation of a type described in subsections (b) or
(c), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Jefferson.

                          (e)     To the Knowledge of Jefferson, during the
period of (i) any Jefferson Company's ownership or operation of any of their respective current properties, (ii) any Jefferson Company's participation in the management of any Participation Facility, or (iii) any Jefferson Company's holding of a security interest in a Loan Property, there have been no releases of Hazardous Material in, on, under, or affecting (or potentially affecting) such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Jefferson. To the Knowledge of Jefferson, prior to the period of (i) any Jefferson Company's ownership or operation of any of their respective current properties, (ii) any Jefferson Company's participation in the management of any Participation Facility, or
(iii) any Jefferson Company's holding of a security interest in a Loan Property, to the Knowledge of Jefferson, there were no releases of Hazardous Material in, on, under, or affecting any such property,

Participation Facility, or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Jefferson.

                 5.11 COMPLIANCE WITH LAWS. Jefferson is duly registered as a unitary savings and loan holding company under the SLHCA and subject to regulation by the OTS. Each Jefferson Company has in effect all Permits necessary for it to own, lease, or operate its Material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Jefferson, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Jefferson. None of the Jefferson Companies:

                 (a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Jefferson; and

                 (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Jefferson Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Jefferson, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Jefferson, or (iii) requiring any Jefferson Company (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

                 5.12 LABOR RELATIONS. No Jefferson Company is the subject of any Litigation asserting that it or any other Jefferson Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it or any other Jefferson Company to bargain with any labor organization as to wages or conditions of employment, nor is any Jefferson Company a party to or bound by any collective bargaining agreement, Contract, or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving any Jefferson Company, pending or, to the Knowledge of Jefferson, threatened, or to the Knowledge of Jefferson, is there any activity involving any Jefferson Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.





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                 5.13     EMPLOYEE BENEFIT PLANS.

                          (a)     Jefferson has disclosed to UPC in writing
prior to the execution of the Agreement and in Section 5.13 of the Jefferson Disclosure Memorandum, and has delivered or made available to UPC prior to the execution of this Agreement correct and complete copies in each case of, all Material Jefferson Benefits Plans. For purposes of this Agreement, "Jefferson Benefit Plans" means all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, "employee benefit plans" as that term is defined in Section 3(3) of ERISA maintained by, sponsored in whole or in part by, or contributed to by, any Jefferson Company for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate. Any of the Jefferson Benefit Plans which is an "employee welfare benefit plan," as that term is defined in Section 3(l) of ERISA, or an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Jefferson ERISA Plan." Any Jefferson ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code or Section 3(35) of ERISA) is referred to herein as a "Jefferson Pension Plan." Neither Jefferson nor any Jefferson Company has an "obligation to contribute" (as defined in ERISA Section 4212) to a "multiemployer plan" (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)). Each "employee pension benefit plan," as defined in Section 3(2) of ERISA, maintained by any Jefferson Company at any time during the last six years that was intended to qualify under Section 401(a) of the Internal Revenue Code and with respect to which any Jefferson Company has any Liability, is disclosed as such in Section 5.13 of the Jefferson Disclosure Memorandum.

                          (b)     Jefferson has delivered or made available to
UPC prior to the execution of this Agreement correct and complete copies of the following documents: (i) all trust agreements or other funding arrangements for such Jefferson Benefit Plans (including insurance contracts), and all amendments thereto, (ii) with respect to any such Jefferson Benefit Plans or amendments thereto, all determination letters, rulings, opinion letters, information letters, or advisory opinions issued by the Internal Revenue Service, the United States Department of Labor, or the Pension Benefit Guaranty Corporation after December 31, 1994, (iii) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports prepared for any Jefferson Benefit Plan with respect to the most recent plan year, and (iv) the most recent summary plan descriptions and any modifications thereto.

                          (c)     All Jefferson Benefit Plans are in Material
compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws, the breach or violation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Jefferson. Each Jefferson ERISA Plan which is intended to be qualified under
Section 401(a) of the Internal Revenue Code has received a favorable determination letter from





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the Internal Revenue Service, and Jefferson is not aware of any circumstances which could reasonably result in revocation of any such favorable determination letter. Each trust created under any Jefferson ERISA Plan has been determined to be exempt from Tax under Section 501(a) of the Internal Revenue Code and Jefferson is not aware of any circumstance which could reasonably result in revocation of such exemption. With respect to each Jefferson Benefit Plan to the Knowledge of Jefferson, no event has occurred which could reasonably give rise to a loss of any intended Tax consequences under the Internal Revenue Code or to any Tax under Section 511 of the Internal Revenue Code that is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Jefferson. There is no Material pending or, to the Knowledge of Jefferson, threatened Litigation (other than routine claims for benefits) relating to any Jefferson ERISA Plan.

                          (d)     No Jefferson Company has engaged in a
transaction with respect to any Jefferson Benefit Plan that, assuming the Taxable Period of such transaction expired as of the date of this Agreement, would subject any Jefferson Company to a Material tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Jefferson. Neither Jefferson nor, to the Knowledge of Jefferson, any administrator or fiduciary of any Jefferson Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner which could subject Jefferson to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA, where such Liability, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Jefferson. Except as disclosed under Section 5.13 of the Jefferson Disclosure Memorandum, no oral or written representation or communication with respect to any aspect of the Jefferson Benefit Plans has been made to employees of any Jefferson Company which is not in accordance with the written or otherwise preexisting terms and provisions of such plans, where any Liability with respect to such representation or disclosure is reasonably likely to have a Material Adverse Effect on Jefferson.

                          (e)     No Jefferson Pension Plan has any "unfunded
current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of all benefits (whether vested or not) accrued to date by all present or former participants in such Jefferson Pension Plan exceeds the plan's "benefit liabilities" as that term is defined in Section 4001(a)(16) of ERISA. For this purpose, the assumptions for valuing plan Assets or Liabilities shall be the assumptions which would be used by the Pension Benefit Guaranty Corporation in an involuntary plan termination under ERISA Section 4042. Since the date of the most recent actuarial valuation, there has been (i) no Material change in the financial position or funded status of any Jefferson Pension Plan, (ii) no change in the actuarial assumptions with respect to any Jefferson Pension Plan, and (iii) no increase in benefits under any Jefferson Pension Plan as a result of plan amendments or changes in applicable Law, any of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Jefferson. Neither any Jefferson Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any Jefferson Company, or the single-employer plan of any entity which





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is considered one employer with Jefferson under Section 4001 of ERISA or
Section 414 of the Internal Revenue Code or Section 302 of ERISA (a "Jefferson ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of
Section 412 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived). All contributions with respect to a Jefferson Pension Plan or any single-employer plan of a Jefferson ERISA Affiliate have or will be timely made and there is no lien or expected to be a lien under Internal Revenue Code
Section 412(n) or ERISA Section 302(f) or Tax under Internal Revenue Code
Section 4971. No Jefferson Company has provided, or is required to provide, security to a Jefferson Pension Plan or to any single-employer plan of a Jefferson ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code. All premiums required to be paid under ERISA Section 4006 have been timely paid by Jefferson, except to the extent any failure would not have a Material Adverse Effect on Jefferson.

                          (f)     No Liability under Title IV of ERISA has been
or is expected to be incurred by any Jefferson Company with respect to any defined benefit plan currently or formerly maintained by any of them or by any Jefferson ERISA Affiliate that has not been satisfied in full (other than Liability for Pension Benefit Guaranty Corporation premiums, which have been paid when due) except to the extent any failure would not have a Material Adverse Effect on Jefferson.

                          (g)     No Jefferson Company has any obligations for
retiree health and retiree life benefits under any of the Jefferson Benefit Plans other than with respect to benefit coverage mandated by applicable Law.

                          (h)     Neither the execution and delivery of this
Agreement nor the consummation of the transactions contemplated hereby will, by themselves, (i) result in any payment (including, without limitation, severance, golden parachute, or otherwise) becoming due to any director or any employee of any Jefferson Company from any Jefferson Company under any Jefferson Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Jefferson Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

                 5.14 MATERIAL CONTRACTS. None of the Jefferson Companies, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $100,000,
(ii) any Contract relating to the borrowing of money by any Jefferson Company or the guarantee by any Jefferson Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances of depository institution Subsidiaries, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), and (iii) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by Jefferson with the SEC as of the date of this Agreement that has not been filed or incorporated by





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reference as an exhibit to Jefferson 's Form 10-K filed for the fiscal year ended December 31, 1999, or in another SEC Document (together with all Contracts referred to in Sections 5.9 and 5.13(a) of this Agreement, the "Jefferson Contracts"). With respect to each Jefferson Contract: (i) the Contract is in full force and effect; (ii) no Jefferson Company is in Default thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Jefferson; (iii) no Jefferson Company has repudiated or waived any Material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of Jefferson, in Default in any respect, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Jefferson, or, to the Knowledge of Jefferson, has repudiated or waived any Material provision thereunder.

                 5.15     LEGAL PROCEEDINGS.

                          (a)     There is no Litigation instituted or pending,
or, to the Knowledge of Jefferson, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome to any Jefferson Company) against any Jefferson Company, or against any Asset, employee benefit plan, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Jefferson, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Jefferson Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Jefferson.

                          (b)     Section 5.15(b) of the Jefferson Disclosure
Memorandum includes a summary report of all Litigation as of the date of this Agreement to which any Jefferson Company is a party and which names a Jefferson Company as a defendant or cross-defendant.

                 5.16 REPORTS. Since January 1, 1995, or the date of organization if later, each Jefferson Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Regulatory Authorities, except failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Jefferson. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all Material respects with all applicable Laws.

                 5.17 STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by any Jefferson Company regarding Jefferson for inclusion in the Registration Statement to be filed by UPC with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or contain any untrue statement of a Material fact, or omit to state any Material fact required to be stated thereunder or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any Jefferson Company for inclusion in the Proxy Statement to be mailed to Jefferson 's stockholders in connection with the Stockholders' Meeting will, when first mailed to the stockholders of





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Jefferson, be false or misleading with respect to any Material fact, or contain any misstatement of Material fact, or omit to state any Material fact required to be stated thereunder or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, be false or misleading with respect to any Material fact, or omit to state any Material fact required to be stated thereunder or necessary to correct any Material statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting. All documents that any Jefferson Company is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

                 5.18 TAX AND REGULATORY MATTERS. No Jefferson Company or any Affiliate thereof has taken or agreed to take any action, and Jefferson has no Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from being treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

                 5.19 STATE TAKEOVER LAWS. Each Jefferson Company has taken all necessary action to exempt the transactions contemplated by this Agreement and the Plan of Merger from any applicable "moratorium," "control share," "fair price," "business combination," or other anti-takeover laws and regulations, including Section 203 of the DGCL, of the State of Delaware (collectively, "Takeover Laws").

                 5.20 CHARTER PROVISIONS. Each Jefferson Company has taken all action so that the entering into of this Agreement and the Plan of Merger and the consummation of the Merger and the other transactions contemplated by this Agreement and the Plan of Merger do not and will not result in the grant of any rights to any Person under the Certificate of Incorporation, Bylaws, or other governing instruments of any Jefferson Company or restrict or impair the ability of UPC or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any Jefferson Company that may be directly or indirectly acquired or controlled by it.

                 5.21 RIGHTS AGREEMENT. Jefferson has taken all necessary action (including, if required, redeeming all of the outstanding Preferred Stock Purchase Rights or amending or terminating the Jefferson Rights Agreement) so that the entering into of this Agreement and the Plan of Merger, the acquisition of shares pursuant to, or other exercise of rights under, the Stock Option Agreement and consummation of the Merger and the other transactions contemplated hereby and thereby do not and will not result in any Person becoming able to exercise any Preferred Stock Purchase Rights under the Jefferson Rights Agreement or enabling or requiring the Preferred Stock Purchase Rights to be separated from the shares of Jefferson Common Stock to which they are attached or to be triggered or to become exercisable.

                 5.22 DERIVATIVES. All interest rate swaps, caps, floors, option agreements, futures and forward contracts, and other similar risk management arrangements, whether entered into for Jefferson's own account, or for the account of one or more the Jefferson Subsidiaries or their customers, were entered into (i) in accordance with prudent business practices and all applicable Laws and (ii) with counterparties believed to be financially responsible.

                 5.23 OPINION OF FINANCIAL ADVISOR. Jefferson has received the verbal opinion of its financial advisor, Sandler O'Neill & Partners, L.P., to the effect that the Exchange Ratio is fair, from the financial point of view, to the holders of Jefferson Common Stock, and a signed copy thereof, dated as of the date of this Agreement, will be delivered to UPC within five business days of the date of this Agreement.


                                   ARTICLE 6
                     REPRESENTATIONS AND WARRANTIES OF UPC

                 UPC hereby represents and warrants to Jefferson as follows:

                 6.1 ORGANIZATION, STANDING, AND POWER. UPC is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Tennessee, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Material Assets. UPC is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC.

                 6.2      AUTHORITY; NO BREACH BY AGREEMENT.

                          (a)     UPC has the corporate power and authority
necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the
part of UPC.   This Agreement represents a legal, valid, and binding obligation of UPC, enforceable against UPC in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).





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



                          (b)     Neither the execution and delivery of this
Agreement by UPC, nor the consummation by UPC of the transactions contemplated hereby, nor compliance by UPC with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of UPC's Restated Charter or Bylaws, (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any UPC Company under, any Contract or Permit of any UPC Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC, or (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any UPC Company or any of their respective Material Assets.

                          (c)     Other than in connection or compliance with
the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NYSE, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by UPC of the Merger and the other transactions contemplated in this Agreement.

                 6.3 CAPITAL STOCK. The authorized capital stock of UPC consists of (i) 300,000,000 shares of UPC Common Stock, of which 134,740,096 shares were issued and outstanding as of June 30, 2000 and (ii) 10,000,000 shares of UPC Preferred Stock, of which 799,633 shares of UPC Series E Preferred Stock were issued and outstanding as of June 30, 2000. All of the issued and outstanding shares of UPC Capital Stock are, and all of the shares of UPC Common Stock to be issued in exchange for shares of Jefferson Common Stock upon consummation of the Merger when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the TBCA. None of the outstanding shares of UPC Capital Stock has been, and none of the shares of UPC Common Stock to be issued in exchange for shares of Jefferson Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past stockholders of UPC.

                 6.4 UPC SUBSIDIARIES. UPC or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each UPC Subsidiary. No equity securities of any UPC Subsidiary are or may become required to be issued (other than to another UPC Company) by reason of any Rights, and there are no Contracts by which any UPC Subsidiary is bound to issue (other than to another UPC Company) additional shares of its capital stock or Rights or by which any UPC Company is or may be bound to transfer any shares of the capital stock of any UPC Subsidiary (other than to another UPC Company). There are no Contracts relating to the rights of any UPC Company to vote or to dispose of any shares of the capital stock of any UPC Subsidiary. All of the shares of capital stock of each UPC Subsidiary held by a UPC Company are fully paid and, except as provided in statutes pursuant to which depository institution Subsidiaries are organized, nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the UPC Company free and clear of any Lien. Each UPC Subsidiary is either a bank or a corporation, and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each UPC Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC. Each UPC Subsidiary that is a depository institution is an "insured depository institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund or Savings Association Insurance Fund.

                 6.5      SEC FILINGS; FINANCIAL STATEMENTS.

                          (a)     UPC has filed and made available to Jefferson
all forms, reports, and documents required to be filed by UPC with the SEC since December 31, 1994 (collectively, the "UPC SEC Reports"). The UPC SEC Reports (i) at the time filed, complied in all Material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a Material fact or omit to state a Material fact required to be stated in such UPC SEC Reports or necessary in order to make the statements in such UPC SEC Reports, in light of the circumstances under which they were made, not misleading. Except for UPC Subsidiaries that are registered as a broker, dealer, or investment advisor or filings required due to fiduciary holdings of the UPC Subsidiaries, none of UPC Subsidiaries is required to file any forms, reports, or other documents with the SEC.

                          (b)     Each of the UPC Financial Statements
(including, in each case, any related notes) contained in the UPC SEC Reports, including any UPC SEC Reports filed after the date of this Agreement until the Effective Time, complied or will comply as to form in all Material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented or will fairly present the consolidated financial position of UPC and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are





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


subject to normal and recurring year-end adjustments which were not or are not expected to be Material in amount or effect.

                 6.6 ABSENCE OF UNDISCLOSED LIABILITIES. No UPC Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC, except Liabilities which are accrued or reserved against in the consolidated balance sheets of UPC as of June 30, 2000, included in the UPC Financial Statements or reflected in the notes thereto and except for Liabilities incurred in the ordinary course of business subsequent to June 30, 2000. No UPC Company has incurred or paid any Liability since June 30, 2000, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC.

                 6.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since June 30, 2000, except as disclosed in the UPC Financial Statements delivered prior to the date of this Agreement, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC and (ii) the UPC Companies have conducted their respective businesses in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby).

                 6.8      TAX MATTERS.

                          (a)     All Tax Returns required to be filed by or on
behalf of any of the UPC Companies have been timely filed, or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1999, and, to the Knowledge of UPC, all Tax Returns filed are complete and accurate in all Material respects. All Tax Returns for periods ending on or before the date of the most recent fiscal year end immediately preceding the Effective Time will be timely filed or requests for extensions will be timely filed. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes, that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on UPC, except to the extent reserved against in the UPC Financial Statements dated prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

                          (b)     None of the UPC Companies has executed an
extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.





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


                          (c)     Adequate provision for any Taxes due or to
become due for any of the UPC Companies for the period or periods through and including the date of the respective UPC Financial Statements has been made and is reflected on such UPC Financial Statements.

                          (d)     Each of the UPC Companies is in compliance
with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC.

                          (e)     None of the UPC Companies has made any
payments, is obligated to make any payments, or is a party to any contract, agreement, or other arrangement that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

                         (f)      There are no Material Liens with respect to
Taxes upon any of the Assets of the UPC Companies.

                          (g)     No UPC Company has filed any consent under
Section 341(f) of the Internal Revenue Code concerning collapsible corporations.

                          (h)     There has not been an ownership change, as
defined in Internal Revenue Code Section 382(g), of the UPC Companies that occurred during or after any Taxable Period in which the UPC Companies incurred a net operating loss that carries over to any Taxable Period ending after December 31, 1998.

                 6.9      ENVIRONMENTAL MATTERS.

                          (a)     To the Knowledge of UPC, each UPC Company,
its Participation Facilities, and its Loan Properties are, and have been, in compliance with all Environmental Laws, except those violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC.

                          (b)     There is no Litigation pending or, to the
Knowledge of UPC, threatened before any court, governmental agency, or authority, or other forum in which any UPC Company or any of its Participation Facilities has been or, with respect to threatened Litigation, may reasonably be expected to be named as a defendant (i) for alleged noncompliance (including by an predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving a site owned, leased, or operated by any UPC Company or any of its Participation Facilities, except for such





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Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC.

                          (c)     There is no Litigation pending or, to the
Knowledge of UPC threatened before any court, governmental agency, or board, or other form in which any of its Loan Properties (or UPC in respect of such Loan Property) has been or, with respect to threatened Litigation, may reasonably be expected to be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving a Loan Property, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC.

                          (d)     To the Knowledge of UPC, there is no
reasonable basis for any Litigation of a type described in subsections (b) or
(c), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC.

                          (e)     To the Knowledge of UPC, during the period of
(i) any UPC Company's ownership or operation of any of their respective current properties, (ii) any UPC Company's participation in the management of any Participation Facility, or (iii) any UPC Company's holding of a security interest in a Loan Property, there have been no releases of Hazardous Material in, on, under, or affecting (or potentially affecting) such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC. To the Knowledge of UPC, prior to the period of (i) any UPC Company's ownership or operation of any of their respective current properties, (ii) any UPC Company's participation in the management of any Participation Facility, or (iii) any UPC Company's holding of a security interest in a Loan Property, to the Knowledge of UPC, there were no releases of Hazardous Material in, on, under, or affecting any such property, Participation Facility, or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC.

                 6.10 COMPLIANCE WITH LAWS. UPC is duly registered as a bank holding company under the BHC Act. Each UPC Company has in effect all Permits necessary for it to own, lease, or operate its Material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC. None of the UPC Companies:

                          (a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC; and

                          (b)     has received any notification or
         communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any UPC Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC, or (iii) requiring any UPC Company (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

                 6.11 LEGAL PROCEEDINGS. There is no Litigation instituted or pending, or, to the Knowledge of UPC, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome to any UPC Company) against any UPC Company, or against any Asset, employee benefit plan, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any UPC Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC.

                 6.12 REPORTS. Since January 1, 1995, or the date of organization if later, each UPC Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Regulatory Authorities, except failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all Material respects with all applicable Laws.

                 6.13 STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by any UPC Company regarding UPC for inclusion in the Registration Statement to be filed by UPC with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or contain any untrue statement of a Material fact, or omit to state any Material fact required to be stated thereunder or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any UPC Company for inclusion in the Proxy Statement to be mailed to Jefferson's stockholders in connection with the Stockholders' Meeting, will, when first mailed to the stockholders of Jefferson, be false or misleading with respect to any Material fact, or contain any misstatement of





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Material fact, or omit to state any Material fact required to be stated
thereunder or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, be false or misleading with respect to any Material fact, or omit to state any Material fact required to be stated thereunder or necessary to correct any Material statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting. All documents that any UPC Company is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

                 6.14 TAX AND REGULATORY MATTERS. No UPC Company or any Affiliate thereof has taken or agreed to take any action, and UPC has no Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

                 6.15     EMPLOYEE BENEFIT PLANS.   All UPC Plans are in
compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws, the breach or violation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC. For purposes of this Agreement, the term "UPC Plan" means each bonus, incentive compensation, severance pay, medical or other insurance program, retirement plan, or other employee benefit plan program, agreement, or arrangement sponsored, maintained, or contributed to by UPC or any trade or business, whether or not incorporated, that together with UPC or any of its Subsidiaries would be deemed a "single employer" under Section 4001 of ERISA or
Section 414 of the Internal Revenue Code (a "UPC ERISA Affiliate") or under which UPC or any UPC ERISA Affiliate has any Liability or obligation. No Liability under Title IV of ERISA has been incurred by UPC or any UPC ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a Material risk to UPC or any UPC ERISA Affiliate of incurring any such Liability. With respect to any UPC Plan that is subject to Title IV of ERISA, full payment has been made, or will be made in accordance with Section 404(a)(6) of the Internal Revenue Code, of all amounts that UPC or any UPC ERISA Affiliate is required to pay under Section 412 of the Internal Revenue Code or under the terms of the UPC Plans, and no accumulated funding deficiency (within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA, whether or not waived) exists with respect to any UPC Plan. There are no Material actions, suits, or claims pending, or, to the Knowledge of UPC, threatened or anticipated relating to any UPC Plan. There has been no Material adverse change in the financial position or funded status of any UPC Plan that is subject to Title IV of ERISA since the date of the information relating to the financial position and funded status of each such plan contained in the most recent Annual Report on Form 10-K filed by UPC with SEC.





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                 6.16     DERIVATIVES.   All  interest rate swaps, caps,
floors, option agreements, futures and forward contracts, and other similar risk management arrangements, whether entered into for UPC's own account, or for the account of one or more the UPC Subsidiaries or their customers, were entered into (i) in accordance with prudent business practices and all applicable Laws and (ii) with counterparties believed to be financially responsible.


                                   ARTICLE 7
                    CONDUCT OF BUSINESS PENDING CONSUMMATION

                 7.1 AFFIRMATIVE COVENANTS OF BOTH PARTIES. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of the other Party shall have been obtained, and except as otherwise expressly contemplated herein, each Party shall and shall cause each of its Subsidiaries to (i) operate its business only in the usual, regular, and ordinary course, (ii) preserve intact its business organization and Assets and maintain its rights and franchises,
(iii) use its reasonable efforts to maintain its current employee relationships, and (iv) take no action which would (a) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) of this Agreement, or
(b) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; provided that in the case of UPC, the provisions of this Section 7.1 (other than the provisions of clause (iv) above) shall not be deemed to preclude UPC from continuing to implement its program of acquiring unaffiliated depository and nondepository institutions.

                 7.2 NEGATIVE COVENANTS OF JEFFERSON. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Jefferson covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer or chief financial officer of UPC, which consent shall not be unreasonably withheld:

                          (a) amend the Certificate of Incorporation, Bylaws, or other governing instruments of any Jefferson Company or, except as expressly contemplated by this Agreement, the Jefferson Rights Agreement, or

                          (b) incur, guarantee, or otherwise become responsible for, any additional debt obligation or other obligation for borrowed money (other than indebtedness of a Jefferson Company to another Jefferson Company) in excess of an aggregate of $250,000 (for the Jefferson Companies on a consolidated basis), except in the ordinary course of the business consistent with past practices (which shall include, for Jefferson Subsidiaries that are depository institutions, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home





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         Loan Bank, and entry into repurchase agreements fully secured by U.S.
         government or agency securities), or impose, or suffer the imposition, on any Asset of any Jefferson Company of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the Jefferson Disclosure Memorandum or the Jefferson Financial Statements); or

                          (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Jefferson Company, or declare or pay any dividend or make any other distribution in respect of Jefferson 's capital stock, provided that Jefferson may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay regular quarterly cash dividends on the shares of Jefferson Common Stock at a rate of $0.07 per share (with usual and regular record and payment dates in accordance with past practice as disclosed in Section 7.2(c) of the Jefferson Disclosure Memorandum and such dates may not be changed without the prior written consent of UPC; provided, that, notwithstanding the provisions of Section 1.3 of this Agreement, the Parties shall cooperate in selecting the Effective Time to ensure that, with respect to the quarterly period in which the Effective Time occurs, the holders of Jefferson Common Stock do not receive both a dividend in respect of their Jefferson Common Stock and a dividend in respect of UPC Common Stock or fail to receive any dividend; or

                          (d) except for this Agreement, or pursuant to the Stock Option Agreement or pursuant to the exercise of Jefferson Rights outstanding as of the date of this Agreement and pursuant to the terms thereof in existence on the date of this Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Jefferson Common Stock or any other capital stock of any Jefferson Company, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; or

                          (e) adjust, split, combine, or reclassify any capital stock of any Jefferson Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Jefferson Common Stock, or sell, lease, mortgage, or otherwise dispose of or otherwise encumber (i) any shares of capital stock of any Jefferson Subsidiary (unless any such shares of stock are sold or otherwise transferred to another Jefferson Company) or (ii) any Asset having a book value in excess of $250,000 other than in the ordinary course of business for reasonable and adequate consideration; or





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                          (f)     except for purchases of investment securities
         acquired in the ordinary course of business consistent with past practice, purchase any securities or make any Material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly-owned Jefferson Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity, or (iii) the creation of new wholly-owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

                          (g) grant any increase in compensation or benefits to the employees or officers of any Jefferson Company, except in accordance with the ordinary course of business consistent with past practice or as required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement; enter into or amend any severance agreements with officers of any Jefferson Company; grant any Material increase in fees or other increases in compensation or other benefits to directors of any Jefferson Company except in accordance with the ordinary course of business consistent with past practice; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits; or

                          (h) enter into or amend any employment Contract between any Jefferson Company and any Person (unless such amendment is required by Law or a pre-existing contractual obligation) that the Jefferson Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

                          (i) adopt any new employee benefit plan of any Jefferson Company or make any Material change in or to any existing employee benefit plans of any Jefferson Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan or that is contemplated by the Supplemental Letter or this Agreement; or

                          (j) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP or as may be required under this Agreement; or

                          (k) commence any Litigation other than as necessary for the prudent operation of its business or settle any Litigation involving any Liability of any Jefferson Company for Material money damages or restrictions upon the operations of any Jefferson Company; or





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                          (l)     except in the ordinary course of business,
         modify, amend, or terminate any Material Contract or waive, release, compromise, or assign any Material rights or claims.

                 7.3 ADVERSE CHANGES IN CONDITION. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a Material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

                 7.4 REPORTS. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in stockholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not Material). As of their respective dates, such reports filed with the SEC will comply in all Material respects with the Securities Laws and will not contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.


                                   ARTICLE 8
                             ADDITIONAL AGREEMENTS

                 8.1 REGISTRATION STATEMENT; PROXY STATEMENT; STOCKHOLDER APPROVAL. As soon as reasonably practicable after execution of this Agreement, UPC shall file the Registration Statement with the SEC, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of UPC Common Stock upon consummation of the Merger. Jefferson shall furnish all information concerning it and the holders of its capital stock as UPC may reasonably request in connection with such action. Jefferson shall call a Stockholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of (i) this Agreement and the Plan of Merger and (ii) such other related matters as it deems appropriate. In connection with the Stockholders' Meeting, (i) UPC and Jefferson shall prepare and, to the extent required by the Securities Laws, file with the SEC a





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Proxy Statement and mail such Proxy Statement to the Jefferson stockholders,
(ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Proxy Statement, (iii) the Board of Directors of Jefferson shall recommend to its stockholders the approval of the matters submitted for approval, and (iv) the Board of Directors of Jefferson shall use their reasonable efforts to obtain such stockholders' approval, provided that Jefferson may withdraw, modify, or change in an adverse manner to UPC its recommendations if the Board of Directors of Jefferson, after having consulted with and based upon the advice of outside counsel, determines in good faith that the failure to so withdraw, modify, or change its recommendation could reasonably constitute a breach of the fiduciary duties of Jefferson's Board of Directors under applicable Law. In addition, nothing in this Section 8.1 or elsewhere in this Agreement shall prohibit accurate disclosure by Jefferson of information that is required to be disclosed in the Registration Statement or the Proxy Statement or in any other document required to be filed with the SEC (including, without limitation, a Solicitation/Recommendation Statement on Schedule 14D-9) or otherwise required to be publicly disclosed by applicable Law or regulations or rules of the NYSE or NASD.

                 8.2 EXCHANGE LISTING. UPC shall use its reasonable efforts to list, prior to the Effective Time, on the NYSE, subject to official notice of issuance, the shares of UPC Common Stock to be issued to the holders of Jefferson Common Stock pursuant to the Merger.

                 8.3 APPLICATIONS. As soon as reasonably practicable after execution of this Agreement, UPC shall prepare and file, and Jefferson shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. To the extent required by the HSR Act, each of the Parties will promptly file with the United States Federal Trade Commission and the United States Department of Justice the notification and report form required for the transactions contemplated hereby and any supplemental or additional information which may reasonably be requested in connection therewith pursuant to the HSR Act and will comply in all material respects with the requirements of the HSR Act.

                 8.4 FILINGS WITH STATE OFFICES. Upon the terms and subject to the conditions of this Agreement, UPC shall cause UPHC to execute and file the Certificate of Merger with the Secretary of State of the State of Delaware and the Articles of Merger with the Secretary of State of the State of Tennessee.

                 8.5 AGREEMENT AS TO EFFORTS TO CONSUMMATE. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including, without limitation, using its reasonable efforts to lift or rescind any





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Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in
Article 9 of this Agreement; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

                 8.6      INVESTIGATION AND CONFIDENTIALITY.

                          (a)     Prior to the Effective Time, each Party shall
keep the other Party advised of all Material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

                          (b)     Each Party shall, and shall cause its
advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

                          (c)     Each Party agrees to give the other Party
notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a Material breach of any representation, warranty, covenant, or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party.

                          (d)     Neither Party nor any of their respective
Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client or similar privilege with respect to such information or contravene any Law, rule, regulation, Order, judgment, decree, fiduciary duty, or agreement entered into prior to the date of this Agreement. The Parties will use their reasonable efforts to make appropriate substitute disclosure arrangements, to the extent practicable, in circumstances in which the restrictions of the preceding sentence apply.

                 8.7 PRESS RELEASES. Prior to the Effective Time, UPC and Jefferson shall consult with each other as to the form and substance of any press release or other public





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disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law (provided such Party shall give advance notice of such disclosure to the other Party to the extent practicable).

                 8.8 CERTAIN ACTIONS. Except with respect to this Agreement and the Plan of Merger and the transactions contemplated hereby and thereby, no Jefferson Company nor any Affiliate thereof nor any Representative thereof retained by any Jefferson Company shall, directly or indirectly, initiate, solicit, encourage, or knowingly facilitate (including by way of furnishing information) any inquiries or the making of any Acquisition Proposal. Notwithstanding anything herein to the contrary, Jefferson and its Board of Directors shall be permitted (i) to the extent applicable, to comply with Rule 14d-9 and Rule 14e-2 promulgated under the 1934 Act with regard to an Acquisition Proposal, (ii) to engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person, if and only to the extent that (a) Jefferson's Board of Directors concludes in good faith and consistent with its fiduciary duties to Jefferson's stockholders under applicable Law that such Acquisition Proposal could reasonably be expected to result in a Superior Proposal, (b) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, Jefferson's Board of Directors receives from such Person an executed confidentiality agreement containing confidentiality terms at least as stringent as those contained in the Confidentiality Agreement, and (c) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, Jefferson's Board of Directors notifies UPC promptly of such inquiries, proposals, or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers. Jefferson agrees that it will promptly keep UPC informed of the status and terms of any such proposals or offers and the status and terms of any such discussions or negotiations. Jefferson agrees that it will, and will cause its officers, directors, and Representatives to, immediately cease and cause to be terminated any activities, discussions, or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal. Jefferson agrees that it will use reasonable best efforts to promptly inform its directors, officers, key employees, agents, and Representatives of the obligations undertaken in this
Section 8.8. Nothing in this Section 8.8 shall (i) permit Jefferson to terminate this Agreement (except as specifically provided in Article 10) or
(ii) affect any other obligation of UPC or Jefferson under this Agreement.

                 8.9 TAX TREATMENT. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action before or after the Effective Time which would cause the Merger not, to be treated as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.





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                 8.10     STATE TAKEOVER LAWS.  Each Jefferson Company shall
take all necessary steps to exempt the transactions contemplated by this Agreement and the Plan of Merger from, or if necessary challenge the validity or applicability of, any applicable Takeover Laws.

                 8.11 CHARTER PROVISIONS. Each Jefferson Company shall take all necessary action to ensure that the entering into of this Agreement and the Plan of Merger and the consummation of the Merger and the other transactions contemplated hereby and thereby do not and will not result in the grant of any rights to any Person under the Certificate of Incorporation, Bylaws, or other governing instruments of any Jefferson Company or restrict or impair the ability of UPC or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any Jefferson Company that may be directly or indirectly acquired or controlled by it.

                 8.12 RIGHTS AGREEMENT. Jefferson shall take all necessary action (including, if required, redeeming all of the outstanding Preferred Stock Purchase Rights or amending or terminating the Jefferson Rights Agreement) so that the entering into of this Agreement, the acquisition of shares pursuant to the Stock Option Agreement, and consummation of the Merger and the other transactions contemplated hereby do not and will not result in any Person becoming able to exercise any Preferred Stock Purchase Rights under the Jefferson Rights Agreement or enabling or requiring the Preferred Stock Purchase Rights to be separated from the shares of Jefferson Common Stock to which they are attached or to be triggered or to become exercisable.

                 8.13     AGREEMENT OF AFFILIATES.  Jefferson has disclosed in
Section 8.13 of the Jefferson Disclosure Memorandum each Person whom it reasonably believes may be deemed an "affiliate" of Jefferson for purposes of Rule 145 under the 1933 Act. Jefferson shall use its reasonable efforts to cause each such Person to deliver to UPC prior to the Effective Time, a written agreement, in substantially the form of Exhibit 3, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of UPC Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder. UPC shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of UPC Common Stock by such affiliates.

                 8.14 EMPLOYEE BENEFITS AND CONTRACTS. Following the Effective Time, but in no event earlier than the consolidation of Jefferson 's depository institution Subsidiaries with UPC's depository institution Subsidiaries, UPC shall provide to officers and employees of the Jefferson Companies (the "Continuing Employees"), employee benefits under employee benefit plans on terms and conditions which when taken as a whole are substantially similar to those currently provided by the UPC Companies to their similarly situated officers and employees. For purposes of participation, vesting, and benefit accruals (but not accrual of benefits under UPC's tax-qualified retirement plan) under such employee benefit plans, (i) service under any qualified





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defined benefit or contribution plans of Jefferson shall be treated as service under UPC's qualified defined benefit or contribution plans and (ii) service under any other employee benefit plans of Jefferson shall be treated as service under any similar employee benefit plans maintained by UPC. UPC shall cause the UPC welfare benefit plans that cover the Continuing Employees after the Effective Time to (i) waive any waiting period and restrictions and limitations for preexisting conditions or insurability and (ii) cause any deductible, co-insurance, or maximum out-of-pocket payments made by the Continuing Employees under Jefferson 's welfare benefit plans to be credited to such Continuing Employees under the UPC welfare benefit plans, so as to reduce the amount of any deductible, co-insurance, or maximum out-of-pocket payments payable by the Continuing Employees under the UPC welfare benefit plans. Prior to the commencement of the Continuing Employees' participation in the UPC employee benefit plans and programs, the benefit coverage of, and participation in benefit plans by, the Continuing Employees shall continue under the Jefferson Benefit Plans, as in effect immediately prior to the Effective Time. During such transition period, the coverage under and participation in the Jefferson Benefit Plans shall be deemed to provide the Continuing Employees with benefits that are no less favorable than those offered to other employees of UPC and its Subsidiaries. UPC shall and also shall cause UPHC (as the survivor in the Merger) and the Jefferson Subsidiaries to honor all employment, severance, retention, consulting, and other compensation Contracts disclosed in Section 8.14 of the Jefferson Disclosure Memorandum to UPC between any Jefferson Company and any current or former director, officer, independent contractor, or employee thereof, and all provisions of the Jefferson Benefit Plans. The provisions of the immediately preceding sentence of this Section
8.14 are intended to be for the benefit of, and shall be enforceable by each person described therein.

                 8.15     INDEMNIFICATION.

                          (a)     For a period of six years after the Effective
Time, UPC shall indemnify, defend and hold harmless the present and former directors, officers, employees, and agents of Jefferson or any of Jefferson 's Subsidiaries (each, a "Indemnified Party") (including any person who becomes a director, officer, employee, or agent prior to the Effective Time) against all Liabilities (including reasonable attorneys' fees, and expenses, judgments, fines and amounts paid in settlement) arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement and the Stock Option Agreement) to the full extent permitted under Delaware Law and by Jefferson 's Certificate of Incorporation and Bylaws, as in effect on the date hereof and any indemnity agreements entered into prior to the date of this Agreement by any of the Jefferson Companies and any director, officer, employee, or agent of any of the Jefferson Companies, including, without limitation, provisions relating to advances of expenses incurred in the defense of any Litigation. Without limiting the foregoing, in any case in which approval by UPC is required to effectuate any indemnification, UPC shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between UPC and the Indemnified Party.

                          (b)     UPC and the Surviving Corporation shall use
their reasonable efforts (and Jefferson shall cooperate prior to the Effective Time in these efforts) to maintain in effect for a period of three years after the Effective Time, Jefferson 's existing directors' and officers' liability insurance policy (provided that UPC and the Surviving Corporation may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the consent of Jefferson given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided, that the Surviving Corporation shall not be obligated to make aggregate annual premium payments for such three-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to Jefferson 's directors and officers, 150% of the annual premium payments on Jefferson 's current policy in effect as of the date of this Agreement (the "Maximum Amount"). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, UPC shall use its reasonable efforts to maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to the Maximum Amount.

                          (c)     Any Indemnified Party wishing to claim
indemnification under paragraph (a) of this Section 8.15, upon learning of any such Liability or Litigation, shall promptly notify UPC thereof, provided that the failure so to notify shall not affect the obligations of UPC under this
Section 8.15 unless and to the extent such failure materially increases UPC's Liability under this Section 8.15. In the event of any such Litigation (whether arising before or after the Effective Time), (i) UPC or the Surviving Corporation shall have the right to assume the defense thereof and UPC shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if UPC or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between UPC or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and UPC or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that UPC shall be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (ii) the Indemnified Parties will cooperate in the defense of any such Litigation, and (iii) UPC shall not be liable for any settlement effected without its prior written consent; and provided further that the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

                          (d)     The Surviving Corporation shall not be liable
for any settlement effected without its prior written consent which shall not be unreasonably withheld.

                          (e)     If either UPC or the Surviving Corporation or
any of their respective successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its Assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of either UPC or the Surviving Corporation shall assume the obligations set forth in this Section 8.15.

                          (f)     UPC shall pay all reasonable costs, including
attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 8.15.

                          (g)     The provisions of this Section 8.15 are
intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs or representatives.


                                   ARTICLE 9
               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

                 9.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each Party to perform this Agreement and the Plan of Merger and to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6 of this Agreement:

                          (a)     STOCKHOLDER APPROVAL.  The stockholders of
Jefferson shall have approved this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby, including the Merger, as and to the extent required by Law, by the provisions of any governing instruments, and by the rules of the NASD.

                          (b)     REGULATORY APPROVALS.  All Consents of,
filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (excluding requirements relating to the raising of additional capital or the disposition of Assets or deposits) which in the reasonable good faith judgment of the Board of Directors of UPC would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

                          (c)     CONSENTS AND APPROVALS.  Each Party shall
have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party.

                          (d)     LEGAL PROCEEDINGS.  No court or governmental
or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary, or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.

                          (e)     REGISTRATION STATEMENT.  The Registration
Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of UPC Common Stock issuable pursuant to the Merger shall have been received.

                          (f)     EXCHANGE LISTING.  The shares of UPC Common
Stock issuable pursuant to the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

                          (g)     TAX MATTERS.  Jefferson shall have received a
written opinion from Lewis, Rice & Fingersh, L.C. and UPC shall have received a written opinion from Alston & Bird LLP, in each case, in a form reasonably satisfactory to the Party to whom it was delivered (each a "Tax Opinion"), dated the date of the Effective Time, substantially to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) no gain or loss will be recognized by holders of Jefferson Common Stock who exchange all of their Jefferson Common Stock solely for UPC Common Stock pursuant to the Merger (except with respect to any cash received in lieu of a fractional share interest in UPC Common Stock),
(iii) the tax basis of the UPC Common Stock received by holders of Jefferson Common Stock who exchange all of their Jefferson Common Stock solely for UPC Common Stock in the Merger will be the same as the tax basis of the Jefferson Common Stock surrendered in exchange for the UPC Common Stock (reduced by any amount allocable to a fractional share interest in UPC Common Stock for which cash is received), and (iv) the holding period of the UPC Common Stock received by holders who exchange all of their Jefferson Common Stock solely for UPC Common Stock in the Merger will be the same as the holding period of the Jefferson Common Stock surrendered in exchange therefor, provided that such Jefferson Common Stock is held as a capital asset at the Effective Time. In rendering such Tax Opinions, such counsel shall be entitled to rely upon representations of officers of Jefferson and UPC reasonably satisfactory in form and substance to such counsel.

                 9.2 CONDITIONS TO OBLIGATIONS OF UPC. The obligations of UPC to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by UPC pursuant to Section 11.6(a) of this Agreement:

                          (a)     REPRESENTATIONS AND WARRANTIES.  For purposes
of this Section 9.2(a), the accuracy of the representations and warranties of Jefferson set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Jefferson set forth in Section 5.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties of Jefferson set forth in Sections 5.18, 5.19, 5.20, and 5.21 of this Agreement shall be true and correct in all Material respects. There shall not exist inaccuracies in the representations and warranties of Jefferson set forth in this Agreement (including the representations and warranties set forth in Sections 5.3, 5.18, 5.19, 5.20, and 5.21) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Jefferson; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material, "Material," "Material Adverse Effect," or variations thereof, or to the "Knowledge" of Jefferson or to a matter being "known" by Jefferson shall be deemed not to include such qualifications.

                          (b)     PERFORMANCE OF AGREEMENTS AND COVENANTS.
Each and all of the agreements and covenants of Jefferson to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

                          (c)     CERTIFICATES.  Jefferson shall have delivered
to UPC (i) a certificate, dated as of the Effective Time and signed on its behalf by its duly authorized officers, to the effect that the conditions of its obligations set forth in Section 9.2(a) and 9.2(b) of this Agreement have been satisfied and (ii) certified copies of resolutions duly adopted by Jefferson's Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement and the Plan of Merger, and the consummation of the transactions contemplated hereby and thereby, all in such reasonable detail as UPC and its counsel shall request.

                          (d)     AFFILIATE AGREEMENTS.  UPC shall have
received from each affiliate of Jefferson the affiliates agreement referred to in Section 8.12 of this Agreement.

                          (e)     RIGHTS AGREEMENT.  None of the events
described in Sections 1(o), 23, or 24 of the Jefferson Rights Agreement shall have occurred, and the Preferred Stock Purchase Rights shall not have become non-redeemable or exercisable for capital stock of UPC upon consummation of the Merger.

                 9.3 CONDITIONS TO OBLIGATIONS OF JEFFERSON. The obligations of Jefferson to perform this Agreement and the Plan of Merger and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Jefferson pursuant to Section 11.6(b) of this Agreement:

                          (a)     REPRESENTATIONS AND WARRANTIES.  For purposes
of this Section 9.3(a), the accuracy of the representations and warranties of UPC set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of UPC set forth in Section 6.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties of UPC set forth in Section 6.16 of this Agreement shall be true and correct in all Material respects. There shall not exist inaccuracies in the representations and warranties of UPC set forth in this Agreement (including the representations and warranties set forth in Sections 6.3 and 6.16) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on UPC; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material," "Material," "Material Adverse Effect," or variations thereof, or to the "Knowledge" of UPC or to a matter being "known" by UPC shall be deemed not to include such qualifications.

                          (b)     PERFORMANCE OF AGREEMENTS AND COVENANTS.
Each and all of the agreements and covenants of UPC and UPHC to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

                          (c)     CERTIFICATES.  UPC shall have delivered to
Jefferson (i) a certificate, dated as of the Effective Time and signed on its behalf by its duly authorized officers, to the effect that the conditions of its obligations set forth in Section 9.3(a) and 9.3(b) of this Agreement have been satisfied and (ii) certified copies of resolutions duly adopted by UPC's and UPHC's Board of Directors and stockholders (in the case of UPHC) evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Jefferson and its counsel shall request.

                          (d)     FAIRNESS OPINION.  Jefferson shall have
received a written opinion of its financial advisor, Sandler O'Neill & Partners, L.P. dated within five business days of the date of the Proxy Statement, to the effect that the exchange ratio is fair, from the financial point of view, to the holders of Jefferson Common Stock.

                                   ARTICLE 10
                                   TERMINATION

                10.1 TERMINATION. Notwithstanding any other provision of this Agreement and the Plan of Merger, and notwithstanding the approval of this Agreement by the stockholders of Jefferson, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

                        (a) By mutual consent of the Board of Directors of UPC and the Board of Directors of Jefferson; or

                        (b) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of Jefferson and Section 9.3(a) of this Agreement in the case of UPC or in Material breach of any covenant or other agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other Party contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy would provide the terminating Party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of Jefferson and Section 9.3(a) of this Agreement in the case of UPC; or

                        (c) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of Jefferson and Section 9.3(a) in the case of UPC) in the event of a Material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

                        (d) By the Board of Directors of either Party in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal or (ii) the stockholders of Jefferson fail to vote their approval of the matters submitted for the approval by such stockholders at the Stockholders' Meeting where the transactions were presented to such stockholders for approval and voted upon; or

                        (e) By the Board of Directors of either Party in the event that the Merger shall not have been consummated by June 30, 2001, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e); or

                        (f) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of Jefferson and Section 9.3(a) of this Agreement in the case of UPC or in Material breach of any covenant or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(e) of this Agreement; or

                        (g) By the Board of Directors of Jefferson, if it determines by a vote of a majority of the members of its entire Board, at any time during the ten-day period commencing two days after the Determination Date, if both of the following conditions are satisfied:

                                (1) the Average Closing Price shall be less than the product of (i) 0.85 and (ii) the Starting Price; and

                                (2) (i) the quotient obtained by dividing the Average Closing Price by the Starting Price (such number being referred to herein as the "UPC Ratio") shall be less than
                (ii) the quotient obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date and subtracting 0.20 from the quotient in this clause (2)(ii) (such number being referred to herein as the "Index Ratio");

        subject, however, to the following three sentences. If Jefferson refuses to consummate the Merger pursuant to this Section 10.1(g), it shall give prompt written notice thereof to UPC; provided, that such notice of election to terminate may be withdrawn at any time within the aforementioned ten-day period. During the five-day period commencing with its receipt of such notice, UPC shall have the option to elect to increase the Exchange Ratio to equal the lesser of (i) the quotient obtained by dividing (1) the product of 0.85, the Starting Price, and the Exchange Ratio (as then in effect) by (2) the Average Closing Price, and (ii) the quotient obtained by dividing (1) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (2) the UPC Ratio. If UPC makes an election contemplated by the preceding sentence, within such five-day period, it shall give prompt written notice to Jefferson of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 10.1(g) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this
        Section 10.1(g).

                        For purposes of this Section 10.1(g), the following terms shall have the meanings indicated:

                                "Average Closing Price" shall mean the average
                of the daily last sales prices of UPC Common Stock as reported on the NYSE (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by UPC) for the 10 consecutive full trading days in which such shares are traded on the NYSE ending at the close of trading on the Determination Date.

                                "Determination Date" shall mean the later of the
                date on which (i) the Consent of the Board of Governors of the Federal Reserve System (without regard to any requisite waiting period thereof) to the Merger shall be received by UPC and (ii) the Stockholders' Meeting occurs.

                                "Index Group" shall mean the 13 bank holding
                companies listed below, the common stocks of all of which shall be publicly traded and as to which there shall not have been, since the Starting Date and before the Determination Date, any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization. In the event that any such company or companies are removed from the Index Group, the weights (which shall be determined based upon the number of outstanding shares of common stock) shall be redistributed proportionately for purposes of determining the Index Price. The 13 bank holding companies and the weights attributed to them are as follows:

                                                                    Common                     Percent
                                                                    Shares                       of
               Bank                                               Outstanding                   Total
--------------------------------------                        ------------------            -------------
AmSouth Bancorporation                                            376,713,817                  14.04%
BB&T Corporation                                                  399,893,490                  14.91%
Comerica Incorporated                                             156,496,000                   5.83%
Fifth Third Bancorp                                               465,002,511                  17.33%
First Tennessee National Corporation                              129,681,012                   4.83%
Huntington Bancshares, Inc.                                       251,330,858                   9.37%
M&T Bank Corporation                                                7,654,758                   0.29%
National Commerce Bancorporation                                  111,059,797                   4.14%
Old Kent Financial Corporation                                    136,925,615                   5.10%
Regions Financial Corporation                                     218,841,161                   8.16%
SouthTrust Corporation                                            168,233,823                   6.27%
Summit Bancorp                                                    173,926,726                   6.48%
Zions Bancorporation                                               86,884,952                   3.24%

TOTAL                                                           2,682,644,520                 100.00%

                                "Index Price" on a given date shall mean the
                weighted average (weighted in accordance with the factors listed above) of the closing prices of the companies composing the Index Group.

                                "Starting Date" shall mean the fourth full
                trading day after the announcement by press release of the Merger.

                                "Starting Price" shall mean the closing price
                per share of UPC Common Stock as reported on the NYSE (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by UPC) on the Starting Date.

                        If any company belonging to the Index Group or UPC declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares, or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company or UPC shall be appropriately adjusted for the purposes of applying this Section 10.1(g).

                10.2 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement, the Plan of Merger, and the Supplemental Letter shall become void and have no effect and no Party shall have any Liability or further obligation to any other Party hereunder, except that
(i) the provisions of this Section 10.2 and Article 11 and Section 8.6(b) of this Agreement shall survive any such termination and abandonment and (ii) a termination pursuant to Sections 10.1(b), 10.1(c), or 10.1(f) of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination. The Stock Option Agreement shall be governed by its own terms.

                10.3 NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 10.3 and Articles 2, 3, 4, and 11 and Sections 8.13 and 8.15 of this Agreement and the Supplemental Letter.


                                   ARTICLE 11
                                  MISCELLANEOUS

                11.1    DEFINITIONS.

                        (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

                                "ACQUISITION PROPOSAL" with respect to a Party
                shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or Assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the Assets of, such Party or any of its Subsidiaries.

                                "AFFILIATE" of a Person shall mean any other
                Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person.

                                "AGREEMENT" shall mean this Agreement and Plan
                of Reorganization, including the Exhibits hereto (except the Stock Option Agreement) and the Supplement Letter delivered pursuant hereto and incorporated herein by reference.

                                "ARTICLES OF MERGER" shall mean the Articles of
                Merger to be executed by UPHC and filed with the Secretary of State of the State of Tennessee relating to the Merger as contemplated by Section 1.1 of this Agreement.

                                "ASSETS" of a Person shall mean all of the
                assets, properties, businesses, and rights of such Person of every kind, nature, character, and description, whether real, personal, or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

                                "BHC ACT" shall mean the federal Bank Holding
                Company Act of 1956, as amended.

                                "CERTIFICATE OF MERGER" shall mean the
                certificate of merger to be executed by UPHC and filed with the Secretary of State of the State of Delaware, relating to the Merger as contemplated by Section 1.1 of this Agreement.

                                "CONFIDENTIALITY AGREEMENTS" shall mean those
                certain Confidentiality Agreements, entered into prior to the date of this Agreement, between Jefferson and UPC.

                                "CONSENT" shall mean any consent, approval,
                authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

                                "CONTRACT" shall mean any written or oral
                agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets, or business.

                                "DEFAULT" shall mean (i) any breach or violation
                of or default under any Contract, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order, or Permit, where, in any such event, such Default is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

                                "DGCL" shall mean the Delaware General
                Corporation Law.

                                "ENVIRONMENTAL LAWS" shall mean all Laws
                relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are

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                administered, interpreted, or enforced by the United States
                Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. ("RCRA"), and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

                                "ERISA" shall mean the Employee Retirement
                Income Security Act of 1974, as amended.

                                "EXHIBITS" 1 through 3, inclusive, shall mean
                the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

                                "GAAP" shall mean generally accepted accounting
                principles, consistently applied during the periods involved.

                                "HAZARDOUS MATERIAL" shall mean (i) any
                hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

                                "HSR ACT" shall mean Section 7A of the Clayton
                Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

                                "INTERNAL REVENUE CODE" shall mean the Internal
                Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

                                "JEFFERSON COMMON STOCK" shall mean the $.01 par
                value common stock of Jefferson.

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                                "JEFFERSON COMPANIES" shall mean, collectively,
                Jefferson and all Jefferson Subsidiaries.

                                "JEFFERSON DISCLOSURE MEMORANDUM" shall mean the
                written information entitled "Jefferson Disclosure Memorandum" delivered prior to the execution of this Agreement to UPC describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section or subsection of this Agreement under which such disclosure is being made.

                                "JEFFERSON FINANCIAL STATEMENTS" shall mean (i)
                the consolidated statements of condition (including related notes and schedules, if any) of Jefferson as of June 30, 2000, and as of December 31, 1999 and 1998, and the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the six months ended June 30, 2000, and for each of the three years ended December 31, 1998, 1999, and 1997, as filed by Jefferson in SEC Documents and (ii) the consolidated statements of condition of Jefferson (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to June 30, 2000.

                                "JEFFERSON PREFERRED STOCK" shall mean the $.01
                par value Preferred Stock of Jefferson.

                                "JEFFERSON RIGHTS AGREEMENT" shall mean that
                certain Rights Agreement, dated August 17, 1994, between Jefferson and Boatmen's Trust Company, as Rights Agent.

                                "JEFFERSON STOCK PLANS" shall mean the existing
                stock option and other stock-based compensation plans of Jefferson, including without limiting the generality for the foregoing: Jefferson Savings Bancorp, Inc. 1993 Stock Option and Incentive Plan; Jefferson Savings Bancorp, Inc. Management Recognition Plan "A"; Jefferson Savings Bancorp, Inc. Management Recognition Plan "B"; Jefferson Savings Bancorp, Inc. Management Recognition Plan "C"; and Jefferson Savings Bancorp, Inc. Management Recognition Plan "D."

                                "JEFFERSON SUBSIDIARIES" shall mean the
                Subsidiaries of Jefferson, which shall include the Jefferson Subsidiaries described in Section 5.4 of this Agreement and any corporation, bank, savings association, or other organization acquired as a Subsidiary of Jefferson in the future and owned by Jefferson at the Effective Time.



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                                "KNOWLEDGE" as used with respect to a Person
                (including references to such Person being aware of a particular matter) shall mean the personal knowledge of the chairman, president, chief financial officer, chief accounting officer, chief credit officer, general counsel, or any executive vice president of such Person.

                                "LAW" shall mean any code, law, ordinance,
                regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted, or enforced by any Regulatory Authority.

                                "LIABILITY" shall mean any direct or indirect,
                primary or secondary, liability, indebtedness, obligation, penalty, cost, or expense (including costs of investigation, collection, and defense), claim, deficiency, guaranty, or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

                                "LIEN" shall mean any conditional sale
                agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention, or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than
                (i) Liens for property Taxes not yet due and payable and (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits, and other Liens incurred in the ordinary course of the banking business.

                                "LITIGATION" shall mean any action, arbitration,
                cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

                                "LOAN PROPERTY" shall mean any property owned,
                leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security or other interest (including an interest in a



                                      A-56
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                fiduciary capacity), and, where required by the context,
                includes the owner or operator of such property, but only with respect to such property.

                                "MATERIAL" for purposes of this Agreement shall
                be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

                                "MATERIAL ADVERSE EFFECT" on a Party shall mean
                an event, change, or occurrence which, individually or together with any other event, change, or occurrence, has a Material adverse impact on (i) the financial condition, results of operations, or business of such Party and its Subsidiaries, taken as a whole or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed consent of the other Party in contemplation of the transactions contemplated hereby, (d) the Merger and compliance with the provisions of this Agreement (including the expense associated with the vesting of benefits under the various employee benefit plans of Jefferson as a result of the Merger constituting a change of control) on the operating performance of the Parties, including expenses incurred by the Parties in consummating the transactions contemplated by the Agreement, and (e) changes in economic conditions affecting financial institutions generally.

                                "NASD" shall mean the National Association of
                Securities Dealers, Inc.

                "NYSE" shall mean the New York Stock Exchange, Inc.

                                "1933 ACT" shall mean the Securities Act of
                1933, as amended.

                                "1934 ACT" shall mean the Securities Exchange
                Act of 1934, as amended.

                                "OPTION SETTLEMENT CLOSING PRICE" shall mean the
                average of the daily last sales prices of UPC Common Stock at the close of regular trading as reported on the NYSE (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by UPC) for the ten consecutive



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                full trading days in which such shares are traded on the NYSE ending at the close of trading on the fifth trading day immediately preceding the Effective Time.

                                "ORDER" shall mean any administrative decision
                or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

                                "OTS" shall mean the Office of Thrift
                Supervision.

                                "PARTICIPATION FACILITY" shall mean any facility
                or property in which the Party in question or any of its Subsidiaries participates in the management (including, but not limited to, participating in a fiduciary capacity) and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

                                "PARTY" shall mean either Jefferson or UPC, and
                "PARTIES" shall mean both Jefferson and UPC.

                                "PERMIT" shall mean any federal, state, local,
                and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

                                "PERSON" shall mean a natural person or any
                legal, commercial, or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

                                "PLAN OF MERGER" shall mean the plan of merger
                providing for the Merger, in substantially the form of Exhibit
                2.

                                "PREFERRED STOCK PURCHASE RIGHTS" shall mean the
                preferred stock purchase rights issued pursuant to the Jefferson Rights Agreement.

                                "PROXY STATEMENT" shall mean the proxy statement
                included as part of the Registration Statement used by Jefferson to solicit the approval of its stockholders of the transactions contemplated by this Agreement, which shall include the prospectus of UPC relating to the issuance of the UPC Common Stock to holders of Jefferson Common Stock.

                                "REGISTRATION STATEMENT" shall mean the
                Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by UPC under the 1933 Act with respect to the shares of UPC Common Stock to be issued to the stockholders of Jefferson in connection with the transactions contemplated by this Agreement.

                                "REGULATORY AUTHORITIES" shall mean,
                collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD, the NYSE and the SEC.

                                "REPRESENTATIVE" shall mean any investment
                banker, financial advisor, attorney, accountant, consultant, or other representative of a Person.

                                "RIGHTS" shall mean all arrangements, calls,
                commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

                                "SEC" shall mean the United States Securities
                and Exchange Commission.

                                "SEC DOCUMENTS" shall mean all forms, proxy
                statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

                                "SECURITIES LAWS" shall mean the 1933 Act, the
                1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

                                "SLHCA" shall mean the provisions relating to
                savings and loan holding companies in the federal Home Owners' Loan Act, as amended.

                                "STOCK OPTION AGREEMENT" shall mean the stock
                option agreement by and between Jefferson and UPC, in substantially the form of Exhibit 1.

                                "STOCKHOLDERS' MEETING" shall mean the meetings
                of the stockholders of Jefferson to be held pursuant to Section
                8.1 of this Agreement, including any adjournment or adjournments thereof.

                                "SUBSIDIARIES" shall mean all those
                corporations, banks, associations, or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

                                "SUPPLEMENTAL LETTER" shall mean the
                supplemental letter of even date herewith between the Parties relating to certain understandings and agreements in addition to those included in this Agreement.

                                "SUPERIOR PROPOSAL" means, with respect to
                Jefferson, any written Acquisition Proposal made by a Person other than UPC which is for (i) (a) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, or similar transaction involving Jefferson as a result of which either (1) Jefferson's stockholders prior to such transaction (by virtue of their ownership of Jefferson's shares) in the aggregate cease to own at least 50% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) or (2) the individuals comprising the Board of Directors of Jefferson prior to such transaction do not constitute a majority of the board of directors of such ultimate parent entity, (b) a sale, lease, exchange, transfer, or other disposition of at least 50% of the Assets of Jefferson and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or (c) the acquisition, directly or indirectly, by a Person of beneficial ownership of 25% or more of the common stock of Jefferson whether by merger, consolidation, share exchange, business combination, tender, or exchange offer or otherwise, and (ii) which is otherwise on terms which the Board of Directors of Jefferson in good faith concludes (after consultation with its financial advisors and outside counsel), taking into account, among other things, all legal, financial, regulatory, and other aspects of the proposal and the Person making the proposal, (a) would, if consummated, result in a transaction that is more favorable to its stockholders (in their capacities as stockholders), from a financial point of view,

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                than the transactions contemplated by this Agreement, and (b) is reasonably capable of being completed.

                                "SURVIVING CORPORATION" shall mean UPHC as the
                surviving corporation resulting from the Merger.

                                "TAX" OR "TAXES" shall mean all federal, state,
                local, and foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, imposed or required to be withheld by the United States or any state, local, or foreign government or subdivision or agency thereof, including any interest, penalties, or additions thereto.

                                "TAXABLE PERIOD" shall mean any period
                prescribed by any governmental authority, including the United States or any state, local, or foreign government or subdivision or agency thereof for which a Tax Return is required to be filed or Tax is required to be paid.

                                "TAX RETURN" shall mean any report, return,
                information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

                                "TBCA" shall mean the Tennessee Business
                Corporation Act as in effect at the Effective Time.

                                "UPC CAPITAL STOCK" shall mean, collectively,
                the UPC Common Stock, the UPC Preferred Stock and any other class or series of capital stock of UPC.

                                "UPC COMMON STOCK" shall mean the $5.00 par
                value common stock of UPC.

                                "UPC COMPANIES" shall mean, collectively, UPC
                and all UPC Subsidiaries.

                                "UPC FINANCIAL STATEMENTS" shall mean (i) the
                consolidated balance sheets (including related notes and schedules, if any) of UPC as of June 30, 2000, and as of December 31, 1999 and 1998, and the related statements of earnings, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the six months ended June 30, 2000 and for each of the three years ended December 31, 1999, 1998 and 1997, as filed by UPC in SEC Documents and (ii) the consolidated balance sheets of UPC (including related notes and schedules, if any) and related statements of earnings, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to June 30, 2000.

                                "UPC PREFERRED STOCK" shall mean the no par
                value preferred stock of UPC and shall include the (i) Series E 8% Cumulative, Convertible Preferred Stock, of UPC ("UPC Series E Preferred Stock") and (ii) Series F Preferred Stock of UPC.

                                "UPC RIGHTS" shall mean the preferred stock
                purchase rights issued pursuant to the UPC Rights Agreement.

                                "UPC RIGHTS AGREEMENT" shall mean that certain
                Rights Agreement, dated January 19, 1999, between UPC and Union Planters Bank, National Association, as Rights Agent.

                                "UPC SUBSIDIARIES" shall mean the Subsidiaries
                of UPC and any corporation, bank, or other organization acquired as a Subsidiary of UPC in the future and owned by UPC at the Effective Time.

                                "UPHC" shall mean the wholly-owned subsidiary of
                UPC organized under the Laws of the State of Tennessee.

                                "UPHC COMMON STOCK" shall mean the $1.00 par
                value common stock of UPHC.

                        (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

               Business Combination                  Section 3.2
               Closing                               Section 1.2
               Conversion Option                     Section 3.5
               Effective Time                        Section 1.3
               Exchange Agent                        Section 4.1

               Exchange Ratio                        Section 3.1(c)
               Indemnified Party                     Section 8.15
               Jefferson Benefit Plans               Section 5.13(a)
               Jefferson Contracts                   Section 5.14
               Jefferson ERISA Affiliate             Section 5.13(e)
               Jefferson ERISA Plan                  Section 5.13(a)
               Jefferson Rights                      Section 3.6
               Jefferson Pension Plan                Section 5.13(a)
               Jefferson SEC Reports                 Section 5.5(a)
               Merger                                Section 1.1
               Option Settlement Payment             Section 3.6
               Takeover Laws                         Section 5.19
               Tax Opinion                           Section 9.1(g)
               UPC ERISA Affiliate                   Section 6.17
               UPC Plan                              Section 6.15
               UPC SEC Reports                       Section 6.5(a)

                        (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

                11.2    EXPENSES.

                        (a) Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration, and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of the Parties shall bear and pay one-half of the printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement.

                        (b) Nothing contained in this Section 11.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

                11.3 BROKERS AND FINDERS. Except for Sandler O'Neill & Partners, L.P. as to Jefferson and except for Stifel Nicolaus & Co. as to UPC, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his, her, or its representing or being retained by or allegedly representing or being retained by

Jefferson or UPC, each of Jefferson and UPC, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

                11.4 ENTIRE AGREEMENT. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral (including any provision of the Confidentiality Agreements which would act to preclude UPC (or any Holder as defined in the Stock Option Agreement from exercising its rights under the Stock Option Agreement) to the extent that the Stock Option Agreement is in force and effect, but excluding the Supplemental Letter). Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Sections 8.13 and 8.15 of this Agreement.

                11.5 AMENDMENTS. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties, whether before or after stockholder approval of this Agreement has been obtained; provided, that the provisions of this Agreement relating to the manner or basis in which shares of Jefferson Common Stock will be exchanged for UPC Common Stock shall not be amended after the Stockholders' Meeting without the requisite approval of the holders of the issued and outstanding shares of Jefferson Common Stock entitled to vote thereon.

                11.6    WAIVERS.

                        (a) Prior to or at the Effective Time, UPC, acting through its Board of Directors, chief executive officer, chief financial officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Jefferson, to waive or extend the time for the compliance or fulfillment by Jefferson of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of UPC under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of UPC.

                        (b) Prior to or at the Effective Time, Jefferson, acting through its Board of Directors, chief executive officer, chief financial officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by UPC, to waive or extend the time for the compliance or fulfillment by UPC of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Jefferson under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Jefferson.

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                        (c)     The failure of any Party at any time or times to
require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

                11.7 ASSIGNMENT. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns. If, between the date hereof and the Effective Time, UPC shall merge, consolidate or agree to consolidate or merge with or into another Person, then provision shall be made as part of the terms of such transaction that the Person with whom UPC consolidates or merges shall assume UPC's obligations under this Agreement in accordance with its terms.

                11.8 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

           Jefferson:          JEFFERSON SAVINGS BANCORP, INC.
                               15435 Clayton Road
                               Ballwin, Missouri  63011
                               Telecopy Number: (636) 238-4321

                               Attention:  David V. McCay
                                           Chairman and Chief Executive Officer

           Copy to Counsel:    LEWIS, RICE & FINGERSH, L.C.
                               500 North Broadway
                               Suite 2000
                               St. Louis, Missouri  63102-2147
                               Telecopy Number:  (314) 241-6056

                               Attention:  John K. Pruellage

           UPC:                UNION PLANTERS CORPORATION
                               7130 Goodlett Farms Parkway
                               Memphis, Tennessee  38018
                               Telecopy Number:  (901) 580-2939

                               Attention:  Jackson W. Moore
                                           Chairman and Chief Executive Officer

           Copy to Counsel:    UNION PLANTERS CORPORATION
                               7130 Goodlett Farms Parkway
                               Memphis, Tennessee  38018
                               Telecopy Number:  (901) 580-2939

                               Attention:  E. James House, Jr.

                               ALSTON & BIRD LLP
                               601 Pennsylvania Avenue, N.W.
                               North Building, 11th Floor
                               Washington, D.C. 20004
                               Telecopy Number:  (202) 756-3333

                               Attention:  Frank M. Conner III

                11.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of the State of Tennessee, without regard to any applicable conflicts of Laws, except to the extent that the Laws of the State of Delaware relate to the consummation of the Merger.

                11.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

                11.11 CAPTIONS. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

                11.12 INTERPRETATIONS. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of the Parties.

                11.13 ENFORCEMENT OF AGREEMENT. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the

Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

                11.14 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

                IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.


ATTEST:                           JEFFERSON SAVINGS BANCORP, INC.


By:  /s/ Paul J. Milano           By:    /s/ David V. McCay
   -------------------------           ------------------------------------
   Paul J. Milano                      David V. McCay
   Secretary                           Chairman and Chief Executive Officer



[CORPORATE SEAL]


ATTEST:                           UNION PLANTERS CORPORATION


By  /s/ E. James House, Jr.       By:            /s/ Jackson W. Moore
  --------------------------           ------------------------------------
  E. James House, Jr.                  Jackson W. Moore
  Secretary                            Chairman and Chief Executive Officer

[CORPORATE SEAL]

                                                                      APPENDIX B

                                 PLAN OF MERGER

                                       OF

                         JEFFERSON SAVINGS BANCORP, INC.

                                  INTO AND WITH

                       UNION PLANTERS HOLDING CORPORATION


                Pursuant to this Plan of Merger dated as of December 11,2000 ("Plan of Merger"), JEFFERSON SAVINGS BANCORP, INC. ("Jefferson"), a corporation organized and existing under the Laws of the State of Delaware, shall be merged into and with UNION PLANTERS HOLDING CORPORATION ("UPHC"), a corporation organized and existing under the laws of the State of Tennessee and a wholly-owned subsidiary of UNION PLANTERS CORPORATION, a corporation organized and existing under the laws of the State of Tennessee ("UPC").


                                    ARTICLE 1
                                   DEFINITIONS

                Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

                1.1 "ARTICLES OF MERGER" shall mean the Articles of Merger to be executed by UPHC and filed with the Secretary of State of the State of Tennessee relating to the Merger as contemplated by Section 2.1 of this Plan of Merger.

                1.2 "CERTIFICATE OF MERGER" shall mean the Certificate of Merger to be executed by UPHC and filed with the Secretary of State of the State of Delaware relating to the Merger as contemplated by Section 2.1 of this Plan of Merger.

                1.3 "CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

                1.4     "DGCL" shall mean the Delaware General Corporation Law.

                1.5 "EFFECTIVE TIME" shall mean the date and time on which the Merger becomes effective pursuant to the Laws of the States of Delaware and Tennessee as defined in Section 2.2 of this Plan of Merger.

                1.6 "EXCHANGE AGENT" shall mean the exchange agent selected by UPC, as defined in the Merger Agreement.

                1.7 "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

                1.8 "JEFFERSON COMMON STOCK" shall mean the $.01 par value common stock of Jefferson.

                1.9 "JEFFERSON COMPANIES" shall mean, collectively, Jefferson and all Jefferson Subsidiaries.

                1.10 "JEFFERSON RIGHTS AGREEMENT" shall mean that certain Rights Agreement, dated August 17, 1994, between Jefferson and Boatmen's Trust Company, as Rights Agent.

                1.11 "JEFFERSON STOCK PLANS" shall have the meaning set forth in the Merger Agreement.

                1.12 "LAW" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a person or its assets, liabilities, or business, including those promulgated, interpreted, or enforced by any Regulatory Authority.

                1.13 "MERGER" shall mean the merger of Jefferson into and with UPHC as provided in Section 2.1 of this Plan of Merger.

                1.14 "MERGER AGREEMENT" shall mean the Agreement and Plan of Reorganization, dated as of September 20, 2000, by and between UPC and Jefferson.

                1.15 "NASD" shall mean the National Association of Securities Dealers, Inc.

                1.16    "NYSE" shall mean the New York Stock Exchange, Inc.

                1.17 "PREFERRED STOCK PURCHASE RIGHTS" shall mean the preferred stock purchase rights issued pursuant to the Jefferson Rights Agreement.

                1.18 "SEC" shall mean the United States Securities and Exchange Commission.

                1.19 "SUBSIDIARIES" shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

                1.20 "SURVIVING CORPORATION" shall mean UPHC as the surviving corporation resulting from the Merger.

                1.21 "TBCA" shall mean the Tennessee Business Corporation Act, as in effect at the Effective Time.

                1.22 "UPC CAPITAL STOCK" shall mean, collectively, the UPC Common Stock, the UPC Preferred Stock, and any other class or series of capital stock of UPC.

                1.23 "UPC COMMON STOCK" shall mean the $5.00 par value common stock of UPC.

                1.24 "UPC COMPANIES" shall mean, collectively, UPC and all UPC Subsidiaries.

                1.25 "UPC PREFERRED STOCK" shall mean the no par value preferred stock of UPC and shall include the (i) Series E, 8% Cumulative, Convertible Preferred Stock, of UPC ("UPC Series E Preferred Stock"), and (ii) Series F Preferred Stock of UPC.

                1.26 "UPC RIGHTS" shall mean the preferred stock purchase rights issued pursuant to the UPC Rights Agreement.

                1.27 "UPC RIGHTS AGREEMENT" shall mean that certain Rights Agreement, dated January 19, 1999, between UPC and Union Planters Bank, National Association, as Rights Agent.

                1.28 "UPHC COMMON STOCK" shall mean the $1.00 par value common stock of UPHC.

                Any capitalized term not defined herein shall have the meaning ascribed to it in the Merger Agreement.


                                    ARTICLE 2
                        TRANSACTIONS AND TERMS OF MERGER

                2.1 MERGER. Subject to the terms and conditions of this Plan of Merger, at the Effective Time, Jefferson shall be merged with and into UPHC in accordance with the provisions of Section 252 of the DGCL and with the effect provided in Section 259 of the DGCL and in accordance with the provisions of
Section 48-21-109 of the TBCA and with the effect provided in

Section 48-21-108 of the TBCA (the "Merger"). UPHC shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Tennessee.

                2.2 EFFECTIVE TIME. The Merger and the other transactions contemplated by this Plan of Merger shall become effective on the date and at the time the Certificate of Merger shall become effective with the Secretary of State of the State of Delaware and the Articles of Merger shall become effective with the Secretary of State of the State of Tennessee (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the duly authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on or before the 15th business day (as designated by UPC) following the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date on which the stockholders of Jefferson approve the matters relating to this Plan of Merger required to be approved by such stockholders by applicable Law.

                2.3 CHARTER. The Charter of UPHC in effect immediately prior to the Effective Time shall be the Charter of the Surviving Corporation after the Effective Time until otherwise amended or repealed.

                2.4 BYLAWS. The Bylaws of UPHC in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation after the Effective Time until otherwise amended or repealed.

                2.5 DIRECTORS AND OFFICERS. The directors of UPHC in office immediately prior to the Effective Time, together with such additional individuals thereafter elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of UPHC in office immediately prior to the Effective Time, together with such additional individuals thereafter elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.


                                    ARTICLE 3
                           MANNER OF CONVERTING SHARES

                3.1     CONVERSION OF SHARES. Subject to the provisions of this
Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of UPC or Jefferson, or the stockholders of either of the foregoing, the shares of the constituent corporations shall be converted as follows:

                        (a) Each share of UPC Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time and be unaffected solely as a result of the Merger.

                        (b) Each share of UPHC Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time and be unaffected solely as a result of the Merger.

                        (c) Each share of Jefferson Common Stock (including any associated Preferred Stock Purchase Rights, but excluding shares held by any Jefferson Company or any UPC Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the Effective Time shall be converted into .433 of a share of UPC Common Stock (as possibly adjusted pursuant to the Merger Agreement, the "Exchange Ratio"). Pursuant to the UPC Rights Agreement, each share of UPC Common Stock issued in connection with the Merger upon conversion of Jefferson Common Stock shall be accompanied by a UPC Right.

                3.2 ANTI-DILUTION PROVISIONS. In the event Jefferson changes the number of shares of Jefferson Common Stock or issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, or similar transaction with respect to such stock, the Exchange Ratio shall be proportionately adjusted. In the event UPC changes (or establishes a record date for changing) the number of shares of UPC Common Stock issued and outstanding prior to the Effective Time, as a result of a stock split, stock dividend, recapitalization, or similar transaction with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

                3.3 SHARES HELD BY JEFFERSON OR UPC. Each of the shares of Jefferson Common Stock held by any Jefferson Company or by any UPC Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

                3.4 FRACTIONAL SHARES. Notwithstanding any other provision of this Plan of Merger, each holder of shares of Jefferson Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of UPC Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of UPC Common Stock multiplied by the market value of one share of UPC Common Stock at the Effective Time. The market value of one share of UPC Common Stock at the Effective Time shall be the last sale price of UPC Common Stock on the NYSE-Composite Transactions List (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by UPC) on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.

                3.5     CONVERSION OF STOCK RIGHTS.

                        (a) At the Effective Time, each award, option, or other right to purchase or acquire shares of Jefferson Common Stock pursuant to stock options, stock appreciation rights, or stock awards ("Jefferson Rights") granted by Jefferson under the Jefferson Stock Plans, which are outstanding at the Effective Time, whether or not exercisable, shall be, at the election of the holder of such Jefferson Right either (i) canceled in exchange for a cash payment for each share of Jefferson Common Stock subject to such Jefferson Right (the "Option Settlement Payment") or (ii) converted into and become rights with respect to UPC Common Stock, and UPC shall assume each Jefferson Right, in accordance with the Jefferson Stock Plans and stock option agreement by which it is evidenced (the "Conversion Option"). A holder of a Jefferson Right must make such election in writing delivered to UPC no later than 5:00 P.M., Central Time, on the fifth day prior to the day on which the Effective Time occurs. To the extent a holder does not provide UPC with such written election, that holder shall receive the Option Settlement Payment for each share of Jefferson Common Stock subject to any Jefferson Right held by such holder. The Option Settlement Payment shall be equal to the difference between (i) the product of (1) the Exchange Ratio and (2) the Option Settlement Closing Price and (ii) the price per share of Jefferson Common Stock pursuant to which the holder of such Jefferson Right may purchase the shares of Jefferson Common Stock to which such Jefferson Right relates. At the Effective Time, each such Jefferson Right for which the holder has selected the Option Settlement Payment shall no longer represent the right to purchase shares of Jefferson Common Stock, but in lieu thereof shall represent only the nontransferable right to receive the Option Settlement Payment, which payment (without interest) shall be made to such holder within five business days after the Effective Time upon presentation of the agreement representing such Jefferson Right for cancellation.

                        (b) With respect to the Conversion Option, the Jefferson Stock Plans shall be amended hereby such that from and after the Effective Time, (i) UPC and its Salary and Benefits Committee shall be substituted for Jefferson and the committee of Jefferson's Board of Directors (including , if applicable, the entire Board of Directors of Jefferson) administering such Jefferson Stock Plan, (ii) each Jefferson Right assumed by UPC may be exercised solely for shares of UPC Common Stock (or cash in the case of stock appreciation rights), (iii) the number of shares of UPC Common Stock subject to such Jefferson Right shall be equal to the number of shares of Jefferson Common Stock subject to such Jefferson Right immediately prior to the Effective Time multiplied by the Exchange Ratio and rounding down to the nearest whole share, and (iv) the per share exercise price shall be adjusted by dividing the per share exercise (or threshold) price under each such Jefferson Right by the Exchange Ratio and rounding up to the nearest cent. Notwithstanding the provisions of clauses (iii) and (iv) of the first sentence of this Section 3.5(b), each Jefferson Right which is an "incentive stock option" shall be adjusted as required by Section 424 of the Internal Revenue Code, so as not to constitute a modification, extension, or renewal of the option, within the meaning of Section 424(h) of the Internal Revenue Code. UPC agrees to take all necessary steps to effectuate the foregoing provisions of this Section 3.5(b).

                        (c) As soon as reasonably practicable after the Effective Time, UPC shall deliver to the participants in each Jefferson Stock Plan selecting the Conversion Option an appropriate notice setting forth such participant's rights pursuant thereto and the grants pursuant to such Jefferson Stock Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 3.5(a) and (b) after giving effect to the Merger), and UPC shall comply with the terms of each Jefferson Stock Plan to ensure, to the extent required by, and subject to the provisions of, such Jefferson Stock Plan, that Jefferson Rights which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time. At or prior to the Effective Time, UPC shall take all corporate action necessary to reserve for issuance sufficient shares of UPC Common Stock for delivery upon exercise of Jefferson Rights assumed by it in accordance with this Section 3.5. As soon as reasonably practicable after the Effective Time, UPC shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of UPC Common Stock subject to such options and shall use its reasonable efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

                        (d) All restrictions or limitations on transfer with respect to Jefferson Common Stock awarded under the Jefferson Stock Plans or any other plan, program, or arrangement of any Jefferson Company, to the extent that such restrictions or limitations shall not have already lapsed, and except as otherwise expressly provided in such plan, program, or arrangement, shall remain in full force and effect with respect to shares of UPC Common Stock into which such restricted stock is converted pursuant to Section 3.1 of this Plan of Merger.


                                    ARTICLE 4
                               EXCHANGE OF SHARES

                4.1 EXCHANGE PROCEDURES. As soon as reasonably practicable after the Effective Time, UPC and Jefferson shall cause the exchange agent selected by UPC (the "Exchange Agent") to mail to the former stockholders of Jefferson appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Jefferson Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). If any Certificate shall have been lost, stolen, mislaid, or destroyed, upon receipt of (i) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen, or destroyed, (ii) such guarantee as UPC or the Exchange Agent may require, including an open penalty lost securities bond, as indemnity, and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid, or destroyed Certificate shall have been converted. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. After the Effective Time, each holder of shares of Jefferson Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Plan of Merger) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1 of this Plan of Merger, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2 of this Plan of Merger. To the extent required by Section 3.4 of this Plan of Merger, each holder of shares of Jefferson Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of UPC Common Stock to which such holder may be otherwise entitled (without interest). UPC shall not be obligated to deliver the consideration to which any former holder of Jefferson Common Stock is entitled as a result of the Merger until such holder surrenders such holder's certificate or certificates representing the shares of Jefferson Common Stock for exchange as provided in this Section 4.1. The certificate or certificates of Jefferson Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Plan of Merger notwithstanding, neither the Surviving Corporation nor the Exchange Agent shall be liable to a holder of Jefferson Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

                4.2 RIGHTS OF FORMER JEFFERSON STOCKHOLDERS. At the Effective Time, the stock transfer books of Jefferson shall be closed as to holders of Jefferson Common Stock immediately prior to the Effective Time and no transfer of Jefferson Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Plan of Merger, each certificate theretofore representing shares of Jefferson Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Plan of Merger ) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.4 of this Plan of Merger in exchange therefor, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by Jefferson in respect of such shares of Jefferson Common Stock in accordance with the terms of this Plan of Merger and which remain unpaid at the Effective Time. To the extent permitted by Law, former stockholders of record of Jefferson shall be entitled to vote after the Effective Time at any meeting of UPC stockholders the number of whole shares of UPC Common Stock into which their respective shares of Jefferson Common Stock are converted, regardless of whether such holders have exchanged their certificates representing Jefferson Common Stock for certificates representing UPC Common Stock in accordance with the provisions of this Plan of Merger. Whenever a dividend or other distribution is declared by UPC on the UPC Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Plan of Merger, but beginning 30 days after the Effective Time no dividend or other distribution payable to the holders of record of UPC Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of Jefferson Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Plan of Merger. However, upon surrender of such Jefferson Common Stock certificate, both the UPC Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends and cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate.


                                    ARTICLE 5
                                  MISCELLANEOUS

                5.1 CONDITIONS PRECEDENT. Consummation of the Merger by UPHC shall be conditioned on the satisfaction of, or waiver by UPC of the conditions precedent to the Merger set forth in Sections 9.1 and 9.2 of the Merger Agreement. Consummation of the Merger by Jefferson shall be conditioned on the satisfaction of, or waiver by Jefferson of, of the conditions precedent to the Merger set forth in Sections 9.1 and 9.3 of the Merger Agreement.

                5.2 TERMINATION. This Plan of Merger may be terminated at any time prior to the Effective Time by the parties hereto as provided in
Article 10 of the Merger Agreement.

                5.3 COUNTERPARTS. This Plan of Merger may be executed in counterparts, each of which shall be an original; but all of such counterparts together shall constitute one and the same instrument.

                IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Plan of Merger as of the date first above written.

                                        JEFFERSON SAVINGS BANCORP, INC.



ATTEST: /s/ PAUL J. MILANO              By: /s/ DAVID V. MCCAY
        -----------------------------      --------------------------------
        Paul J. Milano                      David V. McCay
        Secretary                           Chairman and Chief Executive Officer



                                        UNION PLANTERS HOLDING
                                           CORPORATION



ATTEST: /s/ E. JAMES HOUSE, JR.         By: /s/ JACKSON W. MOORE
        -----------------------------      --------------------------------
        E. James House, Jr.                 Jackson W. Moore
        Secretary                           President

                                                                      APPENDIX C




December __, 2000




Board of Directors
Jefferson Savings Bancorp, Inc.
15435 Clayton Road
Ballwin, MO 63011


Ladies and Gentlemen:

        Jefferson Savings Bancorp, Inc. ("Jefferson") and Union Planters Corporation ("UPC") have entered into an Agreement and Plan of Reorganization, dated as of September 20, 2000 (the "Agreement"), pursuant to which Jefferson will be merged with and into a wholly-owned subsidiary of UPC (the "Merger"). Upon consummation of the Merger, each share of Jefferson common stock, par value $.01 per share (together with the rights attached thereto issued pursuant to the Rights Agreement, dated August 17, 1994, between Jefferson and Boatmen's Trust Company, as Rights Agent), issued and outstanding immediately prior to the Merger (the "Jefferson Shares"), other than certain shares specified in the Agreement, will be converted into the right to receive 0.433 of a share (the "Exchange Ratio") of UPC common stock, par value $5.00 per share (together with the rights attached thereto issued pursuant to the Rights Agreement, dated as of January 19, 1999, between UPC and Union Planters Bank, National Association, as Rights Agent). The Exchange Ratio is subject to adjustment under certain circumstances as set forth in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Jefferson Shares.

        Sandler O'Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement and exhibits thereto; (ii) the Stock Option Agreement, dated as of September 20, 2000, by and between Jefferson and UPC; (iii) certain publicly available financial statements and other historical financial information of Jefferson that we deemed relevant; (iv) certain publicly available financial statements and other historical financial information of UPC that we deemed relevant; (v) certain internal financial analyses and forecasts of Jefferson prepared by and/or reviewed with management of Jefferson and the views of senior management of Jefferson, based on certain limited discussions with certain members of senior management, regarding Jefferson's past and current business, financial condition, results of operations and future prospects; (vi) consensus earnings per share estimates for UPC for the years ending December 31, 2000 and 2001 published by I/B/E/S and the views of senior management of UPC, based on certain limited discussions with

Board of Directors
Jefferson Savings Bancorp, Inc.
December__, 2000
Page 2



certain members of senior management, regarding UPC's past and current business, financial condition, results of operations and future prospects; (vii) the pro forma impact of the Merger; (viii) the publicly reported historical price and trading activity for Jefferson's and UPC's common stock, including a comparison of certain financial and stock market information for Jefferson and UPC with similar publicly available information for certain other companies the securities of which are publicly traded; (ix) the financial terms of recent business combinations in the savings institution industry, to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.

        In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Jefferson or UPC or their respective representatives or that was otherwise reviewed by or discussed with us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Jefferson or UPC or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Jefferson or UPC nor have we reviewed any individual credit files relating to Jefferson or UPC and, with your permission, we have assumed that the respective allowances for loan losses for both Jefferson and UPC are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. We are not accountants and have relied upon the reports of the independent accountants for each of Jefferson and UPC for the accuracy and completeness of the financial statements furnished to us. With respect to the financial projections and earnings estimates prepared by and/or reviewed with the respective managements of Jefferson and UPC, we have assumed that they have been reasonably prepared and that they reflect the best currently available estimates and judgments of the respective managements of the respective future financial performances of Jefferson and UPC and that such performances will be achieved, and we express no opinion as to such financial projections or estimates or the assumptions on which they are based. We have also assumed that there has been no material change in Jefferson's or UPC's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Jefferson and UPC will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements, that the conditions precedent in the Agreement are not waived and that the Merger will be accounted for as a purchase and will qualify as a tax-free reorganization

Board of Directors
Jefferson Savings Bancorp, Inc.
December__, 2000
Page 3


for federal income tax purposes.

        Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of UPC common stock will be when issued to Jefferson's shareholders pursuant to the Agreement or the prices at which Jefferson's or UPC's common stock will trade at any time.

        We have acted as Jefferson's financial advisor in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. In addition, in the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Jefferson and UPC. We may also actively trade the debt and equity securities of Jefferson and UPC for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

        Our opinion is directed to the Board of Directors of Jefferson in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of Jefferson as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O'Neill's prior written consent; provided, however, that we hereby consent to the inclusion of this opinion as an appendix to Jefferson's and UPC's Proxy Statement/Prospectus dated the date hereof and to the references to this opinion therein.

        Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Exchange Ratio is fair, from a financial point of view, to the holders of Jefferson Shares.


                                        Very truly yours,

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        The Amended and Restated Charter of the Registrant provides as follows:

        TWELFTH: INDEMNIFICATION OF CERTAIN PERSONS:

                To the fullest extent permitted by Tennessee law, the Corporation may indemnify or purchase and maintain insurance to indemnify any of its directors, officers, employees or agents and any persons who may serve at the request of the Corporation as directors, officers, employees, trustees or agents of any other corporation, firm, association, national banking association, state-chartered bank, trust company, business trust, organization or any other type of entity whether or not the Corporation shall have any ownership interest in such entity. Such indemnification(s) may be provided for in the Bylaws, or by resolution of the board of directors or by appropriate contract with the person involved.

ITEM 21.  EXHIBITS.

        The following exhibits are filed herein or have been, as noted, previously filed:



 Exhibit No.                            Description
-------------   ----------------------------------------------------------------
     2.1        Agreement and Plan of Reorganization, dated as of September 20,
                2000, by and between Jefferson Savings Bancorp, Inc. and Union
                Planters Corporation (included as Appendix A to the proxy
                statement-prospectus included in this Registration Statement).

     2.2 Plan of Merger, dated as of December 11, 2000, by and between Jefferson Savings Bancorp, Inc. and Union Planters Holding
                Corporation (included as Appendix B to the proxy statement-prospectus included in this Registration Statement).

     5.1        Opinion of E. James House, Jr., General Counsel and Corporate
                Secretary of Union Planters Corporation as to the validity of the shares of Union Planters Corporation common stock. (Previously filed).

     8.1 Opinion of Lewis, Rice & Fingersh, L.C. as to federal income tax consequences. (Previously filed).

    23.1        Consent of PricewaterhouseCoopers LLP (for Union Planters).

    23.2        Consent of KPMG LLP (for Jefferson Savings).

    23.3        Consent of E. James House, Jr., General Counsel and Corporate
                Secretary of Union Planters Corporation (included in Exhibit
                5.1).

    23.4        Consent of Lewis, Rice & Fingersh, L.C. (included in Exhibit 8.1).

    23.5        Consent of Sandler O'Neill & Partners, L.P. (to be filed by amendment).

    24.1        Power of Attorney (contained on signature page of Registration Statement as originally filed).

    99.1        Form of Proxy of Jefferson Savings. (Previously filed).

ITEM 22.  UNDERTAKINGS.

        The undersigned Registrant hereby undertakes:

        (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (2) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (3) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (5) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (6) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        (7) That prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (8) That every prospectus: (i) that is filed pursuant to Paragraph (7) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee on this the 11th day of December, 2000.


                                        REGISTRANT

                                        UNION PLANTERS CORPORATION


                                        By:  /s/ Jackson W. Moore
                                           -----------------------------------
                                           Jackson W. Moore
                                           Chairman and Chief Executive Officer

           Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the registration statement has been signed below by the following persons in the capacities and at the dates indicated.




SIGNATURES                                  TITLE                                          DATE
----------                                  -----                                          ----

/s/ Jackson W. Moore            Chairman and Chief Executive                         December 11, 2000
---------------------             Officer
Jackson W. Moore


/s/ Bobby L. Doxey              Senior Executive Vice President,                     December 11, 2000
---------------------             Chief Financial Officer and
Bobby L. Doxey                    Chief Accounting Officer


/s/ Albert M. Austin *          Director                                             December 11, 2000
---------------------
Albert M. Austin


/s/ George W. Bryan *           Director                                             December 11, 2000
---------------------
George W. Bryan


/s/ James E. Harwood *          Director                                             December 11, 2000
---------------------
James E. Harwood


/s/ Parnell S. Lewis, Jr. *     Director                                             December 11, 2000
--------------------------
Parnell S. Lewis, Jr.




* By Jackson W. Moore pursuant to Power of Attorney.

SIGNATURES                                  TITLE                                          DATE
----------                                  -----                                          ----

                                Director
------------------------
Dr. V. Lane Rawlins



/s/ Donald F. Schuppe *         Director                                             December 11, 2000
------------------------
Donald F. Schuppe


                                Director
------------------------
David M. Thomas


/s/ Richard A. Trippeer *        Director                                            December 11, 2000
------------------------
Richard A. Trippeer, Jr.


                                Director
------------------------
Spence L. Wilson



* By Jackson W. Moore pursuant to Power of Attorney.

                                  EXHIBIT INDEX


 Exhibit No.                            Description
-------------   ----------------------------------------------------------------
     2.1        Agreement and Plan of Reorganization, dated as of September 20,
                2000, by and between Jefferson Savings Bancorp, Inc. and Union
                Planters Corporation (included as Appendix A to the proxy
                statement-prospectus included in this Registration Statement).

     2.2 Plan of Merger, dated as of December 11, 2000, by and between Jefferson Savings Bancorp, Inc. and Union Planters Holding
                Corporation (included as Appendix B to the proxy statement-prospectus included in this Registration Statement).

     5.1        Opinion of E. James House, Jr., General Counsel and Corporate
                Secretary of Union Planters Corporation as to the validity of the shares of Union Planters Corporation common stock. (Previously filed).

     8.1 Opinion of Lewis, Rice & Fingersh, L.C. as to federal income tax consequences. (Previously filed).

    23.1        Consent of PricewaterhouseCoopers LLP (for Union Planters).

    23.2        Consent of KPMG LLP (for Jefferson Savings).

    23.3        Consent of E. James House, Jr., General Counsel and Corporate
                Secretary of Union Planters Corporation (included in Exhibit
                5.1).

    23.4        Consent of Lewis, Rice & Fingersh, L.C. (included in Exhibit 8.1).

    23.5        Consent of Sandler O'Neill & Partners, L.P..

    24.1        Power of Attorney (contained on signature page of Registration Statement as originally filed).

    99.1        Form of Proxy of Jefferson Savings. (Previously filed).